                               AMENDMENT NO. 1 TO

                                  SCHEDULE 14A
                                 (Rule 14a-101)
===============================================================================

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                           Ivex Packaging Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     (5) Total fee paid:

     ---------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3) Filing Party:

     ---------------------------------------------------------------------------

     (4) Date Filed:

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

                              PRELIMINARY COPIES

                                  [IVEX LOGO]

                        100 Tri-State Drive, Suite 200
                         Lincolnshire, Illinois 60069

                                                                      [.], 2002

Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders of Ivex Packaging Corporation to be held on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address].

   At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement that we entered into on March 18, 2002 with Alcoa Inc. Alcoa is a Pennsylvania corporation and its headquarters are located in Pittsburgh. If our merger agreement with Alcoa is adopted and the transaction is completed, you will receive:

   . a cash payment of $21.50 for each share of our common stock owned by you; and

   . one share of Packaging Dynamics common stock for every five shares of our common stock owned by you.


   The merger is conditioned upon, among other things, the prior distribution of our 48.19% interest in Packaging Holdings, L.L.C. to our stockholders. We formed Packaging Dynamics Corporation as a new Delaware corporation in preparation for the distribution. Packaging Holdings will become a wholly-owned subsidiary of Packaging Dynamics and we will own 48.19% of the common stock of Packaging Dynamics. Immediately prior to the completion of the merger, we will distribute our shares of Packaging Dynamics to our stockholders and certain of our option holders. We anticipate that the shares of common stock of Packaging Dynamics will be traded on the Nasdaq National Market under the symbol "PKDY." Each of the distribution and the merger will occur only if the other occurs. However, the distribution of our interest in Packaging Dynamics does not require the approval of our stockholders, and you are not being asked to vote on the distribution. As a result of the merger and distribution, we will become a wholly-owned subsidiary of Alcoa, and Packaging Dynamics will become a stand-alone company.


   Our Board of Directors has carefully considered the merger agreement and the proposed transaction and has determined that the terms of the merger and the distribution are fair to and in the best interests of our stockholders. Our Board of Directors unanimously recommends that our stockholders vote in favor of adoption of the merger agreement.

   Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of all of the outstanding shares of our common stock. Accordingly, failing to vote your shares will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.


   This booklet provides you with the detailed information about the proposed transaction and related matters. We have also included as part of this booklet an information statement that describes Packaging Dynamics and the distribution. You should carefully consider the risk factors set forth on page 12 of the information statement. We urge you to read these documents carefully, including the appendices.


   If you have any questions about the merger or the distribution please call Innisfree M&A Incorporated, our proxy solicitors, toll-free at 1-888-750-5834.

   On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

                                          Very truly yours,

                                          George V. Bayly
                                          Chairman of the Board of Directors,
                                            President and Chief Executive
                                             Officer

   This proxy statement is dated [.], 2002, and is first being mailed to stockholders on or about [.], 2002.

                              PRELIMINARY COPIES

                          IVEX PACKAGING CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON [.], 2002

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ivex Packaging Corporation will be held on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address] for the following purposes:

      1. To consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of
   March 18, 2002, by and among Ivex, Alcoa Inc. and a wholly-owned subsidiary of Alcoa; and

      2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof;

all as set forth in the proxy statement accompanying this notice.

   Only stockholders of record on [.], 2002 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. The number of outstanding shares of Ivex common stock entitled to vote on that date was [.]. Each stockholder is entitled to one vote for each share of common stock held on the record date. A list of stockholders will be open for examination by any stockholder at the special meeting.

   Our Board of Directors has carefully considered the merger agreement and the proposed transaction and has determined that the terms of the merger and the distribution are fair to and in the best interests of our stockholders. Our Board of Directors unanimously recommends that our stockholders vote in favor of adoption of the merger agreement.

                                          By Order of the Board of Directors,

                                          G. Douglas Patterson
                                          Secretary

Lincolnshire, Illinois
[.], 2002

   Your vote is very important to us. A proxy card is contained in the envelope in which this proxy statement was mailed. Whether or not you plan to attend the special meeting, you are encouraged to vote on the matters to be considered at the special meeting and complete, sign and date the proxy card and return it promptly in the enclosed postage-prepaid envelope.

                               TABLE OF CONTENTS


                                                                        Page
                                                                        ----
    QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE DISTRIBUTION........   1

    SUMMARY............................................................   4
       The Parties.....................................................   4
       The Special Meeting.............................................   4
       Background of the Merger........................................   5
       The Merger......................................................   5
       Purpose and Certain Effects of the Merger and Distribution......   5
       Reasons for the Merger and Distribution.........................   6
       Recommendation of the Board of Directors........................   6
       Opinion of Merrill Lynch........................................   6
       Federal Income Tax Considerations...............................   6
       Interests of Certain Persons in the Merger......................   7
       Appraisal Rights................................................   7
       Conditions to the Merger........................................   8
       Termination of the Merger Agreement.............................   8
       Termination Fee.................................................   8
       Procedures for Receipt of Merger Consideration..................   9

    INFORMATION CONCERNING THE SPECIAL MEETING.........................  10
       General.........................................................  10
       Matters to be Considered........................................  10
       Record Date; Shares Entitled to Vote; Quorum....................  10
       Vote Required...................................................  10
       Proxies; Proxy Solicitation.....................................  10
       Effects of Abstentions and Broker Non-Votes.....................  11
       Other Matters...................................................  11

    THE MERGER.........................................................  12
       Background of the Merger........................................  12
       Purpose and Effects of the Merger and Distribution..............  15
       Ivex's Reasons for the Merger; Recommendation of the Ivex Board.  15
       Opinion of Merrill Lynch........................................  18
       Financial Advisor Fee Arrangements..............................  23
       Federal Income Tax Considerations...............................  23
       Interests of Certain Persons in the Merger......................  25
       Amendment to Ivex Rights Agreement..............................  28
       Appraisal Rights................................................  28
       Security Ownership of Management and Certain Securityholders....  32

    THE MERGER AGREEMENT...............................................  34
       Structure of the Transaction....................................  34
       The Surviving Corporation.......................................  34
       Payment Procedures..............................................  34
       Dissenting Shares...............................................  35
       Cancellation of Shares..........................................  35
       Treatment of Stock Options......................................  35
       Directors and Officers..........................................  35
       Representations and Warranties..................................  35
       Stockholder Meeting.............................................  36

                                                                           Page
                                                                           ----
    Certain Covenants.....................................................  36
    No Solicitation of Transactions.......................................  37
    Certain Other Covenants and Agreements................................  38
    Conditions to the Merger..............................................  40
    Termination...........................................................  40
    Termination Fee.......................................................  41

 OTHER MATTERS AND INFORMATION............................................  42
    Accounting Treatment..................................................  42
    Antitrust Considerations..............................................  42
    Market Price of Ivex Common Stock and Dividend Information............  42
    Forward-Looking Statements............................................  43
    Future Stockholder Proposals..........................................  43
    Where You Can Find More Information...................................  44

 Appendix A: Agreement and Plan of Merger
 Appendix B: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
 Appendix C: Section 262 of the Delaware General Corporation Law
 Appendix D: Information Statement

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
                             AND THE DISTRIBUTION

Q: What is happening in the proposed transaction?

A: This transaction is composed of the following integrated components to be effected virtually simultaneously: (1) the distribution or "spin-off" to stockholders of Ivex Packaging Corporation all of our 48.19% interest in Packaging Holdings, L.L.C. and (2) the merger of a wholly-owned subsidiary of Alcoa Inc. with and into us, as a result of which we will become a wholly-owned subsidiary of Alcoa. Following the completion of the transaction, our stockholders will own 48.19% of a new stand-alone Delaware corporation named Packaging Dynamics Corporation. The other current owners of Packaging Holdings will own 51.81% of Packaging Dynamics.

Q: What will I receive for my shares if the merger and the distribution are completed?


A: If the merger is completed, and you have not exercised your right to an appraisal of the value of your shares, you will receive a cash payment of $21.50 for each share of our common stock that you own at the time of the merger. Each option to acquire our common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by us, and each holder of a cancelled option will be entitled to receive (1) the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times (2) the number of shares covered by such option. In the distribution, you will receive one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any shares covered by an option with an exercise price of $23.25) at the effective time of the merger. We currently anticipate the shares of Packaging Dynamics will be included for quotation on the Nasdaq National Market under the symbol "PKDY."


Q: Will the distribution occur even if the merger agreement is not adopted?

A: No.

Q: What specifically am I being asked to vote on?

A: You are being asked to vote on whether to adopt the merger agreement. You are not being asked to vote on or approve the distribution.

Q: What is the vote required to adopt the merger agreement?

A: In accordance with Delaware law and our certificate of incorporation, the standard required to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of our common stock entitled to be voted on the merger agreement. This means that the affirmative vote of at least [.] shares of common stock is required for adoption of the merger agreement.

Q: Is the Board of Directors recommending that I vote for the merger agreement?

A: Yes. After considering a number of factors, including the opinion of its investment banker, Merrill Lynch, Pierce, Fenner & Smith Incorporated, our Board of Directors unanimously believes that the terms of the merger agreement are fair to and in the best interests of our stockholders.

Q: When and where is the special meeting?

A: The special meeting will take place on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address].

Q: When will the proposed merger and the distribution occur?

A: We are working toward completing the merger and distribution as quickly as possible. We expect to complete the merger and distribution in the second quarter of 2002. If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, the distribution will occur immediately prior to the completion of the merger.

Q: What are the United States federal income tax consequences of the merger and the distribution of the Packaging Dynamics common stock?


A: We expect that each stockholder will recognize capital gain or loss, equal, in each case, to the difference between (1) the sum of (a) the fair market value of the Packaging Dynamics shares received in the distribution (including any cash received in lieu of fractional shares) and (b) the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in our common stock surrendered in exchange therefor. However, if the receipt of the Packaging Dynamics common stock is treated by the Internal Revenue Service as a separate transaction for United States federal income tax purposes, the distribution would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits. Because the tax consequences of the distribution and the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the distribution and the merger.


Q: How is the fair market value of Packaging Dynamics going to be determined?

A: The fair market value of the Packaging Dynamics common stock will be determined by the best available evidence as to its value at the effective time of the merger. One reasonable method of determining the fair market value of the Packaging Dynamics common stock received by our stockholders would be to use the weighted average trading price of Packaging Dynamics common stock on the first full day of trading ending after the distribution; however, you should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its appendices, consider how the merger would affect you as a stockholder, and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted "FOR" the adoption of the merger agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the adoption of the merger agreement.

Q: What if I want to change my vote after I have mailed my signed proxy card?

A: You can change your vote by sending in a later-dated, signed proxy card or a written revocation to our secretary at 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Q: Do I have appraisal rights?

A: Yes. If you make a written demand for appraisal of your shares prior to the vote at the special meeting, do not vote in favor of adoption of the merger agreement, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of the Delaware General Corporation

   Law, you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares, as determined by the Court, in cash. See "The Merger--Appraisal Rights."

Q: How can I find more information about Packaging Dynamics?

A: An information statement with respect to the common stock of Packaging
   Dynamics is being provided to you as an appendix to this proxy statement. The information statement should provide you with information about Packaging Dynamics and our interests in Packaging Holdings. We urge you to read the information statement and this document carefully.

Q: What happens if I do not vote my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A: If you do not vote your proxy, do not instruct your broker to vote your shares, or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

Q: Other than stockholder adoption, what are the material conditions to completing the merger?


A: Among other matters, completion of the merger requires completion of the distribution, as discussed above, and receipt of necessary regulatory approvals. With respect to antitrust matters, the specified waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was terminated on May 14, 2002. See "Other Matters and Information--Antitrust Considerations."


Q: What if the merger and the distribution are not completed?

A: It is possible the merger and the distribution will not be completed. That might happen if, for example, our stockholders do not adopt the merger agreement. Should that occur, neither Alcoa nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of our common stock.

Q: Should I send in my stock certificates now?

A: No. If we complete the merger, you will receive written instructions for exchanging your Ivex stock certificates for your cash payment.

Q: Who can help answer my questions?

A: If you have more questions about the merger or the distribution, or if you would like additional copies of this proxy statement or the proxy card, you should call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                                    SUMMARY


   This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger and the distribution, you should read carefully this entire proxy statement and all of its appendices, including the information statement with respect to the common stock of Packaging Dynamics, before voting on whether to adopt the merger agreement. You can also refer to "Where You Can Find More Information" on page 44 for additional information about Ivex Packaging Corporation.


The Parties

      Ivex Packaging Corporation
      100 Tri-State Drive, Suite 200
      Lincolnshire, Illinois 60069

   Ivex Packaging Corporation, a Delaware corporation, is a vertically integrated specialty packaging company that designs and manufactures value-added plastic and paper-based flexible packaging products for the consumer and protective packaging markets. Ivex focuses on niche markets which management believes provide attractive margins and growth and where Ivex's integrated manufacturing capabilities can enhance its competitive position. Ivex serves a variety of markets, providing packaging for food, medical devices and electronic goods and protective packaging for industrial products.

   If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, our 48.19% interest in Packaging Holdings will be spun off to stockholders through a distribution of our shares of the common stock of Packaging Dynamics, a holding company for all of the ownership interests of Packaging Holdings. Packaging Holdings is the sole member of Packaging Dynamics, L.L.C., a vertically integrated flexible packaging company. Packaging Dynamics, L.L.C. produces, laminates and converts paper, film and aluminum into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and theatre markets as well as a limited number of industrial markets.

      Alcoa Inc.
      201 Isabella Street
      Pittsburgh, Pennsylvania 15212

   Alcoa Inc., a Pennsylvania corporation, is the world's leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive, aerospace and other transportation, building and construction, industrial products and distribution markets. Related businesses include packaging machinery, precision castings, vinyl siding, plastic bottles and closures, fiber optic cables and electrical distribution systems for cars and trucks.

      AI Merger Sub Inc.
      c/o Alcoa Inc.
      201 Isabella Street
      Pittsburgh, Pennsylvania 15212

   AI Merger Sub Inc. is a Delaware corporation and wholly-owned subsidiary of Alcoa, formed solely for the purpose of facilitating the merger. If and when the merger takes place, AI Merger Sub will be merged with and into Ivex and Ivex will be wholly-owned by Alcoa.


The Special Meeting (page 10)


   . Date, Time and Place (page [.]). The special meeting will take place on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address].

   .   Vote Required (page 10).   In order for the merger agreement to be
       adopted, the holders of a majority of our outstanding common stock entitled to vote at the meeting must vote "FOR" its adoption. Each share of common stock is entitled to one vote.



   . Record Date (page 10). The record date for determining the holders of shares of our outstanding common stock entitled to vote at the special meeting is [.], 2002. On the record date, [.] shares of our common stock were outstanding and entitled to vote on the proposal to adopt the merger agreement.



   . Proxies (page 10). Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" the adoption of the merger agreement. Your proxy may be revoked at any time before it is voted.



   .   Procedure for Voting (page 10).  You may vote in either of two ways:


      .   by completing and returning the enclosed proxy card, or

      .   by appearing at the special meeting.

       If you complete and return the enclosed proxy card but wish to revoke it, you must either file with our secretary a written, later-dated notice of revocation, send a later-dated proxy card relating to the same shares to our secretary at or before the special meeting or attend the special meeting and vote in person. Please note that your attendance at the meeting will not, by itself, revoke your proxy.


Background of the Merger (page 12)


   For a description of events leading to the approval of the merger agreement and the merger by our Board of Directors, which is referred to as the "Board," and the reasons for such approval, you should refer to "The Merger--Background of the Merger."


The Merger (page 12)


   Alcoa proposes to acquire us for $21.50 for each share of common stock issued and outstanding and the assumption of all of our debt. Upon completion of the merger, AI Merger Sub will be merged with and into us, and we will continue as the surviving corporation. If our stockholders vote to adopt the merger agreement and the other conditions to the merger are satisfied or waived, we will distribute our 48.19% stake in Packaging Holdings through a distribution to our stockholders and certain of our option holders of our 48.19% ownership interest in the newly formed Packaging Dynamics simultaneously with the merger. Packaging Dynamics will be the holding company for all of the ownership interests of Packaging Holdings. The merger will occur according to the terms and conditions of the merger agreement, which is attached as Appendix A to this proxy statement. You should read carefully the merger agreement and the description of the merger agreement contained in this proxy statement under "The Merger Agreement." We expect the merger and the distribution to be completed during the second quarter of 2002.


Purpose and Certain Effects of the Merger and Distribution (page 15)


  The Merger

   If the merger agreement is adopted by our stockholders and if the other conditions to the merger are either satisfied or waived:

   . you will receive a cash payment of $21.50 for each share of our common stock that you own at the time of the merger;

   .   we will become a wholly-owned subsidiary of Alcoa;

   . we will no longer be a public company required to file reports under the Securities Exchange Act;

   .   our common stock will no longer be quoted on The New York Stock Exchange;

   .   you will no longer have an interest in our future earnings or growth; and

   . each option to acquire our common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by us, and each holder of a cancelled option will be entitled to receive
       (1) the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times (2) the number of shares covered by such option.

  The Distribution


   In connection with the distribution, but conditioned upon the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, you will receive one share of Packaging Dynamics common stock as a stock distribution for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any shares covered by an option with an exercise price of $23.25) at the effective time of the merger. No fractional shares of Packaging Dynamics common stock will be distributed. If you would otherwise be entitled to a fractional share, you will instead receive a check for the approximate cash value thereof.


   Immediately after the distribution, Packaging Dynamics will be a stand-alone company owned 48.19% by our stockholders and 51.81% by the other current owners of Packaging Holdings. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.


Reasons for the Merger and Distribution (page 15)


   For a description of the reasons the Board has determined that the merger and distribution are in the best interests of our stockholders, you should refer to "The Merger--Ivex's Reasons for the Merger; Recommendation of the Ivex Board."


Recommendation of the Board of Directors (page 15)


   The Board has unanimously voted "FOR," and recommends that the stockholders vote "FOR," the adoption of the merger agreement.


Opinion of Merrill Lynch (page 18)


   On March 18, 2002, Merrill Lynch delivered its oral opinion, which was confirmed in a written opinion dated March 18, 2002, to the Board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock. The full text of Merrill Lynch's written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch. For a more detailed discussion of Merrill Lynch's opinion, see "The Merger--Opinion of Merrill Lynch."


Federal Income Tax Considerations (page 23)



   We expect that each stockholder will recognize capital gain or loss with respect to the stockholder's Ivex common stock, equal, in each case, to the difference between (1) the sum of (a) the fair market value of shares of Packaging Dynamics common stock received in the distribution (including any cash received in lieu of fractional shares) and (b) the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in our common stock surrendered in exchange therefor. However, if the receipt of the Packaging Dynamics common stock is treated by the Internal Revenue Service as a separate transaction for United States federal income tax purposes, the distribution of the shares of Packaging Dynamics common stock would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits.

   BECAUSE THE TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION AND THE MERGER.


Interests of Certain Persons in the Merger (page 25)


   In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may be deemed to have interests that are different from, or in addition to, those of our stockholders:


   . acceleration of vesting of all outstanding stock options to acquire our stock, including options held by executive officers and directors, who, as of April 30, 2002, held unvested stock options to acquire an aggregate of 255,325 shares of our common stock with a weighted exercise price of $15.01 per share, and each option holder;



   . agreements with some executive officers have provisions that require us to make bonus and/or severance payments in the aggregate amount of approximately $[.] plus tax gross-up payments to the extent applicable, in an event such as the merger or if their employment is terminated within specified periods, in connection with the merger and Alcoa and the surviving corporation will assume these agreements; and


   . George V. Bayly, Frank V. Tannura, Anthony P. Scotto and William J. White who are currently members of the Board, will serve as members of the board of directors of Packaging Dynamics;

   . Alcoa's agreement to cause the surviving corporation to maintain our current officer's and director's liability insurance, subject to certain limitations, and the surviving corporation's agreement to indemnify our executive officers and directors, among others; and


   . indirect ownership of interests in Packaging Holdings that are separate and apart from our interests. It is estimated that, after the distribution, the proportionate ownership of certain directors and executive officers, in the aggregate, will constitute approximately [.]% of Packaging Dynamics common stock. By virtue of their indirect ownership, they also may have an interest different from other shareholders in cancellation by us of a note in the amount of $12,500,000 owed by Packaging Holdings to one of our wholly-owned subsidiaries.


For a more detailed discussion of interests of our directors and officers, see "The Merger--Interests of Certain Persons in the Merger."


Appraisal Rights (page 28)



   If you do not wish to accept the $21.50 per share merger consideration, then, if you make a written demand for appraisal of your shares prior to the vote at the special meeting, do not vote in favor of the merger agreement, continuously hold your shares of record through the date of the merger, and otherwise comply with the procedures described in "The Merger--Appraisal Rights," you will have the right under Delaware law to seek a judicial appraisal of your shares to determine their "fair value." A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement.

Conditions to the Merger (page 40)


   The obligations of Ivex and Alcoa to complete the merger are subject to several conditions, including:

   . the merger agreement must be adopted by a majority of the outstanding shares of common stock entitled to be voted thereon;

   .   the distribution relating to Packaging Dynamics must be completed;

   . each party's representations and warranties in the merger agreement must be accurate and complete in all material respects;

   .   there must not be any legal prohibition against the merger;

   . the applicable waiting period under federal antitrust laws must have expired or been terminated and any other legally required governmental consents must have been received; and

   . each party must comply with its agreements under the merger agreement in all material respects.


Termination of the Merger Agreement (page 40)


   Ivex and Alcoa may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

   . by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

   . by either party if our stockholders fail to adopt the merger agreement at the special meeting;

   . by either party if the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

   . by either party if the other party to the merger agreement fails to perform in any material respect any of its obligations under the merger agreement which failure is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by either party if the other party to the merger agreement breaches its representations and warranties in any material respect and such breach is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by Alcoa if the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa; and

   . by us prior to obtaining stockholder adoption of the merger agreement with Alcoa, after paying a termination fee in the amount $9.0 million, if we receive a proposal or offer on terms which the Board concludes are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched.


Termination Fee (page 41)


   We have agreed to pay Alcoa a fee of $9.0 million if:

   . the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa;

   . the Board provides written notice to Alcoa that we intend to enter into a binding agreement for a proposal or offer that the Board has concluded is on terms which are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched; or

   .   if the following three events occur:

      . the merger agreement is terminated by either party because (1) our stockholders fail to adopt the merger agreement at the special meeting or (2) the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

      . prior to such termination, we receive a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock; and

      . within 12 months following such termination of the merger agreement, we enter into or agree to enter into a binding written agreement with respect to a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock.

Procedures for Receipt of Merger Consideration

   You should not send your share certificates to us now. Shortly after the merger is completed, we will send you written instructions explaining how to exchange your Ivex common stock certificates for cash.

                  INFORMATION CONCERNING THE SPECIAL MEETING

General

   We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by the Board for use at the special meeting to be held on [.], 2002, [.] [a.m.] [p.m.], local time, at the [venue] located at [address], and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about [.], 2002.

Matters to be Considered

   At the special meeting, holders of record of our common stock on [.], 2002 will consider and vote on a proposal to adopt the agreement and plan of merger, dated as of March 18, 2002, by and among Ivex, Alcoa and a wholly-owned subsidiary of Alcoa.

Record Date; Shares Entitled to Vote; Quorum

   The Board has fixed the close of business on [.], 2002 as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record will be available for examination at the time and place of the special meeting. As of the record date, [.] shares of common stock were issued and outstanding. You are entitled to one vote for each share of common stock that you hold as of the record date.

   The presence of holders of shares representing a majority of the outstanding shares of common stock entitled to be voted, whether in person or by a properly executed proxy card, is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

Vote Required

   Under Delaware law, we are required to submit the merger agreement to our stockholders for consideration and adoption. In accordance with Delaware law and our certificate of incorporation, the required vote to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of common stock entitled to be voted on the proposal to adopt the merger agreement. This means that the affirmative vote of [.] shares of common stock is required for adoption of the merger agreement.

Proxies; Proxy Solicitation

   Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given on the proxy card will be voted "FOR" the adoption of the merger agreement. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted.

   You may revoke your proxy at any time prior to the time it is voted at the meeting. You may revoke your proxy by:

   . filing with our secretary, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card;

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

   . executing a later dated proxy card relating to the same shares and delivering it to our secretary before the taking of the vote at the special meeting; or

   . attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).

   Any written revocation or subsequent proxy card should be delivered to Ivex Packaging Corporation, 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, Attention: Secretary, or hand delivered to our secretary or his representative before the taking of the vote at the special meeting.

   If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.


   We will bear the expenses incurred in connection with printing and filing this proxy statement and soliciting proxies for the special meeting. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail, Internet or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies using the means referred to above, and Innisfree will receive fees of up to approximately $7,500, plus reimbursement of out-of-pocket expenses.


Effects of Abstentions and Broker Non-Votes

   For purposes of determining adoption of the merger agreement, abstentions will have the same legal effect as a vote "against" the adoption of the merger agreement. Broker non-votes will have the same effect as a vote "against" the adoption of the merger agreement.

Other Matters

   Except for the vote on the merger agreement, no other matter is expected to come before the special meeting.

   Your vote is important. Please return your marked proxy card promptly so your shares can be represented at the special meeting, even if you plan to attend the meeting in person.

   You should not send in any stock certificates with your proxy card. A transmittal form with instructions for the surrender of stock certificates for our common stock will be mailed to you as soon as practicable after completion of the merger.

                                  THE MERGER

Background of the Merger

   Between 1997, when we became a public company, and 1999, we received communications from time to time from third parties that expressed a preliminary interest in engaging in various potential transactions with us including an acquisition of Ivex. Although the Board and our management considered these overtures in the course of their ongoing oversight and planning responsibilities, discussions with these third parties never advanced beyond preliminary stages.

   During the third quarter of 1999, the Board began considering various strategic alternatives for enhancing the value of our common stock. In undertaking its consideration of strategic alternatives, the Board recognized that we faced significant challenges in a changing competitive and economic environment, including the challenge of maintaining and building upon our market position in the context of a trend toward consolidation in our industry. Among the alternatives considered were (1) continuation of our then-current business plan, including the pursuit of strategic "bolt-on" acquisitions, (2) a financial restructuring consisting of the sale or disposition of one or more of our businesses, (3) a significant acquisition of a strategic business which would provide us with increased strength and critical mass in our core business and (4) a sale of the company or other strategic transaction. At its meetings during the next two years, the Board continued to explore various strategic alternatives, obtaining advice from Merrill Lynch and other financial advisors from time to time as to a number of these alternatives.

   On May 8, 2001, the Board approved the formal engagement of Merrill Lynch and Deutsche Banc Alex. Brown as financial advisors to assist the Board and management in a comprehensive review of our strategic alternatives to maximize stockholder value. In the ensuing months, management and the financial advisors began preparing information for use in evaluating whether a sale of the company should be pursued, and the Board continued its discussions regarding strategic alternatives.

   At the September 17, 2001 meeting of the Board, Merrill Lynch and Deutsche Banc provided an update on the progress of the review of strategic alternatives. In light of the climate of economic and business uncertainty that prevailed following the September 11, 2001 terrorist attacks on New York City and Washington, D.C., the Board deferred the decision as to whether to take steps toward further exploration of a sale of the company. At its November 6, 2001 meeting, the Board continued its discussion of strategic alternatives, including the possible sale of the company, and discussed approaches to realizing the full value of our investment in Packaging Holdings.

   On November 28, 2001, the Board met with our financial and legal advisors to discuss exploration of a sale of the company as part of the ongoing review of our strategic alternatives. Merrill Lynch and Deutsche Banc reviewed, with the directors, various aspects of a sale process, and outside counsel reviewed the directors' related fiduciary duties. After lengthy discussion, the Board approved, as a means of exploring the potential values and benefits available to our stockholders, the commencement of a process that could potentially lead to a sale of the company.

   In analyzing the manner in which to proceed with the evaluation of a potential sale of the company, the Board considered, among other factors, the value that a buyer would place on our 48.19% equity interest in Packaging Holdings. Following a review of valuation analyses by our financial advisors, the Board directed Merrill Lynch and Deutsche Banc to solicit indications of interest both for the acquisition of Ivex excluding the Packaging Holdings interest and, if bidders were interested, a separate indication of interest for Packaging Holdings in order to determine the potential for recognition of value through a separate disposition of the Packaging Holdings interest.

   From November 2001 through January 2002, Merrill Lynch and Deutsche Banc identified and contacted 38 potential acquirors, comprising 24 companies believed to have a potential strategic interest in acquiring Ivex and

14 financial sponsors that were thought to have both an interest in the packaging sector and access to sufficient financing to fund an acquisition of Ivex. A total of 27 of these potential acquirors, including 15 strategic acquirors, entered into confidentiality agreements with us and received copies of a confidential descriptive memorandum about us and Packaging Holdings.

   Eight parties, including Alcoa and five other potential strategic acquirors, submitted preliminary indications of interest on or around January 21, 2002. At the January 30, 2002 meeting of the Board, Merrill Lynch and Deutsche Banc reviewed the terms and valuation ranges included in the eight preliminary indications of interest and identified which bidders were interested in the Packaging Holdings interest. The Board considered the relative strength of the preliminary offers and directed the financial advisors to invite seven of the bidders to participate in the next phase of the process.

   We invited these seven parties to conduct full due diligence investigations, including meetings with our management and access to our corporate documents, financial records and properties. Following further discussions, however, one of the parties elected not to proceed with further due diligence or attend a management presentation. The due diligence investigations by the remaining six parties and their legal and financial advisors commenced in early February 2002 and continued during February. In late February, an additional party elected not to proceed with the process.

   On February 22, 2002, we delivered a letter setting forth the procedures for the submission of definitive written proposals for the acquisition of Ivex, together with either one or two proposed forms of merger agreement (depending upon indications of interest for Packaging Holdings), to each of the five potential acquirors then participating in the process. The forms, which were otherwise identical, differed in that one form contemplated the acquisition of Ivex including the Packaging Holdings interest, and the other form contemplated the acquisition of Ivex excluding the Packaging Holdings interest. The parties were instructed to submit definitive acquisition proposals by the close of business on March 11, 2002.


   On March 11, 2002, Alcoa and one other strategic bidder submitted definitive written acquisition proposals to acquire all of our outstanding common stock at a price of $21 per share. These definitive proposals included mark-ups of the proposed form of merger agreement, showing the bidders' suggested changes to the form of agreement. In addition to the two definitive proposals, one of the financial buyers that had previously submitted an indication of interest and had subsequently conducted due diligence submitted a new oral indication of interest, including the Packaging Holdings interest. Alcoa stated in its submission that it was not interested in pursuing a transaction that included the Packaging Holdings interest. The other strategic bidder expressed an interest in pursuing discussions regarding a possible transaction involving our interest in Packaging Holdings if it could acquire the other outstanding interests in Packaging Holdings.


   On March 13, 2002, the Board met with financial and legal advisors to discuss the submissions from the potential acquirors. Representatives of Merrill Lynch and Deutsche Banc reviewed with the Board the conduct of the process to date and the terms of the proposed transactions submitted by the potential acquirors. The Board noted that Alcoa's proposal was definitive and fully financed, subject only to limited additional conditions, while, in contrast, the other strategic bidder's proposal was subject to a financing contingency and additional due diligence conditions. The Board also noted that the financial bidder's oral indication of interest was not a firm offer, and, because it proposed both a lower price range and inclusion of the Packaging Holdings interest, represented a significantly lower value to our stockholders than the definitive submissions by the two strategic bidders. After discussing the proposals, the Board concluded that negotiations should proceed with both Alcoa and the other strategic bidder. To that end, the Board directed management and our advisors to seek clarification of the proposals and to solicit revised proposals from Alcoa and the other strategic bidder. At this time, representatives of Alcoa and Ivex held further discussions regarding the potential terms of the transaction.

   On March 15, 2002, Alcoa submitted a revised proposal. Alcoa's proposal eliminated the limited additional conditions and retained the proposed acquisition price of $21 per share of our common stock. The other bidder reaffirmed its proposal as substantially the same as its March 11 proposal. Because of the financing contingency and additional conditions in the other bidder's submission, it was thought that Alcoa's proposal would be substantially more likely to result in a completed transaction. Accordingly, a revised draft merger agreement was submitted to Alcoa on March 16, 2002. Our management, together with financial and legal advisors, continued discussions with representatives of both Alcoa and the other strategic bidder concurrently. However, our discussions with the other strategic bidder did not result in any material improvement in its proposal.

   On March 17, 2002, George V. Bayly, our president and chief executive officer, and Frank V. Tannura, our chief financial officer, had a series of telephone calls with William E. Leahey, Jr., Executive Vice President of Alcoa, as a result of which Mr. Leahey agreed, subject to approval by the executive committee of Alcoa's board of directors on March 18, that Alcoa would increase its proposed acquisition price to $21.50 per share.

   Later on March 17, 2002, the Board met with our legal and financial advisors. At this meeting, Mr. Tannura informed the Board that, subject to the satisfactory resolution of the remaining open issues in connection with the merger agreement, management would be prepared to recommend Alcoa's offer upon approval of the $21.50 price by Alcoa's executive committee. Our legal advisors apprised the Board as to the status of the negotiations with Alcoa and reviewed the terms and conditions of the proposed merger agreement. The legal advisors noted that the structure of the transaction involved the distribution of the Packaging Holdings interest to our stockholders and option holders followed immediately by the merger of Ivex with a wholly-owned subsidiary of Alcoa. Merrill Lynch made a financial presentation and indicated that, subject to review of a definitive agreement, it would be prepared to deliver an opinion that the consideration to be received in the merger by holders of our common stock was fair from a financial point of view to such holders. Following the legal and financial presentations, our legal and financial advisors responded to questions from the Board concerning the proposed transaction with Alcoa, including the related distribution of the Packaging Holdings interest. After discussion of the proposed agreement and the status of negotiations, the Board instructed management and the financial and legal advisors to work with representatives of Alcoa toward a resolution of all remaining open issues.

   Following the March 17 Board meeting, our representatives and representatives of Alcoa continued to negotiate the final details of the definitive merger agreement. On March 18, 2002, Alcoa advised us that its executive committee had approved the merger at the $21.50 per share price. Later that day, following the conclusion of negotiations over the merger agreement, the Board met to consider the proposed transaction with Alcoa. Our legal advisors described to the Board the changes that had been made to the proposed merger agreement in the course of negotiations since the previous day's meeting. On March 18, Merrill Lynch delivered its oral opinion to the Board, which was confirmed in a written opinion dated March 18, 2002 to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock. After considerable discussion among the members of the Board, the Board unanimously approved the merger agreement. The Board voted to submit the merger agreement to a vote of our stockholders and to recommend that stockholders adopt the merger agreement.


   The Board also approved the distribution and the distribution agreement. Messrs. August, Scotto and Tannura abstained from voting on the distribution and the distribution agreement in light of their direct or indirect ownership interests in the Packaging Dynamics business. Messrs. August and Scotto hold indirect limited partnership interests in Packaging Investors, L.P., which holds a 42.23% equity interest in Packaging Holdings, and Mr. Tannura is a member of DCBS Investors, L.L.C., which holds a 7.8% equity interest in Packaging Holdings. For additional information on the relationship among Packaging Dynamics, Packaging Investors and DCBS Investors, please refer to the information statement included as Appendix D to this proxy statement. Mr. Tannura, as a participant in the Packaging Holdings, L.L.C. Long Term Incentive Plan, is also anticipated to receive options to purchase shares of Packaging Dynamics common stock following the distribution. See "--Interests of Certain Persons in the Merger" and the information statement included as Appendix D to this proxy statement.


   To facilitate the proposed distribution of the Packaging Holdings interest to our stockholders and option holders as called for by the merger agreement, we and the other equity owners of the Packaging Holdings business entered into an agreement dated March 18, 2002 to create Packaging Dynamics Corporation as a new corporate entity through which to hold our respective equity interests in the Packaging Holdings business.

   The parties executed the definitive merger agreement after the close of stock market trading on Monday, March 18, 2002, and we and Alcoa issued press releases announcing the transaction later that day. Also on March 18, we established Packaging Dynamics Corporation and entered into the distribution agreement with Packaging Dynamics Corporation.

Purpose and Effects of the Merger and Distribution

   The Board carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and distribution. The Board concluded that the proposed structure provides value to our stockholders through the cash to be paid to them pursuant to the merger agreement and through their continued investment in Packaging Dynamics.

   The distribution will be accomplished by our contribution to Packaging Dynamics of all of our 48.19% ownership interest in Packaging Holdings in return for a 48.19% interest in Packaging Dynamics. We will distribute this 48.19% ownership interest in Packaging Dynamics directly to our stockholders and option holders (other than option holders with an exercise price of $23.25) at the effective time of the merger. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.


   The merger will be accomplished by merging a wholly-owned subsidiary of Alcoa with and into us. We will be the surviving corporation. Alcoa will then own 100% of Ivex, and you will have no further ownership interest in us or our subsidiaries other than Packaging Dynamics, which will be spun-off as a stand-alone company prior to the merger. After the closing of the merger, we will delist our shares from The New York Stock Exchange. Packaging Dynamics common stock will be registered under the Securities Exchange Act. Packaging Dynamics has applied for inclusion of Packaging Dynamics common stock for quotation on the Nasdaq National Market after the distribution is completed.


   As a result of the completion of the distribution and merger, as an Ivex stockholder, you will receive:

   . a cash payment of $21.50 for each share of our common stock that you own at the effective time of the merger; and

   . a distribution of one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any shares covered by an option with an exercise price of $23.25) at the effective time of the merger.


No fractional shares of Packaging Dynamics common stock will be distributed. If you would otherwise be entitled to a fractional share, you will instead receive a check for the approximate cash value thereof.


   In addition, each option to acquire our common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by us, and each holder of a cancelled option will be entitled to receive (1) the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times (2) the number of shares covered by such option.

   If our merger agreement is not adopted by the holders of a majority of the outstanding shares of common stock entitled to vote thereon, or any of the other conditions to the merger are not satisfied or waived, the merger will not be completed. In such an event, you will not receive any cash or other consideration from the merger, and the distribution will not occur.

Ivex's Reasons for the Merger; Recommendation of the Ivex Board


   At a special Board meeting on March 18, 2002, the Board determined that the merger is fair to and in the best iterests of us and our stockholders and unanimously approved and adopted the merger agreement and the merger. Accordingly, the Board recommends that our stockholders vote "FOR" approval and adoption of the merger agreement at the special meeting. The Board also determined that the distribution is fair to and in the best interests of us and our stockholders and approved the distribution and the distribution agreement. Messrs. August, Scotto and Tannura abstained from voting on the distribution and the distribution agreement in light of their direct or indirect ownership interests in the Packaging Dynamics business.

   In reaching its decision to approve and adopt the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, the Board considered the following material factors:

   . the Board's familiarity with, and presentations by our management and financial advisors regarding, our business, operations, properties and assets, financial condition, competitive position, business strategy and prospects, as well as the risks involved in achieving those prospects; the current environment for the packaging industry in which we compete; and current industry, economic and market conditions, on both a historical and a prospective basis;

   . the possible alternatives to the merger, including the possibility of our continuing to operate as an independent entity; the range of possible benefits to our stockholders of those alternatives; and the timing and likelihood of accomplishing the goal of any of those alternatives;

   . the current and historical market prices of our common stock relative to those of other industry participants and general market indices;

   . the changing economic and competitive environment in our industry, including a trend toward consolidation;

   . the fact that the merger consideration for our packaging operations is all cash, which provides certainty of value to our stockholders;

   . the fact that the transaction allows our stockholders to receive a significant amount of cash in exchange for our packaging operations, while retaining their interests in Packaging Dynamics;

   . the extensive sale process we conducted involving multiple potentially interested parties;

   . the presentation by Merrill Lynch and its written opinion dated March 18, 2002 to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock (see "The Merger--Opinion of Merrill Lynch");

   . the terms of the merger agreement providing that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement--No Solicitation of Transactions," "The Merger Agreement--Termination," and "The Merger Agreement--Termination Fee," we can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Ivex and can terminate the merger agreement for a superior proposal (see "The Merger Agreement--No Solicitation of Transactions");

   . the belief that the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, were reasonable and necessary to accomplish the transaction with Alcoa, and placed no undue burden on us;

   . the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on Alcoa's ability to obtain financing, and the Board's view of the likelihood that the proposed acquisition will be consummated in light of the experience, reputation and financial capability of Alcoa.

   The Board also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:


   . the fact that the merger and distribution would be taxable to our stockholders for United States federal income tax purposes, resulting in the net available after-tax proceeds to stockholders who recognize income or gain in the merger and distribution being smaller than would be the case in a nontaxable transaction;



   . the covenants in the merger agreement restricting the conduct of our business prior to the consummation of the merger only to conduct which is in the ordinary course consistent with past practice, as well as imposing various other operational restrictions on us prior to the consummation of the merger;



   . the possibility that the provision in the merger agreement requiring us to pay a termination fee in the amount of $9.0 million if the merger agreement is terminated under specified circumstances more fully described in "The Merger Agreement--Termination Fee" might discourage other parties from considering a business combination with, or an acquisition of, us;



   . the risks and costs to us if the merger does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which our employees will experience during the pendency of the transaction and the possibility that our stock price could decline below the pre-announcement level;



   . the possibility that, notwithstanding the provisions of the merger agreement allowing us, under specified circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement in connection with a superior proposal for a business combination or acquisition of Ivex, the termination fee payable upon such termination, described in "The Merger Agreement--Termination Fee," could discourage other parties that might have an interest in a business combination with, or an acquisition of, us.



   The Board did not consider as a potential drawback or risk the fact that the $21.50 per share cash merger consideration would be below recent trading prices of Ivex's common stock. In evaluating the merger, the Board considered whether the merger was fair to and in the best interests of us and our stockholders, taking into consideration all of the material factors, drawbacks and risks described above, including, without limitation, amount of the cash merger consideration, the value of the interests in Packaging Dynamics to be retained by our stockholders and the opinion of our financial advisors as to the fairness from a financial point of view of the cash merger consideration to be received by our stockholders. The Board also did not consider as a potential drawback or risk the fact that the value of Packaging Dynamics common stock would not be known at the time that our stockholders vote whether to adopt the merger agreement, since the continued trading of Ivex common stock after announcement of the terms of the merger and the distribution was expected to reflect investors' expectations as to the market value of Packaging Dynamics common stock.


   In addition, the Board was aware of the interests of our executive officers and directors described under "The Merger--Interests of Certain Persons in the Merger." The Board did not believe that these interests would affect its decision to approve the merger and the merger agreement in light of the fact that such interests are primarily based on contractual arrangements which were in place prior to the negotiation of the merger and the Board's assessment that the judgment and performance of the directors and executive officers would not be impaired by such interests.

   The foregoing discussion addresses the material information and factors considered by the Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger and the merger agreement was made after consideration of all of the factors as a whole. In addition, individual members of the Board may have given different weights to different factors.

Opinion of Merrill Lynch

   On March 18, 2002, Merrill Lynch delivered its oral opinion, which was confirmed in a written opinion dated March 18, 2002, to the Board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of Ivex common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock. A copy of Merrill Lynch's opinion is attached to this proxy statement as Appendix B.

   Merrill Lynch's opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Ivex common stock is urged to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the Board, does not address the merits of the underlying decision by Ivex to engage in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement or any related matter. The consideration was determined on the basis of negotiations between Ivex and Alcoa and was approved by the Board. This summary of Merrill Lynch's opinion is qualified by reference to the full text of the opinion attached as Appendix B.

   In arriving at its opinion, Merrill Lynch, among other things:

   . reviewed certain publicly available business and financial information relating to Ivex that Merrill Lynch deemed to be relevant;

   . reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Ivex, including such information concerning Ivex after giving effect to the distribution, furnished to Merrill Lynch by Ivex;

   . conducted discussions with members of senior management of Ivex concerning the matters described in the previous two bullet points;

   . reviewed the market prices and valuation multiples for Ivex common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

   . reviewed the results of operations of Ivex and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

   . compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

   . participated in certain discussions and negotiations among representatives of Ivex and Alcoa and their respective financial and legal advisors;

   .   reviewed a draft dated March 16, 2002 of the merger agreement;

   . reviewed a draft dated March 16, 2002 of the distribution agreement between Ivex and Packaging Dynamics and drafts of certain other ancillary agreements regarding the distribution; and

   . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Ivex, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Ivex. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Ivex, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Ivex's management as to the expected future financial performance of Ivex. Merrill Lynch also assumed that the final forms of the merger agreement, the distribution agreement and the ancillary agreements regarding the distribution would be substantially similar to the last drafts reviewed by Merrill Lynch.

   Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

   For purposes of its opinion, Merrill Lynch assumed that the distribution would be effected prior to consummation of the merger. Merrill Lynch expressed no opinion as to the terms or fairness of the distribution, or as to the prices at which the common stock of Packaging Dynamics would trade following the consummation of the distribution, nor did Merrill Lynch express any opinion as to solvency.


   The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the Board in connection with the oral opinion delivered to the Board. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.


  Discounted Cash Flow Analysis.

   Merrill Lynch performed a discounted cash flow, or "DCF," valuation analysis of Ivex using Ivex's budget for 2002 and projections for 2003 through 2011 provided by Ivex management. For the purposes of its analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings.

   Merrill Lynch derived a range of implied equity values per share of Ivex common stock by:

   . Applying discount rates ranging from 9% to 11% per year, determined by analyzing the weighted average cost of capital for selected publicly traded packaging companies, to calculate the sum of the present value of Ivex's projected unlevered free cash flows for the years 2002 through 2011 and the terminal value of Ivex based upon both:

      . a range of multiples from 6.5x to 7.5x of estimated 2011 earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," and

      . a range of perpetuity growth rates from 2.5% to 3.5% per year of estimated 2011 free cash flow.

   .   Subtracting from this sum $323.8 million of Ivex net debt; and

   . dividing the net amount by the number of Ivex common shares outstanding, as adjusted for Ivex options which are exercisable in connection with the merger.

   Based on this analysis, Merrill Lynch derived a value per share of Ivex stock ranging from:

   . $19.80 to $27.95 using a terminal value based upon a multiple of estimated 2011 EBITDA, and

   . $15.55 to $28.50 using a terminal value based upon perpetual growth rates of estimated 2011 free cash flow.

  Comparable Public Company Analysis


   Merrill Lynch compared certain financial data relating to Ivex with similar financial data for certain publicly traded companies. These companies were selected based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of these companies to Ivex. For purposes of its analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings. The companies selected for the comparable public company analysis included:


   .   Pactiv Corporation;

   . The following specialty packaging companies, which are referred to as the "Specialty Packaging Companies":

      .   AptarGroup Inc.

      .   Bemis Company, Inc.

      .   Sealed Air Corporation

      .   Sonoco Products Company

   . The following paper packaging companies, which are referred to as the "Paper Packaging Companies":

      .   Caraustar Industries, Inc.

      .   Rock-Tenn Company

   . The following container companies, which are referred to as the "Container Companies":

      .   Ball Corporation

      .   Crown Cork & Seal Company, Inc.

      .   Owens-Illinois, Inc.

      .   Silgan Holdings, Inc.

   For each of the companies selected, Merrill Lynch calculated multiples of the following financial metrics:

   .   price to earnings ratios based upon estimated 2002 earnings per share,

   .   price to earnings ratios based upon estimated 2003 earnings per share,

   .   enterprise value as a multiple of 2001 EBITDA, and

   .   enterprise value as a multiple of estimated 2002 EBITDA.

   For purposes of calculating the 2002 and 2003 price to earnings per share ratios for each of the selected companies, Merrill Lynch used the closing price per share of each company's common stock on March 15, 2002 and its estimated earnings per share for calendar 2002 and 2003, respectively, as published by First Call Corporation, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. The multiples of enterprise value to estimated 2002 EBITDA for each of the selected companies were calculated based upon estimated 2002 EBITDA obtained from various research analyst reports published by investment banking firms.

   The results of this analysis were as follows:

                                                               Mean for  Mean for
                                                               Specialty   Paper   Mean for
                                                     Pactiv    Packaging Packaging Container
                                                   Corporation Companies Companies Companies
                                                   ----------- --------- --------- ---------
Price to earnings ratios based upon estimated 2002
  earnings per share..............................    15.8x      18.1x     12.8x     12.3x
Price to earnings ratios based upon estimated 2003
  earnings per share..............................    14.0x      16.2x     13.1x      9.9x
Enterprise value as a multiple of 2001 EBITDA.....     7.7x       9.0x      7.0x      7.3x
Enterprise value as a multiple of estimated 2002
  EBITDA..........................................     7.3x       8.9x      6.7x      6.7x

   Based on this analysis, Merrill Lynch derived a value per share of Ivex common stock ranging from:

   . $18.25 to $22.65 per share by applying a price to estimated 2002 earnings per share ratio reference range of 12.5x to 15.5x to Ivex's budgeted 2002 earnings per share;

   . $18.20 to $25.50 per share by applying a price to estimated 2003 earnings per share ratio reference range of 10.0x to 14.0x to Ivex's projected 2003 earnings per share;

   . $18.75 to $23.25 per share by applying an enterprise value as a multiple of 2001 EBITDA reference range of 7.0x to 8.0x to Ivex's 2001 EBITDA; and

   . $20.00 to $25.10 per share by applying an enterprise value as a multiple of estimated 2002 EBITDA reference range of 6.5x to 7.5x to Ivex's budgeted 2002 EBITDA.

  Comparable Transactions Analysis


   Merrill Lynch compared certain financial terms relating to the merger with certain publicly available information relating to selected acquisition transactions in the packaging industry. These transactions were selected based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of the acquired companies to Ivex. For purposes of its analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings. The transactions selected for the comparable transactions analysis included:


   . Chase Capital Partners' acquisition of Huntsman Packaging Corporation, announced in April 2000;

   . Westvaco Corporation's acquisition of IMPAC Group, Inc., announced in April 2000;

   . Sealed Air Corporation's acquisition of Dolphin Packaging plc, announced in June 2000;

   . Bemis Company, Inc.'s acquisition of the specialty plastic films business of Viskase Companies, Inc., announced in July 2000;

   . Huhtamaki Foodservice's acquisition of Packaging Resources Incorporated, announced in October 2000;

   . SCA Packaging International B.V.'s acquisition of Tuscarora Incorporated, announced in January 2001;

   . Visy Industries' acquisition of the Asia-Pacific Packaging unit of Southcorp Limited, announced in January 2001; and

   . Amcor Limited's acquisition of Danisco Flexible and Akerlund & Rausing, announced in April 2001.

   For each of the selected acquisition transactions, Merrill Lynch calculated multiples of enterprise value to EBITDA of the acquired company for a twelve-month period preceding or, in certain cases, overlapping the date of the acquisition announcement, referred to as "LTM EBITDA."

   The results of this analysis were as follows:

                                                    Mean for    Median for
                                                   Comparable   Comparable
                                                  Transactions Transactions
                                                  ------------ ------------
     Enterprise value as a multiple of LTM EBITDA     7.5x         6.7x

   Based on this analysis, Merrill Lynch derived a value per share of Ivex common stock ranging from $14.25 to $23.25 per share, based upon Ivex's 2001 EBITDA and using an enterprise value as a multiple of LTM EBITDA reference range of 6.0x to 8.0x.

  Leveraged Buyout Analysis

   Merrill Lynch performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of Ivex by a financial buyer on a standalone basis, based on the financial projections provided by Ivex management, and considering capital structures and other terms typically associated with transactions involving financial buyers. For purposes of this analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings. In addition, Merrill Lynch assumed that a financial buyer would be subject to the following debt financing constraints, equity return requirements and exit valuation assumptions:

   .   a maximum ratio of total debt to 2001 EBITDA of 4.75x;

   .   a maximum ratio of senior debt to 2001 EBITDA of 3.0x;

   .   a minimum equity investment of 30% of total transaction value;

   .   a minimum 5-year equity return of 25% to 30%; and

   .   a 2006 exit valuation ranging from 6.0x to 8.0x 2006 EBITDA.

   Based on this analysis, Merrill Lynch derived an estimate of the theoretical maximum consideration that could be paid in an acquisition of Ivex by a financial buyer ranging from $16 to $18 per share.

  Historical Stock Trading Analysis


   Merrill Lynch reviewed the trading price of shares of Ivex common stock for the 52-week period ended March 15, 2002. This stock performance review indicated that, for the 52-week period ended March 15, 2002, the high and low closing prices per share of Ivex common stock were $23.35 and $12.18, respectively. In considering the historical trading price of shares of Ivex common stock relative to the consideration to be paid by Alcoa, Merrill Lynch considered only the value of the cash consideration to be paid, and did not take into account any value attributable to the shares of Packaging Dynamics to be received in the distribution.


   The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Ivex's and Merrill Lynch's control and involve the application of complex methodologies and educated judgments. Any estimates contained in the Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The estimates are inherently subject to uncertainty.

   No company utilized as a comparison in the analyses described above is identical to Ivex, and none of the transactions utilized as a comparison is identical to the merger. In addition, the analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared.

   The Board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Ivex and its business. As part of Merrill Lynch's investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   Merrill Lynch has, in the past, provided financial advisory and financing services to Ivex and Alcoa and their affiliates and may continue to do so and has received, and may receive, fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade Ivex common stock and other securities of Ivex, as well as securities of Alcoa, for their own account and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

Financial Advisor Fee Arrangements


   We agreed to pay to Merrill Lynch (1) a fee of $125,000 upon the signing of its engagement letter, (2) a fee of $1.0 million upon delivery of its fairness opinion and (3) a fee equal to two-thirds of 1.0% of the aggregate purchase price paid contingent upon the successful consummation of the merger, against which the amounts payable pursuant to clauses (1) and (2) will be credited. We also agreed to pay to Deutsche Banc (1) a fee of $125,000 upon the signing of its engagement letter and (2) a fee equal to one-third of 1.0% of the aggregate purchase price paid contingent upon the successful consummation of the merger, against which the amount payable pursuant to clause (1) will be credited. Pursuant thereto, the total payments to Merrill Lynch and Deutsche Banc, excluding costs and expenses, in connection with the consummation of the merger will be approximately $5.4 million and $2.7 million, respectively. In addition, we have agreed to reimburse Merrill Lynch and Deutsche Banc for their reasonable out-of-pocket expenses incurred in performing their services, including certain reasonable fees and expenses of counsel. We have also agreed to indemnify Merrill Lynch, Deutsche Banc and specific related persons against specific liabilities relating to or arising out of their respective engagements.




Federal Income Tax Considerations

   The following discussion summarizes the material United States federal income tax consequences to our stockholders of the merger and the distribution of Packaging Dynamics common stock immediately prior to and in connection with the exchange of shares of our common stock for cash in the merger. We will refer to the distribution and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

   Our stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of ours in light of their particular circumstances, such as stockholders who are banks, insurance companies, pension funds, tax-exempt organizations, or dealers in securities or foreign currencies, stockholders who are not United States persons (as defined in the Code), stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold our common stock as part of an integrated investment (including a "straddle") comprised of shares of our common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of our common stock, or a transaction involving the options or warrants to purchase shares of common stock of ours or of Packaging Dynamics. The following discussion assumes that each holder of our common stock holds such stock as a capital asset. In addition, the following discussion does not address any tax consequences to holders of our common stock who exercise appraisal rights under applicable law and does not address the tax consequences of the transaction under state, local or foreign tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which our common stock is acquired or Packaging Dynamics common stock is disposed of.

   ACCORDINGLY, IVEX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, TO THEM OF THE TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

   For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to us and our stockholders in which the distribution will be treated as a distribution in redemption of our outstanding common stock in connection with the complete termination of our stockholders' interests in us as a result of the merger. Although we believe that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the distribution should qualify as an exchange under Section 302(b) of the Code with the consequences set forth below, either because the integrated combination of the distribution and the merger results in a complete termination of our stockholders' interests in us, or because the distribution, in conjunction with the merger, is not essentially equivalent to a dividend, the issue is not free from doubt.

   Assuming the distribution in conjunction with the merger qualifies as an exchange within the meaning of Section 302(b) of the Code, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction will result in the following federal income tax consequences:


   Each holder of our common stock will generally recognize gain, if any, to the extent of the excess of (1) the sum of the fair market value, on the date of the distribution, of the Packaging Dynamics common stock distributed in the distribution (including any cash received in lieu of fractional shares of Packaging Dynamics common stock) plus the cash proceeds received pursuant to the merger over (2) the holder's adjusted basis immediately prior to the transaction in our common stock surrendered. Such gain generally will be capital gain, and generally will be long-term capital gain if our common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in our common stock exceeds the sum of the fair market value of the Packaging Dynamics stock and the amount of cash received by the holder in the transaction, and absent some special limitation on loss recognition, the holder will recognize a loss. Such loss generally will be capital loss, and generally will be long-term capital loss if our common stock exchanged in the transaction has been held for more than one year. One reasonable method of determining the fair market value of the Packaging Dynamics common stock received by our stockholders would be to use the weighted average trading price of Packaging Dynamics common stock on the first full day of trading ending after the distribution; however, you should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.


   The tax basis of the Packaging Dynamics common stock received by our stockholders in the distribution will be equal to the fair market value of such stock on the date of the distribution. The holding period of the Packaging Dynamics common stock received in the distribution will commence on the day after the distribution.

   Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate the transaction. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes.


   Such a challenge, if successful, could result in our stockholders being treated as receiving a "dividend" distribution of the Packaging Dynamics common stock received in the distribution and as selling, in a separate transaction, their Ivex common stock to Alcoa immediately after the distribution. Under this result, the amount treated as distributed in the spin-off would be equal to the fair market value on the date of the distribution of the Packaging Dynamics common stock received in the distribution (including any cash received in lieu of fractional shares of Packaging Dynamics common stock) and generally (1) would be treated as a dividend taxable as ordinary income to our stockholders to the extent of our current or accumulated earnings and profits (including any earnings resulting from the distribution), (2) to the extent such amount exceeded our earnings and profits, it would be applied to reduce, but not below zero, each of our stockholder's adjusted basis in such stockholder's Ivex stock and (3) to the extent the amount treated as received by such stockholder in the distribution exceeded the amount described in (1) and (2), would be taxable as capital gain to each of our stockholders. Also under this result, our stockholders would have a basis in the Packaging Dynamics common stock distributed to them equal to its fair market value on the date of the distribution, and the holding period of such stock would commence on the day after the distribution. Finally, under this result, our stockholders generally would recognize gain on the sale of their Ivex common stock to Alcoa in the merger in an amount equal to the excess, if any, of the amount of cash received in the merger over their adjusted basis in our common stock immediately prior to the merger, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if our common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in our common stock, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above, exceeded the amount of cash received from Alcoa in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if our common stock exchanged in the merger had been held for more than one year.


   You may be subject to "backup withholding" on payments (including the distribution of Packaging Dynamics common stock) received in connection with the transaction unless you (1) provide to the paying agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing an IRS form W-9 or substitute W-9 and submitting it to the paying agent when you submit your stock certificate(s) following the effective time of the merger.


   THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO IVEX STOCKHOLDERS. IVEX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Interests of Certain Persons in the Merger

   In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, those of our stockholders.

  Accelerated Vesting of Stock Options


   Pursuant to the merger agreement, all outstanding options to acquire our common stock (both vested and unvested) will be cancelled and the vesting of all outstanding options to acquire our common stock will be accelerated. Each option holder will receive in cash the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times the number of shares subject to each option, as well as one share of common stock of Packaging Dynamics (rounded up to the nearest whole share) for every five shares of our common stock subject to such option (other than shares subject to an option having an exercise price of $23.25). As of April 30, 2002, our executive officers and directors held unvested stock options to acquire an aggregate of 255,325 shares of our common stock, with a weighted exercise price of $15.01 per share.

  Benefits and Severance Payments after a Change in Control

   In the merger, Alcoa and the surviving corporation will assume our employment agreements, termination agreements and benefit arrangements. Included among these agreements, are the employment agreements we have with Mr. Bayly and Mr. Tannura, originally dated January 28, 1991 and December 31, 1992, respectively, and amended and restated on January 1, 2002, pursuant to which the executives are entitled to certain severance benefits if employment is terminated without "cause" (as defined below) or with "good reason" (as defined below); provided that a termination by either executive for any reason during the three month period that begins six months after a change in control (defined to include consummation of the merger), will be deemed a termination for "good reason." In the case of Mr. Bayly, such severance benefits include the payment of a lump sum equal to four times, and in the case of Mr. Tannura, three times, the sum of (1) the annual salary then in effect, and (2) the target amount of the annual performance bonus for the year in which the termination occurs. In addition, each executive will receive a pro-rata portion of his performance bonus for the year in which his employment is terminated and Mr. Tannura, as part of his continuation of benefits will receive payment of $375,000 each year for three years following such termination in full satisfaction of his rights under our 1999 Long Term Incentive Plan. If termination occurs on or after a change in control, Messrs. Bayly and Tannura will receive acceleration of vesting under the company's stock option and restricted stock plans and full vesting under the Packaging Holdings, L.L.C.'s Long Term Incentive Compensation Plan, plus, in the case of Mr. Bayly, a lump sum cash payment equal to his $750,000 target amount under the 1999 Long Term Incentive Plan, and in the case of Mr. Tannura $375,000.

   Mr. Bayly and his dependents will also continue, for four years after the date of such termination, to receive health benefits, pension benefits, other "fringe benefits" on terms no less favorable than the benefits provided to other executives, and a supplemental benefit of $150,000 to be used by the company to purchase a combination of life or disability insurance or to provide non-qualified retirement benefits for Mr. Bayly. Medical insurance benefits for Mr. Bayly and his dependents are to continue until he becomes eligible for coverage with a new employer or the later of the date Mr. Bayly or his spouse become eligible for Medicare. Mr. Bayly and his spouse will also be entitled to receive certain supplemental Medicare insurance benefits. Mr. Tannura and his dependents will continue, for three years after the date of such termination, to receive health benefits, pension benefits and other "fringe benefits," including outplacement services in an aggregate amount not to exceed $25,000. Medical insurance benefits for Mr. Tannura and his dependents are to continue until the earlier of the expiration of three years from the date of such termination or until he becomes eligible for coverage with a new employer. If the cash severance payments to Messrs. Bayly and Tannura were triggered, they would be eligible to receive approximately $[.] and $[.], respectively. In addition, the respective employment agreements provide for gross-up payments to these executives for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code.

   We have also entered into agreements containing severance and tax gross up provisions in the event of termination without "cause" or for "good reason" occurring on or after (or within close proximity to) a change in control with some of our other executive officers, as described below. Alcoa and the surviving corporation will also assume these agreements. If the employment of Messrs. G. Douglas Patterson, Richard R. Cote, David E. Wartner or Dennis Hadley is so terminated, the terminated executive is entitled to a lump sum payment equal to two times the sum of the executive's annual base salary, deferred compensation and target bonus then in effect. These executives are also entitled to a pro-rata bonus for the year in which employment is terminated; the continuation of medical benefits for the earlier of two years or until covered by insurance with another employer, or in the case of Mr. Patterson, for up to five years; continuation of all other benefits for up to two years; accelerated vesting of awards, if any, under all of our stock option, restricted stock and long term incentive compensation plans and under the 2001 Packaging Holdings, L.L.C., Long-Term Incentive Compensation Plan; and outplacement services for up to two years at a cost not to exceed $25,000. Upon termination of employment without "cause" or for "good reason" occurring on or after (or in close proximity to) a change in control, Mr. Roger A. Kurinsky is entitled to a lump sum payment equal to 100% of his annual base salary and Mr. John Maxwell is entitled to two times his annual base salary, under their respective agreements. Mr. Kurinsky is entitled to continuation of other benefits for up to one year, while Mr. Maxwell is entitled to two years' continuation of such other benefits. Both of these executives would be entitled to accelerated vesting of awards, if any, under our stock option and restricted stock plan and, with respect to our supplemental retirement and restoration contributions, under our deferred compensation plan. The aggregate possible cash severance payments described in this paragraph equal approximately $[.]. In addition, the executive officers (except Messrs. Kurinsky and Maxwell) will be provided with gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code.

   If all of the executive officers were to be so terminated, they would receive cash severance payments, in the aggregate, equal to approximately $[.]. In addition, the executive officers will be provided with gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by
Section 4999 of the Internal Revenue Code.

   For purposes of all of the above agreements, "good reason" generally includes a reduction in base salary, a reduction in or the failure of the company to pay any bonus, failure by the company to provide the executive with any benefit or compensation plan offered to other senior executives of the company, the assignment to the executive of duties materially inconsistent with the executive's current position with the company (including without limitation, a material reduction or elimination of any of the executive's public company responsibilities or obligations), a change in the executive's title, failure by the company to obtain written agreement of any successor company to assume or perform the obligations of the agreement, or the relocation of the executive's principal place of employment to a location more than fifty miles from the executive's current location; provided that, for Mr. Patterson, a termination for any reason during the three month period that begins six months after a change in control constitutes "good reason."

   For purposes of the above agreements, "cause" is generally defined as the executive's deliberate misappropriation of a material amount of money of the company or any affiliate or successor company; gross and continuing neglect in substantial performance of duties or material breach of the above agreements (except where such non-performance or breach is caused by the illness or other similar incapacity or disability of the executive); conviction of a misdemeanor of moral turpitude; conviction of a felony; chronic alcoholism or drug addiction; death; or permanent disability.

  Transaction Incentive/Retention Bonus Program and Packaging Holdings, L.L.C. Long Term Incentive Plan


   We have also adopted a Transaction Incentive Bonus Plan for our executive officers including the named executive officers and certain other key employees. Cash payments under this plan are triggered in the event that a closing of a transaction constituting a change in control occurs on or before December 31, 2002. Consummation of the merger would constitute such a transaction. This plan will also be assumed by Alcoa. Our executive officers who may receive payments under this program in connection with this transaction are Messrs. Patterson, Cote, Wartner, Hadley, Thomas S. Ellsworth, Gene Gentili, Kurinsky and Maxwell. Fifty percent (50%) of each executive's cash incentive will be paid on the date of the closing of the merger and the remaining fifty percent (50%) will be paid on the sixth month anniversary of the closing date; provided that (i) the executive is employed by us or any successor on the payment date or, (ii) if not so employed, the employment was terminated without "cause" (as defined above) or for "good reason" (as defined above), in which case the payment date is the date of termination. The maximum aggregate amount payable to our executive officers under this plan is $[.].

   We anticipate that all participants in the Packaging Holdings, L.L.C. Long Term Incentive Plan will waive awards of cash payments under that plan in consideration for grants, contingent on the distribution, of options to purchase for less than fair market value common stock in Packaging Dynamics.

  Loans to Packaging Dynamics

   In connection with the merger and distribution, we will cancel that certain 12.0% subordinated note due November 21, 2005, dated November 20, 1998, in the principal amount of $12,500,000 made by Packaging

Holdings payable to one of our wholly-owned subsidiaries. Certain of our executive officers and directors, through their indirect ownership interest in Packaging Dynamics, will indirectly benefit from the cancellation of the note.

  Loans to Executive Officers

   We extended loans to some of our executive officers in connection with our 1997 initial public offering for their acquisition of shares of our common stock, which are payable in full, among other conditions, upon the sale of such shares. These loans, which are recourse only to such officer's shares, were extended to Messrs. Bayly, Tannura, Gentili and Patterson who, as of December 31, 2001, were indebted to us under such loans in the following respective amounts: $3,418,859, $2,235,886, $241,853 and $742,462. The proceeds from the purchase of shares held by the officers will be used to repay these loans.

  Directorships

   In addition, after the distribution, the following directors of Ivex will be directors of Packaging Dynamics: George V. Bayly, Frank V. Tannura, Anthony P. Scotto and William J. White. After the distribution, as stockholders of Packaging Dynamics, you will be entitled to vote on the election of directors of Packaging Dynamics.

  Indemnification of the Directors and Officers

   Pursuant to the merger agreement, the surviving corporation in the merger agrees to indemnify each director and officer at least to the extent that the directors and officers are currently indemnified by the company. In addition, Alcoa has agreed to cause the surviving corporation to maintain our current director's and officer's liability insurance and fiduciary insurance policies for at least six years from the completion of the merger, subject to certain limitations. For a more detailed discussion on the indemnification of directors and officers, see "The Merger Agreement--Certain Other Covenants and Agreements."

  Beneficial Interests in Packaging Holdings


   Certain of our directors and executive officers indirectly own beneficial interests in Packaging Holdings, L.L.C. that are separate and apart from the 48.19% interest owned by us. Messrs. August and Scotto hold indirect limited partnership interests in Packaging Investors, L.P., which holds a 42.23% equity interest in Packaging Holdings, and Messrs. Tannura and Patterson are members of DCBS Investors, L.L.C., which holds a 7.8% equity interest in Packaging Holdings. For a more detailed discussion of Packaging Dynamics and information regarding beneficial ownership of Packaging Dynamics common stock immediately following the distribution, please see the information statement attached as Appendix D to this proxy statement.


Amendment to Ivex Rights Agreement

   On March 18, 2002, we amended the rights agreement, dated as of February 10, 1999, between us and Equiserve Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as rights agent, to provide that neither Alcoa nor any of its affiliates or associates will be deemed to be the "Beneficial Owner" of or "beneficially own" any shares of our common stock under the rights agreement solely as a result of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement.

Appraisal Rights

   If the merger is consummated, stockholders who do not vote "FOR" the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law, will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in accordance with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.


   Under Section 262, not less than 20 calendar days prior to the special meeting, we must notify each of the holders of its stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This proxy statement constitutes such notice to the holders of record of common stock.

   The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. Stockholders should read carefully the full text of Section 262 because failure to follow any Section 262 procedure may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should review carefully Section 262 before electing or attempting to exercise appraisal rights.

   Holders of record of shares of common stock who desire to exercise appraisal rights must not vote in favor of the merger or consent to the merger in writing (including by returning a signed proxy card without indicating any voting instructions as to the proposal) and must deliver a separate written demand for appraisal of such shares to us prior to the taking of the vote on the merger agreement. A holder of shares of common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of common stock.

   If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

   A record holder, such as a broker, who holds shares of common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

   A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

   Any holder of record of common stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be addressed to Ivex Packaging Corporation, 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, Attention: Secretary.

   If the merger agreement is adopted, then within ten days after the effective date of the merger, we will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

   A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, our approval will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

   Within 120 days after the effective date of the merger, in compliance with
Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and Ivex each has the right to file in the Delaware Court of Chancery a petition, with a copy served on us in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest. We are not obligated, and do not currently intend, to file such a petition.

   Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to us, to receive from us a statement setting forth:

   . the aggregate number of shares of common stock which have not voted to approve the merger agreement and with respect to which demands for appraisal have been received; and

   .   the aggregate number of dissenting stockholders.

   Such statement must be mailed within ten days after a written request for such statement has been received by us, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

   Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

   After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of common stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation."

   The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

   Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement. We reserve the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

   The Delaware court may also:

   . determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares;

   . determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys' and expert witnesses' fees); and

   . upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

   No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

   From and after the effective date of the merger, stockholders who have demanded appraisal rights in accordance with Section 262 will not be entitled to vote or consent by written action any shares subject to demand for appraisal for any purpose and will not be entitled to receive payment of any dividends or other distributions payable to stockholders except dividends or distributions payable to stockholders of a record date prior to the effective date of the merger.

   Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.

Security Ownership of Management and Certain Securityholders


   The following table sets forth certain information regarding the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our common stock, and as of April 30, 2002, by (1) each of our directors, (2) each of our named executive officers, and (3) all of our executive officers and directors as a group.


                                                             Number of
                                                             Shares of
                                                              Ivex's
                                                              Common      Percentage
Name of Beneficial Owner and Address(2)                      Stock (1)     of Class
---------------------------------------                      ---------    ----------
T. Rowe Price Associates, Inc.(3)........................... 2,660,100       12.9%
Lord, Abbett & Co.(4)....................................... 1,822,638        8.9%
Mellon Financial Corporation(5)............................. 1,354,317        6.6%
Keystone, Inc.(6)........................................... 1,251,050        6.1%
George V. Bayly.............................................   955,945(8)     4.3%
Frank V. Tannura............................................   549,700(8)     2.5%
Gene Gentili................................................   119,914(8)       *
G. Douglas Patterson........................................   203,102(8)       *
Thomas S. Ellsworth.........................................   121,075(8)       *
Glenn R. August(7)..........................................   132,484          *
Anthony P. Scotto(7)........................................    57,512          *
R. James Comeaux............................................    10,334          *
William J. White............................................     7,334          *
All Directors and executive officers as a group (14 persons) 2,339,635(9)    10.5%

--------
  *Represents less than 1% of such common stock.
(1) To our knowledge, each stockholder has sole voting and dispositive power as to the shares shown unless otherwise noted.
(2) Unless otherwise indicated, the address of each person is c/o Ivex Packaging Corporation, 100 Tri-State Drive, Lincolnshire, Illinois 60069.
(3) The shares shown as beneficially owned by T. Rowe Price Associates, Inc. are based upon a Schedule 1 3G/A filed on February 16, 2002. The address of this entity is 100 East Pratt Street, Baltimore, Maryland 21202. The
    Schedule 13G provides that these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4) The shares shown as beneficially owned by Lord, Abbett & Co. are based upon a Schedule 13G/A filed on January 28, 2002. The address of this entity is 90 Hudson Street, Jersey City, New Jersey 07302.
(5) The shares shown as beneficially owned by Mellon Financial Corporation are based upon a Schedule 13G filed on January 25, 2002. The 1,354,317 shares consist of shares beneficially owned by direct or indirect subsidiaries of Mellon Financial Corporation, including Mellon Bank, N.A., which beneficially owned 1,290,117 shares, or 6.3%, of the common stock. The address for Mellon Financial Corporation and Mellon Bank, N.A. is One Mellon Center, Pittsburgh, Pennsylvania 15258. Mellon Financial Corporation had sole voting power with respect to 697,017 shares, shared voting power with respect to 642,500 shares, sole dispositive power with respect to 709,217 shares and shared dispositive power with respect to 645,100 shares. Mellon Bank, N.A. had sole voting power with respect to 636,517 shares, shared voting power with respect to 642,500 shares, sole dispositive power with respect to 646,417 shares and shared dispositive power with respect to 643,700 shares.

(6) The shares shown as beneficially owned by Keystone, Inc. are based upon a
    Schedule 13D filed on June 25, 1998 and includes 266,944 shares beneficially owned by Robert M. Bass who owns all of the outstanding voting stock of Keystone, Inc. The address of Keystone, Inc. is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

(7) The address of such individuals is c/o Oak Hill Advisors, Inc., 65 East 55th Street, New York, New York 10022-3219.

(8) Represents shares of outstanding common stock in the amounts of 498,089, 356,782, 42,038 and 123,116 that are owned by Messrs. Bayly, Tannura, Gentili and Patterson, respectively, and vested and earned options that are currently exercisable in the amounts of 457,856, 192,918, 77,876, 79,986 and 121,075 that are owned by Messrs. Bayly, Tannura, Gentili, Patterson and Ellsworth, respectively.
(9) All directors and executive officers as a group hold shares of outstanding common stock in the aggregate amount of 1,308,982 and vested and earned options that are currently exercisable for 1,030,653 shares of common stock.

                             THE MERGER AGREEMENT

   The following is a summary description of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement. To understand fully the terms of the merger agreement, stockholders should read carefully the full text of the merger agreement.

Structure of the Transaction

   The transaction is comprised of the following integrated components to be effected virtually simultaneously:

   . The distribution by us of our 48.19% interest in Packaging Holdings to our stockholders at the effective time of the merger; and

   .   The merger of a wholly-owned subsidiary of Alcoa with and into us.


   Immediately prior to the merger, we will contribute our 48.19% ownership interest in Packaging Holdings to Packaging Dynamics in return for 48.19% of the outstanding shares of Packaging Dynamics common stock. The remaining owners of Packaging Holdings will contribute their aggregate 51.81% ownership interests in return for the remaining 51.81% of the outstanding shares of Packaging Dynamics common stock. Effective virtually simultaneously to the merger, we will distribute all of our 48.19% of the outstanding shares of common stock of Packaging Dynamics to our common stockholders through a taxable distribution. In the distribution, you will receive one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any option with an exercise price of $23.25) at the effective time of the merger. Packaging Dynamics will then become a publicly-traded company that is 48.19% owned by our stockholders and 51.81% owned by the current owners of Packaging Holdings other than Ivex. We expect that the common stock of Packaging Dynamics will be included for quotation on the Nasdaq National Market. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.


   If the merger agreement is approved and the other conditions to closing are met, each stockholder will receive:

   . a cash payment of $21.50 for each share of our common stock that you own at the time of the merger; and

   . one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for shares covered by an option with an exercise price of $23.25) at the effective time of the merger.


No fractional shares of Packaging Dynamics common stock will be distributed. If you would otherwise be entitled to a fractional share, you will instead receive a check for the approximate cash value thereof.


The Surviving Corporation

   At the effective time of the merger, a wholly-owned subsidiary of Alcoa will merge with and into us, and we will be the surviving corporation and continue to exist after the merger as a wholly owned subsidiary of Alcoa. The merger will become effective at the time of filing of the certificate of merger with the Secretary of State of Delaware. The certificate of incorporation as set forth in exhibit A of the merger agreement and the bylaws of AI Merger Sub as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of Ivex as the surviving corporation until the time that they are amended as provided by applicable law.

Payment Procedures

   Alcoa will appoint a paying agent reasonably acceptable to us that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. Alcoa will deposit sufficient cash with the paying agent from time to time or at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will send our stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to our stockholders promptly following the paying agent's receipt and processing of the Ivex common stock certificates and properly completed transmittal documents.

Dissenting Shares


   In the merger, our stockholders have appraisal rights under Section 262 of the DGCL. If stockholders do not vote in favor of or consent to the merger agreement and such stockholders exercise such appraisal rights and comply with the requirements of Section 262, the shares of common stock held by such stockholder will not be converted into the right to receive the merger consideration at the effective time of the merger. Instead, such stockholder will receive the fair value of such stockholders' shares of common stock, which may be more or less than $21.50 per share. If after the effective time of the merger, stockholders fail to comply with the requirements of Section 262, such stockholders' shares will be converted into the right to receive the merger consideration without any interest thereon, less any required withholding taxes, and such shares will no longer be dissenting shares. For a summary of the requirements that a stockholder must follow in order to exercise his or her dissenters' rights, see "The Merger--Appraisal Rights."


Cancellation of Shares

   At the effective time of the merger and without any action on our part, Alcoa or any holders of our common stock, all shares of our common stock (other than shares held by us or our subsidiaries or Alcoa or any of its subsidiaries) will no longer be outstanding and will be cancelled and retired and will cease to exist, and each certificate formerly representing any of such shares (other than shares as to which appraisal rights have been perfected) will thereafter represent only the right to receive the merger consideration without any interest and less any required withholding taxes.

Treatment of Stock Options

   After the effective time of the merger, each option to acquire any of our shares of common stock that is outstanding at the effective time of the merger, whether or not exercisable at that time, will become vested and exercisable, if not previously vested and exercisable, and such option will then be cancelled immediately by us. Each holder of a cancelled option will be entitled to receive an amount in cash equal to (1) the excess, if any, of $21.50 over the per share exercise price of each such option, times (2) the number of shares covered by such option.

Directors and Officers

   The merger agreement provides that the directors of AI Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation of the merger. The officers of Ivex will be the officers of the surviving corporation of the merger.

Representations and Warranties

  Mutual Representations and Warranties

   The merger agreement contains representations and warranties made by each of Ivex, Alcoa and AI Merger Sub, including representations and warranties relating to: (a) organization, qualification and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the merger agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) information supplied in this proxy statement; and (e) brokers.

  Additional Representations and Warranties of Ivex

   We have made additional representations relating to: (a) capitalization; (b) filings with the SEC and financial statements; (c) absence of changes in operations; (d) pending and threatened litigation; (e) tax returns and other tax matters; (f) employee benefit plans and labor matters; (g) environmental laws and regulations; (h) intangible property; (i) compliance with laws and orders; (j) Ivex's rights agreement; (k) certain agreements; (l) the opinion of Merrill Lynch; and (m) the interim operations of Packaging Dynamics.

  Additional Representations and Warranties of Alcoa and AI Merger Sub

   Each of Alcoa and AI Merger Sub has made additional representations relating to: (a) the interim operations of AI Merger Sub; and (b) share ownership in us.

Stockholder Meeting

   We have agreed to cause a special meeting of its stockholders to be duly called and held as soon as practicable for the purpose of voting on the adoption of the merger agreement. In connection with the special stockholders' meeting, the Board agreed to include in this proxy statement its recommendation to our stockholders that they vote in favor of the merger agreement, unless, in the good faith opinion of the Board after consultation with outside counsel and its independent financial advisors, the inclusion of such recommendation would be inconsistent with its fiduciary duties to our stockholders under applicable law. The Board also agreed to use all reasonable efforts to promptly prepare and file with the SEC this proxy statement and (A) obtain and furnish the information required to be included by it in this proxy statement and, after consulting Alcoa and AI Merger Sub, respond promptly to any comments made by the SEC and cause this proxy statement to be mailed to our stockholders at the earliest practicable time and (B) obtain the necessary approvals by our stockholders of the merger agreement and the transactions contemplated by the merger agreement, unless, in the good faith opinion of the Board after consultation with outside counsel and its independent financial advisors, obtaining such approvals would be inconsistent with its fiduciary duties to the Ivex stockholders under applicable law.

Certain Covenants

   We have covenanted and agreed that after the date of the merger agreement and prior to the effective time of the merger (unless Alcoa otherwise approves in writing) we will, and will cause each of our subsidiaries to, conduct our operations in the ordinary and usual course of business consistent with past practice and seek to preserve intact our current business organizations, keep available the services of our current officers and employees and preserve our relationships with customers, suppliers and others having significant business dealings with us and our subsidiaries.

   Without limiting the foregoing, and except as otherwise permitted by the merger agreement, the distribution agreement or as set forth in schedules to the merger agreement, prior to the effective time of the merger, neither we nor any of our subsidiaries will, without the prior written consent of Alcoa:

   . subject to limited exceptions, issue additional stock or redeem, purchase or otherwise acquire any outstanding shares of stock;

   . amend our certificate or articles of incorporation or by-laws (or similar organizational documents);

   . adopt a plan of liquidation, merger or other reorganization, acquire any business, business organization, division or material assets or dispose of or subject to any liens any properties or assets, subject to limited exceptions and except for certain business combination transactions as described below under "No Solicitation of Transactions";

   . make capital expenditures outside of the 2002 capital expenditure plan in excess of specified limits;

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

   . become obligated under any new collective bargaining agreement or employee benefit plan, amend any collective bargaining agreement or employee benefit plan or modify the terms of any option;

   . increase the compensation of or grant any incentive compensation award to any director, officer or employee who is a party to an employment or severance agreement;

   . award any employee benefit not required by existing plans to any current or former director or officer;

   . incur debt other than short-term borrowings in the ordinary course of business consistent with past practice or make loans to or investments in any other person, other than to us or any wholly-owned subsidiary of ours;

   . make any changes in accounting methods, principles or practices materially affecting our reported consolidated assets, liabilities or results of operations of ours, except as required by law or a change in generally accepted accounting principles;

   . pay, discharge or satisfy our claims, liabilities or obligations other than in the ordinary course of business or cancel any material indebtedness;

   . waive the benefits of or agree to modify any confidentiality, standstill or similar agreement; or

   .   amend the rights agreement.

No Solicitation of Transactions

   The merger agreement provides that except as contemplated or as otherwise permitted by the merger agreement, Ivex will not, nor will it permit any of our subsidiaries to, nor will we permit any of our officers, directors, employees, advisors or representatives or any subsidiary to:

   . solicit, encourage or facilitate any inquiries relating to, or the submission of, any proposal or offer from any person other than Alcoa or any of its affiliates to acquire beneficial ownership of all or more than 20% of our assets and our subsidiaries' assets, taken as a whole, or 20% or more of any class of our equity securities, which is referred to as a "Competing Transaction";

   . participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may be reasonably expected to lead to, any Competing Transaction; or

   . enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement.

   Notwithstanding the foregoing, if prior to obtaining stockholder adoption of the merger agreement we receive a bona fide, written proposal or offer for a Competing Transaction by a third party that did not result from a breach of the merger agreement, which the Board determines in good faith (after consulting with the Board's independent financial advisor and outside counsel): (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of our common stock than the merger, the distribution and the other transactions contemplated by the merger agreement; and (B) is reasonably capable of being consummated (a "Superior Competing Transaction"), then we may, in response to an unsolicited request and subject to compliance with provisions requiring us to notify Alcoa of certain inquiries, furnish information with respect to us and our subsidiaries to, and participate in discussions and negotiations directly or through representatives with, such third party provided that we and such third party enter into a confidentiality agreement no less favorable to us than the confidentiality agreement entered into between us and Alcoa on November 29, 2001.

   We must promptly advise Alcoa orally and in writing of any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction, the identity of the person making any such Competing Transaction or inquiry and the material terms of such Competing Transaction or inquiry. We must keep Alcoa reasonably informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner.

Certain Other Covenants and Agreements

  Reasonable Best Efforts

   Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement.

  Access to Information

   The merger agreement provides that, we must (and will cause each of our subsidiaries to) afford to authorized representatives of Alcoa, in order to evaluate the transactions contemplated by the merger agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the effective time of the merger, to its properties, contracts, books and records and, during such period, must (and will cause each of its subsidiaries to) furnish or make available reasonably promptly to such representatives (a) all information concerning its business, properties and personnel as may reasonably be requested and (b) a copy of each document filed by us and our subsidiaries during such period pursuant to the requirements of federal or state securities laws. Alcoa agrees that it will not, and will cause its representatives not to, use any information obtained for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement. The confidentiality agreement previously entered into by Alcoa and us will apply with respect to information furnished by us, our subsidiaries and our authorized representatives. However, Alcoa shall not have the right to undertake environmental sampling at our facilities or our subsidiaries' facilities.

  Publicity

   We have agreed with Alcoa to consult with each other and mutually agree upon any press releases or public announcements pertaining to the merger and not to issue any such press releases, make any such public announcements or respond to any press inquiries with respect to the merger agreement or the transactions contemplated thereby prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system.

  Indemnification of Directors and Officers

   The merger agreement provides that the surviving corporation shall indemnify and hold harmless (and shall advance expenses as incurred to), to the fullest extent permitted under applicable law, each of our current and former directors, officers, employees, fiduciaries and agents and our subsidiaries against any reasonable expenses in connection with any claim, action, suit proceeding or investigation, arising out of any of the transactions contemplated by the merger agreement.

   Alcoa agrees that the certificate of incorporation or bylaws of the surviving corporation and its subsidiaries immediately after the effective time of the merger shall contain indemnification and exculpation provisions that are at least as favorable to the indemnified parties as those provisions that are set forth in our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the effective time of the merger in any matter adverse to any indemnified person with respect to matters occurring at or prior to the effective time of the merger, including the merger. All such rights to indemnification with respect to any claim asserted within such six-year period shall continue until the disposition of such claim.

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

   For a period of six years after the effective time of the merger, the surviving corporation shall, and Alcoa will cause the surviving corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies covering those persons who are currently covered by the policies currently maintained by us with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the indemnified parties, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by us, with respect to claims arising from facts or events which occurred at or before the effective time of the merger, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided that if such policies are not available for an annual premium of no more than 200% of the current premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained, provided, further that at Alcoa's election, Alcoa may meet this obligation by covering the indemnified parties under Alcoa's insurance policy or policies on the foregoing terms.

  Employees

   After the closing of the merger, for a period extending through December 31, 2002, Alcoa and the surviving corporation have agreed to provide all of our employees (and our subsidiaries' employees), who will continue as employees of the surviving corporation, with benefit plans, programs, arrangements and policies that in the aggregate are no less favorable than such benefits currently provided by us to our employees. Furthermore, Alcoa has agreed to recognize all service credited to each employee through the closing of the merger for the purposes of eligibility, vesting and benefit accruals (other than accruals under defined benefit plans) under any employee benefit plan.

  Distribution

   In the merger agreement, we agree to use our reasonable best efforts to satisfy the conditions to the distribution as set forth in the distribution agreement entered into between us and Packaging Dynamics on March 18, 2002 and effect the distribution if such conditions have been satisfied. Ivex must cause Packaging Dynamics to comply with its obligations under the distribution agreement.

   We must keep Alcoa informed on a regular basis concerning material developments in the transactions contemplated by the distribution agreement and its ancillary agreements and the means by which such transactions are effected. Without the prior written consent of Alcoa, neither we nor any of our subsidiaries who are parties to the agreements related to the distribution will amend or waive any of the terms or conditions of such agreements.

   The parties agree that, for all tax purposes, the merger and distribution will be treated with respect to our stockholders as an integrated transaction and that the distribution will be treated as a redemption of outstanding shares in connection with a complete termination of our stockholders' interest in us. Alcoa and Ivex must file all tax returns consistent with such treatment and may take no position that is inconsistent with such treatment in any audit, litigation or other proceeding.

   In connection with the merger and distribution, we will cancel that certain 12.0% subordinated note due November 21, 2005, dated November 20, 1998, in the principal amount of $12,500,000 made by Packaging Holdings payable to one of our wholly-owned subsidiaries.

  Tax Covenants

   During the period prior to the effective time of the merger, we must, and must cause each of our subsidiaries to: (i) promptly notify Alcoa of any material claim, investigation or audit pending against or with respect to us or any of our subsidiaries in respect of any tax and (ii) not make any tax election or settle or compromise any tax liability or refund, or other action if any such action would have the effect of increasing the tax liability or reducing any credit or tax attribute of ours and any of our subsidiaries without the prior written consent of Alcoa, unless such action: (A) is consistent with prior actions, (B) is required by law, or
(C) individually or in the aggregate, would not constitute a material adverse effect on us.

Conditions to the Merger

   The obligation of each of Alcoa, AI Merger Sub and Ivex to complete the merger are conditioned upon the following:

   . The merger agreement must have been adopted by the requisite vote of our stockholders.

   . There must not be any statute, rule, regulation or order of a court or governmental or regulatory agency of competent jurisdiction which prevents the consummation of the merger substantially on the terms contemplated by the merger agreement, provided that each party shall, before invoking this condition, use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.

   . The U.S. antitrust review waiting periods must have expired or been terminated. All other governmental approvals and filings legally required for the consummation of the merger and the transactions contemplated by the merger agreement must have been obtained or made, except where the failure to obtain such approval or make such filing, individually or in the aggregate, would not have a material adverse effect on us.

   . The distribution shall have been consummated in accordance with the distribution agreement.

   . The representations and warranties of each party must be accurate in all material respects as of the effective time of the merger.

   . Each party must have complied in all material respects with their respective covenants under the merger agreement.

   . No Distribution Date (as defined in the rights agreement) shall have occurred.

Termination

   Ivex and Alcoa may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

   . by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

   . by either party if our stockholders fail to adopt the merger agreement at the special meeting;

   . by either party if the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

   . by either party if the other party to the merger agreement fails to perform in any material respect any of its obligations under the merger agreement which failure is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by either party if the other party to the merger agreement breaches its representations and warranties in any material respect and such breach is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by Alcoa if the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa; and

   . by us prior to obtaining stockholder adoption of the merger agreement with Alcoa, after paying a termination fee in the amount $9.0 million, if we receive a proposal or offer on terms which the Board concludes are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched.

Termination Fee

   We have agreed to pay Alcoa a fee of $9.0 million if:

   . the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa;

   . the Board provides written notice to Alcoa that we intend to enter into a binding agreement for a proposal or offer that the Board has concluded is on terms which are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched; or

   .   the following three events occur:

      . the merger agreement is terminated by either party because (1) our stockholders fail to adopt the merger agreement at the special meeting or (2) the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

      . prior to such termination, we receive a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock; and

      . within 12 months following such termination of the merger agreement, we enter into or agree to enter into a binding written agreement with respect to a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock.

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

                         OTHER MATTERS AND INFORMATION

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

Antitrust Considerations


   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") provides that transactions such as the merger may not be completed until specified information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period has expired or terminated. The specified waiting period under the HSR Act was terminated on May 14, 2002.



   The termination of the waiting period under the HSR Act does not preclude the Antitrust Division, the Federal Trade Commission, state authorities or private parties from challenging the merger on antitrust grounds.


Market Price of Ivex Common Stock and Dividend Information

   Our common stock is traded on The New York Stock Exchange under the symbol "IXX." The table below sets forth by quarter, since the beginning of our fiscal year ended December 31, 2000, the high bid and low bid quotations for the common stock as reported on the Bulletin Board and the dividends paid per share. These quotations are representative of prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.


                                                Market Prices
                                                ------------- Dividends
                                                 High   Low   Per Share
                                                ------ ------ ---------
        Fiscal Year 2000
           First Quarter....................... $10.50 $ 5.13    $0
           Second Quarter......................  12.50   7.63     0
           Third Quarter.......................  11.88   9.25     0
           Fourth Quarter......................  11.50   8.13     0

        Fiscal Year 2001
           First Quarter....................... $14.00 $ 9.75    $0
           Second Quarter......................  20.01  13.00     0
           Third Quarter.......................  20.30  12.95     0
           Fourth Quarter......................  20.08  14.65     0

        Fiscal Year 2002
           First Quarter....................... $23.35 $18.75    $0
           Second Quarter through May 14, 2002. $23.04 $22.87    $0


   On March 18, 2002, the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, the closing price for our common stock was $21.25.


   On May 14, 2002, the closing price for common stock was $23.00.


   The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. No assurance can be given as to the future price of or market for our common stock or Packaging Dynamics common stock.

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

Forward-Looking Statements

   Certain information contained in, or incorporated by reference in, this proxy statement should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are identified by the use of forward-looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on our current expectations. Because forward-looking statements involve risks and uncertainties, our plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are:

   . changes in consumer demand and prices resulting in a negative impact on revenues and margins;

   . raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies;

   .   increased competition in our product lines;

   .   changes in capital availability or costs;

   .   workforce factors such as strikes or labor interruptions;

   . our ability and the ability of subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses;

   . the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations;

   . the general political, economic and competitive conditions in markets and countries where we and our subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and

   . the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control and our subsidiaries' control.

Future Stockholder Proposals

   If the merger is not completed, we intend to hold our 2002 annual meeting of stockholders as soon as practicable after termination of the merger agreement. In the event the merger is not completed, the deadlines that will apply to stockholder proposals and nominations to the board of directors for the 2002 annual meeting of stockholders will be as follows:

   . the deadline for submitting a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy materials for the meeting would be a reasonable time before we begin to print and mail our proxy materials for the meeting;

   . a stockholder proposal submitted outside the processes of Rule 14a-8 would be considered untimely if it were submitted later than the close of business on the 10th day following the date notice of the meeting is mailed or a public announcement of the meeting is mailed, whichever first occurs; and

   . under our bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act and nominations for election to the Board would have to be received by us not later than the close of business on the 10th day following the date notice of the meeting is mailed or a public announcement of the meeting is mailed, whichever first occurs.

Stockholder proposals and nominations must be submitted in proper written form to the our secretary.

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

Where You Can Find More Information

   We are subject to the informational requirements of the Securities Exchange Act of 1934, pursuant to which we file reports and other information with the United States Securities and Exchange Commission. Such reports and other information may be inspected and copied at the following offices of the SEC:

   For further information concerning the SEC's public reference rooms, you may call the SEC at
1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Ivex. The address of the SEC's web site is http://www.sec.gov.

   The SEC allows us to "incorporate by reference" information into this proxy statement, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

   This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about Ivex that is not included in or delivered with this proxy statement.


         Ivex Filings                             Period
         ------------                             ------
         Annual Report on Form 10-K Fiscal Year ended December 31, 2001
         Current Report on Form 8-K Filed March 18, 2002




   We also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in those documents by reference). Requests should be directed to us at the following address:

      Ivex Packaging Corporation
      100 Tri-State Drive, Suite 200
      Lincolnshire, Illinois 60069
      Attention: Secretary
      Telephone: (608) 828-2000

                                                                     Appendix A

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                                  ALCOA INC.,

                              AI MERGER SUB INC.

                                      and

                          IVEX PACKAGING CORPORATION

                                March 18, 2002

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
RECITALS...................................................................................   1

ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING; THE SPIN-OFF..........................................   1
1.1  The Merger............................................................................   1
1.2  Closing...............................................................................   1
1.3  Effective Time........................................................................   2
1.4  Effects of the Merger.................................................................   2
1.5  The Spin-Off..........................................................................   2

ARTICLE II
SURVIVING CORPORATION......................................................................   2
2.1  Certificate of Incorporation..........................................................   2
2.2  By-Laws...............................................................................   2
2.3  Directors.............................................................................   2
2.4  Officers..............................................................................   2

ARTICLE III
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
  SHARES IN THE MERGER.....................................................................   2
3.1  Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger   2
3.2  Stockholders Meeting..................................................................   3
3.3  Payment for Shares in the Merger......................................................   3
3.4  Dissenting Shares.....................................................................   4
3.5  No Further Rights or Transfers; Cancellation of Treasury Shares.......................   5
3.6  Stock Options.........................................................................   5
3.7  Certain Company Actions...............................................................   5
3.8  Lost Certificates.....................................................................   5

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................   6
4.1  Corporate Organization and Qualification..............................................   6
4.2  Capitalization........................................................................   6
4.3  Authority Relative to This Agreement..................................................   7
4.4  Consents and Approvals; No Violation..................................................   8
4.5  SEC Reports; Financial Statements.....................................................   9
4.6  Absence of Certain Changes or Events..................................................   9
4.7  Litigation............................................................................  10
4.8  Proxy Statement.......................................................................  10
4.9  Taxes.................................................................................  10
4.10 Employee Benefit Plans; Labor Matters.................................................  12
4.11 Environmental Laws and Regulations....................................................  13
4.12 Intangible Property...................................................................  14
4.13 Compliance with Laws and Orders.......................................................  14
4.14 Rights Agreement......................................................................  14
4.15 Certain Agreements....................................................................  14
4.16 Brokers and Finders...................................................................  15
4.17 Opinion of Financial Advisor..........................................................  15
4.18 Packaging Dynamics....................................................................  15

                                                                             Page
                                                                             ----

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..........................  15
5.1  Corporate Organization and Qualification...............................  15
5.2  Authority Relative to This Agreement...................................  16
5.3  Consents and Approvals; No Violation...................................  16
5.4  Proxy Statement........................................................  16
5.5  Interim Operations of Newco............................................  16
5.6  Brokers and Finders....................................................  17
5.7  Share Ownership........................................................  17

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS.........................................  17
6.1  Conduct of Business of the Company.....................................  17
6.2  No Solicitation of Transactions........................................  19
6.3  Reasonable Best Efforts................................................  20
6.4  Access to Information..................................................  21
6.5  Publicity..............................................................  21
6.6  Indemnification of Directors and Officers..............................  21
6.7  Employees..............................................................  22
6.8  Spin-Off...............................................................  23
6.9  Tax Covenants..........................................................  23

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER....................................  24
7.1  Conditions to Each Party's Obligations to Effect the Merger............  24
7.2  Conditions to the Company's Obligations to Effect the Merger...........  24
7.3  Conditions to Parent's and Newco's Obligations to Effect the Merger....  24

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER..............................................  25
8.1  Termination by Mutual Consent..........................................  25
8.2  Termination by Either Parent or the Company............................  25
8.3  Termination by Parent..................................................  25
8.4  Termination by the Company.............................................  25
8.5  Effect of Termination..................................................  26
8.6  Extension; Waiver......................................................  26

ARTICLE IX
MISCELLANEOUS AND GENERAL...................................................  26
9.1  Payment of Expenses....................................................  26
9.2  Survival of Representations and Warranties; Survival of Confidentiality  26
9.3  Modification or Amendment..............................................  27
9.4  Waiver of Conditions...................................................  27
9.5  Counterparts...........................................................  27
9.6  Governing Law..........................................................  27
9.7  Notices................................................................  27
9.8  Entire Agreement; Assignment...........................................  28
9.9  Parties in Interest....................................................  28
9.10 Certain Definitions....................................................  28
9.11 Obligation of Parent...................................................  29
9.12 Invalid Provisions.....................................................  29
9.13 Captions...............................................................  29
9.14 Enforcement............................................................  29

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 18, 2002, by and among Alcoa Inc., a Pennsylvania corporation ("Parent"), AI Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent ("Newco"), and Ivex Packaging Corporation, a Delaware corporation (the "Company").

                                   RECITALS

   WHEREAS, the Boards of Directors of Parent, Newco and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Newco would merge with and into the Company and the Company would become a wholly-owned Subsidiary of Parent (the "Merger");

   WHEREAS, the Company and its wholly-owned subsidiary, Packaging Dynamics Corporation ("Packaging Dynamics"), are simultaneously herewith entering into a Distribution Agreement (the "Distribution Agreement") pursuant to which immediately prior to the Effective Time all of the outstanding shares of common stock of Packaging Dynamics then owned by the Company will be distributed to the Company's stockholders (the "Distribution"), and to effect the various transactions contemplated thereby, provided that all conditions precedent to the Distribution set forth in the Distribution Agreement have been satisfied (all such transactions being herein referred to collectively as the "Spin-Off ");

   WHEREAS, for United States federal income tax purposes it is intended that the Distribution and the Merger be treated with respect to the Company stockholders as an integrated transaction and that the Distribution will be treated as a redemption of outstanding Shares in connection with the complete termination of the Company stockholders' interest in the Company;

   WHEREAS, the Merger will occur only after and conditioned upon the Spin-Off; and

   WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Spin-Off.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                                   ARTICLE I

               THE MERGER; EFFECTIVE TIME; CLOSING; THE SPIN-OFF

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company and Newco shall consummate the Merger in which (a) Newco shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the separate corporate existence of Newco shall thereupon cease,
(b) the Company shall be the successor or surviving corporation in the Merger, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

   1.2  Closing.  The closing of the Merger (the "Closing") shall take place
(a) at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, at 10:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree (the "Closing Date").

   1.3 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State or at such other time as is agreed by the parties and specified in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the "Effective Time").

   1.4 Effects of the Merger. The effects of the Merger shall be as provided in the applicable provisions of the DGCL.

   1.5 The Spin-Off. Provided that all conditions precedent to the Spin-Off set forth in the Distribution Agreement have been satisfied, prior to the Effective Time, the Company will cause each person that is intended to be a party to the agreements set forth in Section 3.02(d) of the Distribution Agreement (the "Distribution Ancillary Agreements" and together with the Distribution Agreement and any other agreements or documents to be entered into to effect the transactions contemplated by the Distribution Agreement or by the Distribution Ancillary Agreements (but excluding the Agreement and the Confidentiality Agreement), the "Spin-Off Agreements") to enter into the Distribution Ancillary Agreements and, provided that all conditions precedent to the Spin-Off set forth in the Distribution Agreement have been satisfied, on the terms and subject to the conditions of the Distribution Agreement, immediately prior to the Effective Time, the Company shall effect the Distribution and the Company shall effect, and shall cause Packaging Dynamics to effect, all other transactions related to the Spin-Off.

                                  ARTICLE II

                             SURVIVING CORPORATION

   2.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit A, until thereafter amended in accordance with its terms and the DGCL.

   2.2 By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL.

   2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

   2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE III

   MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

   3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of common stock, par value $0.01 per share, of the Company (together with the associated Rights (as defined below), the "Shares") or capital stock of Newco:

      (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and Shares owned by Parent, Newco, any of Parent's direct or indirect wholly-owned Subsidiaries or any of the Company's direct or indirect wholly-owned Subsidiaries or held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be canceled and extinguished and converted into the right to receive, pursuant to Section 3.3, $21.50 per Share in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon the surrender of the certificate formerly representing such Share.

      (b) At the Effective Time, each Share issued and outstanding and owned by Parent or Newco or Shares held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. Each Share issued and outstanding and owned by any Subsidiary of the Company or of Parent (other than Newco) shall remain outstanding without change.

      (c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

   3.2 Stockholders Meeting. The Company, acting through its Board of Directors, shall:

      (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting"), to be held as soon as practicable after the date hereof, for the purpose of obtaining the Company Stockholder Approval (as defined below in Section 4.4(b));

      (b) recommend to its stockholders, and include in the Proxy Statement (as defined below in Section 4.8) such recommendation of the Board of Directors, that the stockholders of the Company vote in favor of the approval and adoption of this Agreement; notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw, modify or amend its recommendation if in the good faith opinion of the Board of Directors, after consultation with outside counsel and the Company's independent financial advisors, such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; any such withdrawal, modification or amendment shall not constitute a breach of this Agreement; and any such withdrawal, modification or amendment shall not relieve the Company of any other obligations under this Agreement, including Sections 3.2(a) and 3.2(c); and

      (c) use all reasonable best efforts to promptly prepare and file with the Securities and Exchange Commission (the "SEC") the Proxy Statement and (A) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the date hereof and (B) obtain the Company Stockholder Approval; provided, however, that any withdrawal, modification or amendment of the recommendation of the Board of Directors that is permitted under Section 3.2(b) shall not constitute a breach of this Section 3.2(c).

   3.3 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

      (a) From time to time on or after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent and reasonably acceptable to the Company (the "Paying Agent") for the benefit of the holders of Shares, funds in the amounts and at the times necessary to make the payments contemplated by Section 3.1 (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund.

      (b) The Paying Agent shall invest the Payment Fund as directed by Parent or Newco. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 3.1 and this Section 3.3, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

      (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares and for Shares referred to in
   Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
   Section 3.3(c), each Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares referred to in
   Section 3.1(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration, without interest, less any required withholding of taxes.

      (d) Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.

      (e) Neither the Paying Agent nor any party to this Agreement shall be liable to any stockholder of the Company or holder of any Option (as defined below) for any Shares, any Options, the Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any governmental entity, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation.

      (f) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any stockholder of the Company or Option holder such amounts as Parent, the Surviving Corporation or the Paying Agent in good faith reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 4.9(h)), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholder or Option holder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

   3.4  Dissenting Shares.

      (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, less any required withholding taxes.

      (b) The Company shall give Parent (i) prompt notice and copies of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served or sent pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands or agree to do any of the foregoing.

      (c) The exercise of appraisal rights under the DGCL whether or not perfected shall not affect any holder's right to receive a pro-rata share of the Spin-Off.

   3.5  No Further Rights or Transfers; Cancellation of Treasury
Shares. Except for the surrender of the Certificate(s) in exchange for the right to receive the Merger Consideration with respect to each Share or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Shares shall cease to have any rights as a stockholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

   3.6 Stock Options. After the Effective Time, each option to acquire any Shares ("Option"), including any Option which has been granted under the Company's Amended and Restated 1997 Long Term Stock Incentive Plan, 1999 Stock Option Plan for Non-Employee Directors, IPC Option Plan or any predecessor plans thereto (together, the "Option Plans"), that is outstanding at the Effective Time, whether or not then exercisable, shall be (or, if not previously vested and exercisable, shall become) vested and exercisable and such Options immediately thereafter shall be canceled by the Company, and each holder of a canceled Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Option an amount in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise price of each such Option, times (b) the number of Shares covered by such Option. Prior to the Effective Time, the Company shall use reasonable best efforts to obtain all necessary consents, if any, from, and provide any required notices to, holders of Options.

   3.7 Certain Company Actions. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

   3.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Newco that:

   4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except (i) in the case of the Company, where failure to so qualify or be in good standing as a foreign corporation, individually or in the aggregate, would not have a Company Material Adverse Effect (as hereinafter defined in Section 9.10) and (ii) in the case of any Subsidiary, where failure to so qualify or be in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority, individually or in the aggregate, as would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended through the date of this Agreement, which remain in full force and effect, and neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of their respective certificates or incorporation or by-laws or comparable organizational documents.

   4.2 Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares of which, as of March 13, 2002, 20,624,426 Shares were issued and outstanding and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"), of which, as of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued and fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-laws or any contract to which the Company is a party or otherwise bound. As of March 15, 2002, 2,445,667 Shares were subject to outstanding Options, 300,000 Shares were reserved for issuance under the Company's 1999 Employee Stock Purchase Plan ("ESPP") (128,550 Shares have been purchased pursuant to the ESPP) and 200,000 shares of Company Preferred Stock designated Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement dated as of February 10, 1999, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). The Company has delivered or made available to Parent a complete and correct list, as of the close of business on March 15, 2002, of all outstanding Options, the number of Shares subject to each such Option, the exercise prices and the names of the holders of each Option. As of the close of business on March 15, 2002, there were outstanding Options to purchase 2,445,667 Shares with the weighted average exercise price of such Options equal to $16.10. There are no outstanding stock appreciation rights or other rights (other than rights that may have arisen under the ESPP) that are linked in any way to the price of the Shares or the value of the Company or any part thereof that were not granted in tandem with a related Option. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and no securities or other instruments or obligations of the Company or any of its Subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the capital stock of or other equity or voting interests in its wholly-owned Subsidiaries or as set forth on Schedule 4.2, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity. Except as set forth on Schedule 4.2, all outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, security interests, liens, charges, encumbrances, claims and options of any nature (other than liens, charges and encumbrances for current taxes not yet due and liens, charges and encumbrances being contested through appropriate proceedings and for which adequate reserves have been established on the books of the Company or one of its Subsidiaries in accordance with U.S. generally accepted accounting principles ("GAAP")) ("Liens") and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above and on Schedule 4.2 and except for the rights under the Rights Agreement to purchase common share purchase rights ("Rights"), there are not as of the date hereof (A) any shares of capital stock or other voting securities of the Company issued or outstanding or (B) any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based units, contracts, subscriptions, arrangements, undertakings or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, (i) requiring any of them to issue, transfer, sell, purchase, redeem or acquire or cause to be issued, transferred, sold, purchased, redeemed or acquired, any shares of capital stock of, or other voting or equity interests in, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of, or other voting or equity interests in, the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries or any other entity, (ii) requiring any of them to issue, grant, extend or enter into any such option, warrant, call, right, commitment, security, contract, subscription, arrangement, undertaking or other agreement or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.

   4.3 Authority Relative to This Agreement. (a) The Company and its Subsidiaries who are parties have the requisite corporate power and authority to execute and deliver this Agreement and the Spin-Off Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Spin-Off Agreements and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Spin-Off Agreements or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the Company Stockholder Approval). Each of this Agreement and the Spin-Off Agreements has been duly and validly executed and delivered by each of the Company and its Subsidiaries who are parties thereto and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, except that such enforceability may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      (b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Spin-Off Agreements, the Spin-Off and the other transactions contemplated by this Agreement and the Spin-Off Agreements, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Parent and Newco and this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement.

   4.4 Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement or the Spin-Off Agreements nor the consummation by the Company or its Subsidiaries of the transactions contemplated hereby or thereby will:

          (i) conflict with or result in any breach of any provision of the respective articles or certificates of incorporation or by-laws or comparable charter or organizational documents of the Company or any of its Subsidiaries;

          (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign court or governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act,
       (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), (E) required filings with and notifications to the New York Stock Exchange and the Chicago Stock Exchange, (F) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (G) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, would not have a Company Material Adverse Effect, (I) such filings, consents, approvals, orders, registrations and declarations as may be required under the merger notification or foreign investment laws of any foreign country in which Parent or the Company or any of its Subsidiaries conducts any business or owns any assets; (J) such filings, consents, approvals, orders, registrations, declarations and filings as may be required in connection with the Spin-Off and set forth in Schedule 4.4(a)(ii); or (K) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Newco;

          (iii) except as set forth in Schedule 4.4(a)(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or loss of a material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, license, permit, lease, indenture, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound, except in any such case where requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Company Material Adverse Effect; or

          (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the Company Stockholder Approval has been obtained, violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (b) Assuming the accuracy of the representation and warranty contained in
   Section 5.7, the affirmative vote of the holders of record of at least a majority of the outstanding Shares in favor of the approval and adoption of this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Spin-Off Agreements, the Merger, the Spin-Off and the other transactions contemplated hereby or thereby.

   4.5  SEC Reports; Financial Statements.

      (a) The Company has filed all forms, reports, schedules and other documents required to be filed by it with the SEC since January 1, 2000, pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, as the case may be (collectively, the "Company SEC Reports"). True and correct copies of the Company SEC Reports filed prior to the date of this Agreement (which, for the avoidance of doubt, includes the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2001, filed with the SEC on March 18, 2002)(the "Filed Company SEC Reports") have been previously furnished or made available to Parent. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

      (c) Except as disclosed in the Filed Company SEC Reports (including, for the avoidance of doubt, the Company's financial statements included therein), and except as disclosed on the schedules to this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than those which, individually or in the aggregate, would not have a Company Material Adverse Effect; provided, that for purposes of this clause (c), in determining the materiality of any undisclosed liability or obligation, the benefits to the Company or any of its Subsidiaries, as reasonably determined by the Company, related to such liability or obligation shall be taken into account.

      (d) None of the Subsidiaries of the Company is, or has at any time since January 1, 2000 been, subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act.

   4.6 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Reports, or as set forth in the schedules to this Agreement or as permitted by this Agreement, since December 31, 2001, neither the Company nor any of its Subsidiaries has suffered any Company Material Adverse Effect and each of the Company and its Subsidiaries has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company, or any repurchase for value by the Company of any of the capital stock of the Company;

          (ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

          (iii) (A) any granting by the Company or any Subsidiary of the Company to any director or officer of the Company or any Subsidiary of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 2001, (B) any granting by the Company or any Subsidiary of the Company to any such director or officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2001, (C) any entry by the Company or any Subsidiary of the Company into any employment, severance or termination agreement with any such director or officer or (D) any grant of any Option or right to acquire any capital stock of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice;

          (iv) any change in accounting methods, principles or practices by the Company or any Subsidiary of the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

          (v) any material elections with respect to taxes by the Company or any Subsidiary of the Company (except as required by law or as consistent with prior period tax returns) or settlement or compromise by the Company or any Subsidiary of the Company of any material tax liability or refund.

   4.7 Litigation. Other than any action, claim, suit, proceeding or investigation that is based on or relating to this Agreement, the Spin-Off Agreements or the transactions contemplated hereby or thereby, the Filed Company SEC Reports accurately disclose in all material respects all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which (i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate would have a Company Material Adverse Effect. No judgment, decree, injunction, rule or order of any governmental entity or arbitrator is outstanding against the Company or any of its Subsidiaries that individually or in the aggregate would have a Company Material Adverse Effect.

   4.8 Proxy Statement. Any proxy, information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement") will comply in all material respects with applicable federal securities laws, and the rules and regulations thereunder, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company's Stockholders, or at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Proxy Statement.

   4.9  Taxes.

      (a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired (taking into account any applicable extensions), the Company, its Subsidiaries and each Company Consolidated Group have timely and properly filed, and will through the date of the Closing timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed and all such returns are or will be complete and accurate in all material aspects. The Company, its Subsidiaries and each Company Consolidated Group have paid or have caused to be paid all material taxes and withholding amounts due and owing, except where the failure to pay such taxes or withholding amounts, individually or in the aggregate, would not have a Company Material Adverse Effect, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all material taxes payable by the Company, its Subsidiaries and each Company Consolidated Group for all taxable periods and portions thereof accrued through the date of the financial statements.

      (b) Audits. Except as set forth in Schedule 4.9, no material deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed against the Company, its Subsidiaries or any Company Consolidated Group. The federal income tax returns of the Company and its Subsidiaries have closed by virtue of the applicable statute of limitations for all taxable years through 1997. The federal income tax returns of the Company and its Subsidiaries have been examined by and settled with the U.S. Internal Revenue Service for all taxable years through 1993. All assessments for taxes due and owing by the Company, any of its Subsidiaries or any Company Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor its Subsidiaries has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to taxes of the Company, any Subsidiary or any Company Consolidated Group with respect to a taxable period for which the statute of limitations remains open or (ii) consented to any extension of the statute of limitations with respect to any open federal, state or local tax returns in each case other than those whose amounts, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (c) Liens. Except as set forth in Schedule 4.9, there are no tax Liens upon any property or assets of the Company or its Subsidiaries except for Liens whose amounts, individually or in the aggregate, would not have Company Material Adverse Effect.

      (d) Deferrals. The Company and its Subsidiaries will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Reports) in a prior taxable period but was not recognized for tax purposes in any prior taxable purposes as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

      (e) Spin-Offs. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (f) Withholding Taxes. The Company and its Subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121, and 3402 of the Code and similar provisions under any federal, state, local or foreign tax laws) and have, within the time and manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld other than those amounts which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (g) Other Representations. The Company and its Subsidiaries have not and will not make any elections under Section 341(f) of the Code.

      (h) Tax Definitions. As used in this Agreement (A) "Code" means the Internal Revenue Code of 1986, as amended, (B) "taxes" shall include (x) federal, state, local and foreign income, property, sales, excise and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clauses (x) or (y) and (C) "Company Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code, in which the Company or any Subsidiary of the Company is or has ever been a member of any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

      (i) The Company has provided or made available to Parent complete and correct copies of all tax sharing agreements, tax indemnity obligations and similar agreements to which the Company or any of its Subsidiaries is a party.

      (j) As of December 31, 2001, IPMC Inc.'s basis in its interest in Packaging Holdings LLC for U.S. federal income tax purposes was no less than the amount designated on Schedule 4.9(j).

   4.10  Employee Benefit Plans; Labor Matters.

      (a) Schedule 4.10(a) contains a true and complete list of each material deferred compensation, incentive compensation or equity compensation plan; each material employment, consulting, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Company Plans"). Each Company Plan that is a benefit plan within the meaning of Section 3(3) of ERISA is hereinafter referred to as a "Company ERISA Plan." With respect to each Company ERISA Plan, except as set forth in
   Schedule 4.10(a) or the Filed Company SEC Reports or except as, individually or in the aggregate, would not have a Company Material Adverse Effect: (i) each Company ERISA Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the U.S. Internal Revenue Service that it is so qualified and, to the knowledge of the Company, nothing has occurred that is reasonably likely to affect the qualified status of such Company ERISA Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV or Section 302 of ERISA that has not been satisfied in full and, to the knowledge of the Company, no fact or event exists that is reasonably likely to give rise to any liability. Except as set forth in Schedule 4.10(a) or the Filed Company SEC Reports, the aggregate accumulated benefit obligations of each Company ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company ERISA Plan) do not exceed the fair market value of the assets of such Company ERISA Plan (as of the date of such valuation).

      (b) The Company has delivered or made available to Parent true and complete copies of the Company Plans and any amendments thereto, and in the case of any Company ERISA Plan, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter issued with respect to each Company ERISA Plan intended to qualify under Section 401 of the Code.

      (c) Except as set forth in Schedule 4.10(c), any Company Plan that provides medical, surgical, hospitalization, death or similar benefits for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by law or (ii) benefits the full cost of which are borne by current or former employees (or their beneficiaries)) may be amended or terminated without liability that, individually or in the aggregate, would have a Company Material Adverse Effect.

      (d) The Company has delivered or made available to Parent the Company's analysis of those plans, contracts, arrangements or understandings under which payments may be made that could constitute "excess parachute" payments within the meaning of Section 280G of the Code. The Company will deliver or make available to Parent such information as Parent reasonably requests for purposes of estimating the aggregate amount of such excess parachute payments.

      (e) There are no pending, or to the knowledge of the Company, threatened claims, investigations or audits related to any Company Plan except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (f) Except as set forth in Schedule 4.10(f), neither the Company nor any of its Subsidiaries (i) is a party to any collective bargaining or other labor union contracts as of the date of this Agreement or (ii) in violation of any law, statute, rule or regulation applicable to labor relations, employment, working conditions or wages the effect of which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in Schedule 4.10(f), there are no pending or, to the knowledge of the Company threatened, lawsuits, grievances or claims involving the Company or any Subsidiary related to labor or employment matters that, individually or in the aggregate, would have a Company Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, would not have a Company Material Adverse Effect.

   4.11   Environmental Laws and Regulations.

      (a) Except as set forth on Schedule 4.11, (i) each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from any relevant governmental entities which are required under any applicable Environmental Law in respect of its business or operations ("Environmental Permits"), (ii) each of such Environmental Permits is in full force and effect, and (iii) each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to obtain, be in full force and effect or be in compliance which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (b) Except as set forth on Schedule 4.11, there are no Environmental Claims pending, or to the knowledge of the Company threatened, against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any person whose liability for any such Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which, individually or in the aggregate, would have a Company Material Adverse Effect.

      (c) Except as set forth in Schedule 4.11, to the knowledge of the Company, (i) there have not been any releases of any Hazardous Materials on sites currently owned, operated or leased by the Company or any of its Subsidiaries that would be reasonably likely to form the basis of an Environmental Claim against the Company or any of its Subsidiaries and (ii) no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), except for any such release or listing which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (d) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, except for such Liens which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (e) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from
   (a) the presence or release or threatened release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. "Environmental Law" means any law, rule, regulation, decree, common law, judgment or order relating in any way to the protection of human health or safety as it relates to Hazardous Materials, pollution, protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface areas), or the preservation or reclamation of natural resources or to emissions, discharges, releases or threatened releases of any Hazardous Material. "Hazardous Materials" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde, foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls; (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

   4.12 Intangible Property. The Company or a Subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. Except as disclosed on Schedule 4.12, (i) neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both would be in default) under any license or other grant to use such intangible property, (ii) to the Company's knowledge, such intangible property is not being infringed by any third party and (iii) there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Subsidiary is in violation of any such intangible property rights of any third party, in each case other than any default, infringement or claim that, individually or in the aggregate, would not have a Company Material Adverse Effect.

   4.13 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.9, 4.10 and 4.11, each of the Company and its Subsidiaries possesses all requisite governmental franchises, licenses, permits, authorizations, approvals and consents ("Permits") to own its properties and to carry on its business as it is now being conducted and neither the Company nor any Subsidiary is in violation of or in default under such Permit or any law, statute, ordinance, rule or regulation of any federal, state, local or foreign governmental or regulatory authority ("Laws") or writ, judgment, decree, injunction or similar order of any federal, state, local or foreign governmental or regulatory authority, in each case, whether preliminary or final, (an "Order") applicable to the Company or any Subsidiary or any of their respective assets and properties, in each case other than where such failures to possess, violations, or defaults, individually or in the aggregate, would not have a Company Material Adverse Effect.

   4.14 Rights Agreement. Assuming the accuracy of Parent's and Newco's representations in Section 5.7 of this Agreement, neither the execution nor the delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in a "Distribution Date" (as defined in the Rights Agreement). The Company and the Board of Directors of the Company have irrevocably taken all actions necessary to (i) make the Rights inapplicable to Parent, Newco, this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Rights Agreement) by reason of this Agreement, the Merger or any other transaction contemplated by this Agreement and (B) the Rights shall expire immediately prior to the Effective Time.

   4.15 Certain Agreements. Except as set forth in Schedule 4.15 or in the Filed Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except for the agreements listed in Schedule
4.15 or except for any such, individually or in the aggregate, as would not have a Company Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Other than as disclosed in the Filed Company SEC Reports or other than contracts, arrangements or understandings that are ordinary course commercial arrangements on arms-length terms, none of the Company nor any of its Subsidiaries are directly or indirectly a party to any material contract, arrangement or understanding with an affiliate of the Company.

   4.16 Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch & Co. ("Merrill Lynch") and Deutsche Banc Alex. Brown Inc., which fees and expenses are reflected in their agreements with the Company and will be paid by the Company, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement or the Spin-Off Agreements which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the Spin-Off Agreements or the transactions contemplated hereby or thereby. The Company has furnished or made available to Parent a true and complete copy of all agreements between the Company and Merrill Lynch and Deutsche Banc Alex. Brown Inc. relating to the transactions contemplated by this Agreement.

   4.17 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which has been provided to Parent.

   4.18 Packaging Dynamics. Packaging Dynamics was formed solely for the purpose of holding the Company's interest in Packaging Holdings LLC and to consummate the Spin-Off as contemplated herein and in the Distribution Agreement. Packaging Dynamics has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Spin-Off and will own no other assets other than the Company's and the other investors' interests in Packaging Holdings LLC. There are no material assets owned by Packaging Dynamics or Packaging Holdings LLC or its Subsidiaries that are used in the business of the Company and its Subsidiaries. Other than the contracts, arrangements or understandings which are set forth in Schedule 4.18, which in each instance are ordinary course commercial arrangements on arms-length terms, neither Packaging Dynamics nor Packaging Holdings LLC nor its Subsidiaries is directly or indirectly a party to any contract, arrangement or understanding with the Company (other than the Spin-Off Agreements). Other than the termination or cancellation of the contracts and arrangements listed on Schedule 4.18, the termination of all contracts, arrangements and understandings between the Company and Packaging Dynamics and/or Packaging Holdings LLC or its Subsidiaries, to the extent contemplated by the Distribution Agreement, would not adversely affect the Company.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                   AND NEWCO

   Each of Parent and Newco represent and warrant jointly and severally to the Company that:

   5.1 Corporate Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing individually or in the aggregate, would not have a Parent Material Adverse Effect (as hereinafter defined in Section 9.10). Each of Parent and Newco has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where the failure to have such power and authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective Articles of Incorporation, Certificate of Incorporation and By-Laws.

   5.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   5.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will:

      (a) conflict with or result in any breach of any provision of the Articles of Incorporation or the By-Laws of Parent or the Certificate of Incorporation or the By-Laws of Newco;

      (b) require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign court or governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, would not have a Parent Material Adverse Effect, or (vii) filings, consents, approvals, orders, registrations and declarations as may be required under the merger notification or foreign investment laws of any foreign country in which Parent or the Company or any of its Subsidiaries conducts any business or owns any assets;

      (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or loss of a material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, license, permit, lease, indenture, contract, agreement or other instrument or obligation to which Parent or Newco is a party or by which any of their properties or assets may be bound, except in any such case where requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Parent Material Adverse Effect; or

      (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

   5.4 Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   5.5 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

   5.6 Brokers and Finders. Except for the fees and expenses payable to Salomon Smith Barney Inc., which fees and expenses are reflected in its agreement with Parent and will be paid by Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

   5.7 Share Ownership. Neither Parent nor any of its Subsidiaries or other affiliates beneficially owns directly or indirectly, any Shares.

                                  ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

   6.1  Conduct of Business of the Company.

   The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the Parent shall otherwise agree in writing or except as otherwise permitted by this Agreement or the Distribution Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with customers, suppliers and others having significant business dealings with the Company and its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or the Distribution Agreement or as set forth in
Schedule 6.1, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

      (a) except for Shares to be issued or delivered pursuant to Options outstanding on the date of this Agreement or pursuant to the ESPP, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, grant or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock outstanding on the date hereof;

      (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights or stock-based units;

      (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except for dividends by a wholly-owned Subsidiary of the Company;

      (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger or the Spin-Off);

      (e) adopt any amendments to its certificate or articles of incorporation or by-laws (or similar organizational documents);

      (f) (A) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof,
   (ii) any assets that are material,
   individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory, components or raw materials in the ordinary course of business consistent with past practice or (iii) all or any portion of the assets of Packaging Dynamics or Packaging Holdings LLC or any interest in Packaging Holdings LLC; or (B) sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

      (g) (A) other than short-term borrowings incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or
   (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company;

      (h) grant (i) except as set forth on Schedule 6.1, any increases in the compensation of any of its directors or officers, (ii) any increases in the compensation of any of its employees who are parties to any employment or severance agreement set forth on Schedule 4.15, except ordinary course increases in annual base salary in accordance with past practice, or (iii) any incentive compensation award (including equity-based awards) to any of its directors, officers or such employees;

      (i) pay, agree to pay or award any pension, retirement allowance, severance, termination, incentive or other employee benefit (not required by any of the existing benefit, severance, termination, pension, compensation or employment plans, agreements or arrangements as in effect on the date hereof) to any director or officer, whether past or present;

      (j) except as may be required to comply with applicable law, become obligated under any new collective bargaining agreement, pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, compensation plan, or similar plan or arrangement, which was not in existence on the date hereof, or amend in any material respect any such agreement, plan or arrangement in existence on the date hereof;

      (k) except as required to comply with Section 3.6 modify, amend or adjust the terms of any Option;

      (l) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or by operation of law;

      (m) make any new capital expenditures other than expenditures prior to June 30, 2002 that are less than $1 million individually and less than $15 million in the aggregate;

      (n) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Reports or incurred in the ordinary course of business consistent with past practice or as required by law, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary of the Company is a party;

      (o) except in the ordinary course of business consistent with past practice, make any material change (including failing to renew) in the amount or nature of the insurance policies covering the Company and the Subsidiaries of the Company, other than pursuant to the terms of such existing policies as of the date of this Agreement;

      (p) amend the Rights Agreement, redeem the Rights or take any action with respect to, or make any determination under, the Rights Agreement; or

      (q) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   6.2  No Solicitation of Transactions.

      (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary of the Company ("Company Representatives") to, directly or indirectly, (i) solicit or initiate, encourage, or facilitate any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Newco or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company (a "Competing Transaction");
   (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, if prior to obtaining the Company Stockholder Approval the Company receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party that did not result from a breach of this Section 6.2(a), which the Board of Directors of the Company determines in good faith (after consulting the Board of Directors' independent financial advisor and outside counsel) (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the Spin-Off and the other transactions contemplated by this Agreement and (B) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a "Superior Competing Transaction"), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(c), furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party provided that the Company and such Third Party enter into a confidentiality agreement no less favorable to the Company than the confidentiality agreement entered into between the Company and Parent on November 29, 2001 (the "Confidentiality Agreement"). Without limiting the foregoing, the Company shall be responsible for any action that is in violation of or inconsistent with the restrictions set forth in this Section 6.2(a) by any Company Representative, whether or not such person is purporting to act on behalf of the Company or otherwise. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

      (b) Except as permitted by Section 3.2(b) or Section 6.2(a), neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger.

      (c)  The Company shall promptly advise Parent orally and in writing of
   (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the knowledge of the Company, any Company Representative, the identity of the person making any such Competing Transaction or inquiry and (ii) the material terms of such Competing Transaction or inquiry. The Company will keep Parent reasonably informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner.

   6.3  Reasonable Best Efforts.

      (a)  Subject to the terms and conditions herein provided including
   Section 6.2, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (ii) such filings, consents, approvals, orders registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets) and to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Merger, on or before the Termination Date (as defined below), including without limitation defending through litigation on the merits any antitrust, trade regulation or competition claim asserted in any court by any governmental entity (and, in such case, to proceed with the Merger as expeditiously as possible, subject to the other terms and conditions hereof), provided, however that Parent shall not be required to take any action in connection with, or agree to, any hold separate order, sale, divestiture or disposition of plants, assets or businesses of it or of the Company and its Subsidiaries. Subject to applicable laws relating to the exchange of information and in addition to
   Section 6.3(b), the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

      (b) Parent and the Company shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any governmental authority (whether domestic or foreign). In that regard, each party shall without limitation:
   (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other of) any communications from or with any governmental authority (whether domestic or foreign) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority, (iii) not participate in any meeting with any such governmental authority unless it consults with the other in advance and to the extent permitted by such governmental authority gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such governmental authority with respect to this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as Parent or the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of their materials (Parent or the Company, as the case may be) or its legal counsel.

      (c) The Company shall give prompt notice to Parent, and Parent or Newco shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   6.4 Access to Information. The Company shall (and shall cause each of its Subsidiaries to), throughout the period from the date hereof to the Effective Time, afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable prior notice to its properties, offices, facilities, contracts, commitments, personnel, books and records (including tax returns and supporting work papers) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives (a) all information concerning its business, properties and personnel as may reasonably be requested, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (b) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder. Notwithstanding anything to the contrary contained herein, Parent shall not have the right to undertake environmental sampling at the Company's or its Subsidiaries' facilities in connection with Parent's access rights under this Section 6.4.

   6.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases, otherwise make any public announcements or respond to any press inquiries with respect to this Agreement or the transactions contemplated hereby prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system on which such party's securities are listed, in which case the party proposing to issue such press release, make such public announcement or respond to such press inquiry shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements or responding to any such press inquiries.

   6.6  Indemnification of Directors and Officers.

      (a) Parent and Newco agree that the articles of incorporation or the bylaws of the Surviving Corporation and its subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the current and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries (the "Indemnified Parties") as those provisions that are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company as in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person with respect to matters occurring at or prior to the Effective Time, including the Merger, unless such modification is required by law; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim. For a period of six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies covering those persons who are currently covered by the policies currently maintained by the Company with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided, that if such policies are not available for an annual premium of no more than 200% of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained, provided, further, that at Parent's election, Parent may meet its obligations under the second sentence of this Section 6.6(a) by covering the Indemnified Parties under Parent's insurance policy or policies on the terms described in this Section 6.6(a).

      (b) The Surviving Corporation shall indemnify and hold harmless (and shall advance expenses as incurred to), to the fullest extent permitted under applicable law, each Indemnified Party against any reasonable expenses (including reasonable attorneys' fees and disbursements), judgments, penalties, fines and settlements in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any of the transactions contemplated hereby, and in the event of any such proceeding (whether arising before or after the Effective Time), the parties hereto will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further, that the Surviving Corporation shall not be obligated to pay the fees and disbursements of more than one counsel (together with local counsel) for all Indemni-fied Parties in any single claim, action, suit, proceeding or investigation, unless, based upon advice of counsel to any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

      (c) This Section 6.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.6.

      (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this
   Section 6.6.

      (e) To the extent permitted by law, all rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

   6.7  Employees.

      (a) For the period from the Effective Time through and including December 31, 2002, Parent and the Surviving Corporation agree to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries that in the aggregate are no less favorable to such employees than the Company Plans in effect immediately prior to the Effective Time; provided that this provision shall cease to apply to any employee whose employment is transferred to an unrelated person in connection with a disposition of any of the Surviving Corporation's operations prior to December 31, 2002. In the case of benefit plans and programs under which benefits are paid or determined by reference to the value of Shares, Parent agrees that such benefits shall be paid or determined by reference to the value of shares of common stock of Parent in an equitable manner. It is understood that Parent and the Surviving Corporation intend to consolidate the Company's employee benefit plans, programs, arrangements and policies with its own. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent and the Surviving Corporation for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan (excluding, however, benefit accrual under any defined benefit plans) under the plans of Parent or the Surviving Corporation in which each such employee is eligible to participate after the Effective Time. Without limiting the foregoing, Parent and the Surviving Corporation shall not treat any Company employee as a "new" employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

      (b) Parent and the Surviving Corporation hereby agree to honor and assume the employment agreements, executive termination agreements and individual benefit arrangements listed on Schedule 6.7(b), all as in effect at the Effective Time. Nothing herein shall prohibit Parent or its affiliates from amending, modifying or terminating any benefit plan, program or arrangement in accordance with its terms or from terminating the employment of any employee of the Company or its Subsidiaries.

      (c) The Company shall take such action (including amendment) with respect to the ESPP as necessary to provide that no new Offering Period (as defined therein) shall commence after the date hereof. If any options granted under the ESPP are outstanding at the Effective Time, amounts contributed by ESPP participants shall be promptly refunded to them after the Effective Time in accordance with the terms of the ESPP.

   6.8  Spin-Off.

      (a) The Company shall use reasonable best efforts to satisfy the conditions to the Spin-Off set forth in Section 3.02 of the Distribution Agreement and shall effect the Spin-Off if such conditions have been satisfied. The Company shall cause Packaging Dynamics to comply with its obligations under the Distribution Agreement. Notwithstanding anything in this Section 6.8 to the contrary, the parties acknowledge and agree that this Section 6.8 shall not require the Company or Packaging Dynamics to waive any condition to the Spin-Off set forth in the Distribution Agreement.

      (b) The Company shall keep Parent informed on a regular basis concerning material developments in the transactions contemplated by the Distribution Agreement and the Distribution Ancillary Agreements and the means by which such transactions are effected. Without the prior written consent of Parent, neither the Company nor any of its Subsidiaries who are parties thereto shall amend or waive any of the terms or conditions of the Spin-Off Agreements

      (c) The parties agree that, for all tax purposes, the Merger and Distribution shall be treated with respect to Company stockholders as an integrated transaction and that the Distribution will be treated as a redemption of outstanding Shares in connection with a complete termination of the Company stockholders' interest in the Company. Parent and the Company shall file all tax returns consistent with such treatment and shall take no position that is inconsistent with such treatment in any audit, litigation or other proceeding.

   6.9 Tax Covenants. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and (ii) not make any tax election or settle or compromise any tax liability or refund, consent to any extension or waiver of the statute of limitations period applicable to any tax claim or action, if any such election, settlement, compromise, consent or other action would have the effect of increasing the tax liability or reducing any net operating loss, foreign tax credit, net capital loss or any other credit or tax attribute of the Company or any of the Subsidiaries of the Company (including deductions and credit related to alternative minimum taxes), in each case without the prior written consent of Parent unless such election, settlement, compromise, consent or other action, (A) is consistent with prior actions of the Company or any of its Subsidiaries, (B) is required by law, or
(C) individually or in the aggregate, would not constitute a Company Material Adverse Effect.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

      (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction which has the effect of preventing the consummation of the Merger substantially on the terms contemplated hereby; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.

      (c) Governmental Filings and Consents. The waiting periods under the HSR Act shall have expired or been terminated. All other consents, approvals, authorizations or permits of, or filings with or notifications to, any federal, state, local or foreign governmental or regulatory authority, domestic or foreign, or any court of competent jurisdiction legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained or made and be in effect at the Effective Time, except where the failure to obtain any such consent or make any such filing, individually or in the aggregate, would not have a Company Material Adverse Effect.

      (d) Completion of Spin-Off. The Spin-Off shall have been consummated in accordance with the terms and subject to the conditions set forth in the Distribution Agreement.

   7.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

      (a) The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

      (b) Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

   7.3  Conditions to Parent's and Newco's Obligations to Effect the
Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

      (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

      (b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

      (c) No Distribution Date (as defined in the Rights Agreement) shall have occurred.

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

   8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action having the effect set forth in Section 7.1(b) and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Company Stockholder Approval shall not have been received at the Stockholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before September 18, 2002 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date.

   8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms, and except for those representations which address matters only as of a particular date, which shall remain true and correct as of such date); provided, that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure or (iii) the Board of Directors of the Company withdraws or modifies or amends its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco.

   8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Newco or Parent shall have failed to perform in any material respect any of their obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms, and except for those representa-tions which address matters only as of a particular date, which shall remain true and correct as of such date), except, in any case, such failures to be true and correct which are not reasonably likely to adversely affect Parent's or Newco's ability to consummate the Merger; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after receipt by Parent of written notice of such failure or (iii) the Board of Directors of the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Competing Transaction; provided, however, that: (A) the Company shall have complied with Section 6.2 in all material respects; (B) the Board of Directors of the Company shall have reasonably concluded in good faith (prior to giving effect to any offer which may be made to the Company by Parent pursuant to clause (C) below) in consultation with its financial advisors and outside counsel, that such proposal is a Superior Competing Transaction; (C) Parent does not make, within four business days after receipt of the Company's written notice referred to above in this clause (iii) an offer that the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisors and outside counsel is more favorable to the stockholders of the Company than the Superior Competing Transaction; and (D) the Company Stockholder Approval has not been obtained; provided, that it shall be a condition to termination pursuant to this Section 8.4(iii) that the Company shall have made the payment of the fee to Parent required by Section 8.5(b).

   8.5  Effect of Termination.

      (a) In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 8.5 and the provisions of Sections 4.16, 5.6, 9.1 and 9.2 and the second and third sentences of Section 6.4. Nothing contained in this
   Section 8.5 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or other agreement contained in this Agreement.

      (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

          (i)  by Parent pursuant to Section 8.3(iii);

          (ii)  by the Company pursuant to Section 8.4(iii); or

          (iii) by either Parent or the Company pursuant to Section 8.2(ii) or 8.2(iii) if after the date hereof and prior to such termination the Company receives a proposal or offer for a Competing Transaction on terms which are more favorable from a financial point of view to the holders of the Shares than the Merger and the Spin-Off (an "Alternative Transaction") and within 12 months after termination of this Agreement pursuant to Section 8.2(ii) or 8.2(iii) the Company either (A) enters into a definitive agreement in respect of, or approves or recommends or completes an Alternative Transaction, or (B) agrees or resolves to do the foregoing, provided, however, that in no event shall the Company be obligated to pay more than one such fee with respect to all such occurrences and such termination.

   then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $9,000,000, in the case of clause (i) above, within two business days following such termination, or, in the case of clause (ii) above, concurrently with such termination, or, in the case of clause (iii) above, not later than the earliest of the date of such definitive agreement, approval, recommendation, agreement or resolution.

   8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

   9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided that Parent shall pay any and all transfer taxes (including without limitation, any real property gains taxes), if any, for which the stockholders of the Company are liable as a result of the transactions contemplated by this Agreement.

   9.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein, other than Sections 4.16 and 5.6, or in any instrument delivered pursuant to this Agreement shall not survive beyond the earlier of (i) the termination of this Agreement and (ii) the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

   9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made which changes the consideration payable in the Merger or by law otherwise requires further approval of the Company's stockholders hereunder without the approval of such stockholders.

   9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

   9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

   9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

      (a)  If to the Company, to

          Ivex Packaging Corporation
          100 Tri-State Drive, Suite 200
          Lincolnshire, Illinois 60069
          Attention:  Frank V. Tannura
           Executive Vice President and
           Chief Financial Officer
          ( 847) 945-9100 (telephone)
          (847) 945-9184 (telecopier)

          with a copy to:

          Skadden, Arps, Slate, Meagher
            & Flom (Illinois)
          333 West Wacker Drive
          Chicago, Illinois 60606
          Attention: William R. Kunkel, Esq.
          (312) 407-0700 (telephone)
          (312) 407-0411 (telecopier)

      (b)  If to Parent or Newco, to

          Alcoa Inc.
          390 Park Avenue
          New York, New York 10022-4608
          Attention: Lawrence R. Purtell, Esq.
          (212) 836-2650 (telephone)
          (212) 836-2844 (telecopier)

          with a copy to:

          Cravath, Swaine & Moore
          825 Eighth Avenue

          New York, New York 10019
          Attention: Robert I. Townsend, III
          (212) 474-1964 (telephone)
          (212) 474-3700 (telecopier)

   or to such other persons or addresses as may be designated in writing by the party to receive such notice.

   9.8  Entire Agreement; Assignment.

      (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Newco may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided further that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      (b) Until the termination of this Agreement, Parent shall not be subject to the seventh paragraph of the Confidentiality Agreement.

      (c) The first two sentences of the twelfth paragraph of the Confidentiality Agreement are hereby deleted.

   9.9 Parties in Interest. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

   9.10  Certain Definitions.  As used herein:

      (a) "Company Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts (A) affecting the financial condition, business, assets, properties or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (B) which would prevent the Company from consummating the Merger, the Spin-Off and the other transactions contemplated by this Agreement and the Spin-Off Agree-ments, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case
   (i) any changes or effects resulting from general changes in economic, market, regulatory or political conditions, (ii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved or (iii) changes or effects resulting from the announcement or pendency of the merger agreement or related transactions, including, without limitation, the impact thereof on relationships with customers, suppliers or employees.

      (b) "Parent Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts resulting in a material adverse change in the ability of Parent to consummate the Merger and other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

      (c) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity, provided, however, that for purposes of this Agreement, Packaging Dynamics shall not be deemed to be a Subsidiary of the Company.

      (d) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

   9.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

   9.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon such determination that any term or provision is illegal, invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

   9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

   9.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Confidenti-ality Agreement or any transaction contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Confidentiality Agreement or any transaction contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, the Confidentiality Agreement or any transaction contemplated by this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          IVEX PACKAGING CORPORATION

                                          By:  /S/   FRANK V. TANNURA
                                             -----------------------------------
                                             Name: Frank V. Tannura
                                             Title:  Executive Vice President
                                                 and Chief Financial Officer

                                          ALCOA INC.

                                          By:  /S/   WILLIAM E. LEAHEY, JR.
                                             -----------------------------------
                                             Name: William E. Leahey, Jr.
                                             Title:  Executive Vice President

                                          AI MERGER SUB INC.

                                          By:  /S/   WILLIAM E. LEAHEY, JR.
                                             -----------------------------------
                                             Name: William E. Leahey, Jr.
                                             Title:

                                                                      EXHIBIT A

       Form of Certificate of Incorporation of the Surviving Corporation

   FIRST: The name of the corporation (hereinafter called the "Corporation") is Ivex Packaging Corporation.

   SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

   FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

   FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

   SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may be hereinafter amended. If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of the directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

   SEVENTH:

   7.1 To the fullest extent permitted by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article SEVENTH.

   7.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disburse-ments, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law of the State of Delaware such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

   7.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnifi-cation or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this certificate of incorporation, the Bylaws of the Corporation, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

   7.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

   7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH, the Bylaws of the Corporation or under
Section 145 of the General Corporation Law of the State of Delaware or any other provision of law.

   7.6 The provisions of this Article SEVENTH shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article SEVENTH is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Article SEVENTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

   7.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

   7.8  Any director or officer of the Corporation serving in any capacity for
(a) another corporation, partnership, limited liability company or other legal entity of which the Corporation holds, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote in the election of the board of directors or similar governing body of such corporation, partnership, limited liability company or other legal entity or (b) any employee benefit plan of the Corporation or any corporation, partnership, limited liability company or other legal entity referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

   7.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article SEVENTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

   EIGHTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                                                     Appendix B

                                    [GRAPHIC]
Merrill Lynch Letterhead


                                March 18, 2002
Board of Directors Ivex Packaging Corporation 100 Tri-State Drive, Suite 200 Lincolnshire, Illinois 60069

Members of the Board of Directors:

   Ivex Packaging Corporation (the "Company"), Alcoa Inc. (the "Acquiror") and AI Merger Sub Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, by and among Acquirer, Acquisition Sub and the Company (the "Merger Agreement"), pursuant to which Acquisition Sub would be merged with the Company in a merger (the "Merger") in which each share of the Company's common stock, par value $0.01 per share (the "Company Shares"), would be converted into the right to receive $21.50 per share in cash (the "Consideration"). You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

   In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

   (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, including such information concerning the Company after giving effect to the Spin-Off (as defined below), furnished to us by the Company;

   (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

   (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

   (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

   (8) Reviewed a draft dated March 16, 2002 of the Merger Agreement;

   (9) Reviewed drafts dated March 16, 2002 of a Distribution Agreement between the Company and Packaging Dynamics Corporation and certain agreements ancillary thereto (collectively, the "Distribution Agreement") ; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final forms of the Merger Agreement and the Distribution Agreement will be substantially similar to the last drafts reviewed by us.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

   We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   The Distribution Agreement, which will be executed simultaneously with the Merger Agreement, provides that the Company will distribute pro-rata to its stockholders (the "Spin-Off") all of the Company's equity interests in Packaging Dynamics Corporation ("PDC"). The Merger Agreement provides that consummation of the Spin-Off in accordance with the terms of the Distribution Agreement is a condition to the consummation of the Merger. For purposes of our opinion, we have assumed that the Spin-Off is effected prior to consummation of the Merger. We express no opinion as to the terms or fairness of the Spin-Off, or as to the prices at which the common stock of PDC will trade following the consummation of the Spin-Off, nor are we expressing any opinion as to solvency.

   This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

                                          Very truly yours,

                                          /s/ MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED

                                                                     Appendix C

                                 DELAWARE CODE

                            TITLE 8.  CORPORATIONS
                      CHAPTER 1.  GENERAL CORPORATION LAW
              SUBCHAPTER IX.  MERGER, CONSOLIDATION OR CONVERSION

Section 262. Appraisal rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.
      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
   (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                   Exhibit 99.1
                 SUBJECT TO COMPLETION - DATED APRIL 19, 2002

                             INFORMATION STATEMENT
                                                                     Appendix D

                        PACKAGING DYNAMICS CORPORATION

        Distribution of Approximately 4,553,820 Shares of Common Stock

   On March 18, 2002, the board of directors of Ivex Packaging Corporation, referred to as Ivex, approved a merger agreement providing for the merger with Ivex of a wholly-owned subsidiary of Alcoa Inc. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution to Ivex stockholders and certain option holders of Ivex's 48.19% ownership interest in Packaging Holdings, L.L.C., referred to as Packaging Holdings, the sole member of Packaging Dynamics, L.L.C., referred to as PDLLC. To facilitate the distribution, Ivex has formed Packaging Dynamics Corporation, referred to as Packaging Dynamics, to be the holding company for all of the ownership interests in Packaging Holdings. In preparation for the distribution, Ivex and the other members of Packaging Holdings will exchange their ownership interests in Packaging Holdings for common stock of Packaging Dynamics. Ivex will distribute its shares of Packaging Dynamics to its stockholders and certain of its option holders immediately prior to the merger.

   This information statement describes the distribution and the business and financial position of Packaging Dynamics.

   The distribution and the merger will each occur only if the other occurs. If Ivex stockholders do not adopt the merger agreement, or if other conditions to the merger are not met, the distribution will not occur. The distribution will occur on the effective date of the merger.

   In the distribution:

   . each Ivex stockholder will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock the stockholder owns at the effective time of the merger; and

   . at the effective time of the merger, each holder of an outstanding option issued by Ivex to acquire shares of Ivex common stock, except for options having an exercise price of $23.25 per share will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to an option, whether vested or unvested.

   The aggregate number of shares of Packaging Dynamics common stock to be distributed represents 48.19% of the Packaging Dynamics common stock that will be outstanding upon completion of the distribution. While it is anticipated that Ivex will distribute approximately 4,553,820 shares of Packaging Dynamics common stock, the actual number of shares distributed will depend on the number of shares of Ivex common stock outstanding, and the number of shares underlying options exercisable for Ivex common stock, at the effective time of the merger.

   No action is required on your part to receive your shares of our common stock in the distribution. You are not required to pay anything for the shares of our common stock being distributed to you, nor are you required to surrender your Ivex stock certificates or stock options in order to receive our common stock. However, you will be required to surrender your shares of Ivex common stock in order to receive the cash consideration to be paid in connection with the Ivex/Alcoa merger. The procedures to be followed in connection with the merger are described in the proxy statement to which this information statement is attached. The receipt of shares of our common stock in the distribution and the receipt of cash in connection with the merger will be taxable transactions for our stockholders.

   There is no established public trading market for our common stock. We intend to apply for our common stock to be included for quotation on the Nasdaq
National Market under the trading symbol "[    ]" or another symbol of our
choosing if that symbol becomes unavailable. We plan to issue a press release when our application has been approved.


   Owning shares of our common stock will entail risks. In reviewing this information statement, you should carefully consider the risk factors described under "Risk Factors" beginning on page 10.

                               -----------------

   No vote of stockholders is required in connection with the distribution. We are not asking you for a proxy with respect to the distribution. Please do not send us a proxy with respect to the distribution or any Ivex stock certificates.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense. This information statement is not complete and may be changed. This information statement is not an offer to sell or the solicitation of an offer to buy any securities.

                               -----------------

   If you have any questions about the distribution, please contact Ivex at 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, Attention: Investor Relations, or by telephone at (847) 945-9100.


      The date of this information statement is [               ], 2002.

                               TABLE OF CONTENTS

SUMMARY.......................................................................  1
RISK FACTORS.................................................................. 12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................... 18
THE DISTRIBUTION.............................................................. 19
   Background................................................................. 19
   Distribution Overview...................................................... 19
   Reasons for the Distribution............................................... 19
   Manner of Effecting the Distribution....................................... 20
   Treatment of Stock Options................................................. 20
   Results of the Distribution................................................ 20
   Shares in Book-Entry Form.................................................. 21
   Material Federal Income Tax Consequences of the Distribution............... 22
   Listing and Trading of Packaging Dynamics Common Stock..................... 24
DIVIDEND POLICY............................................................... 25
CAPITALIZATION................................................................ 26
PRO FORMA CONSOLIDATED FINANCIAL DATA......................................... 28
SELECTED HISTORICAL FINANCIAL DATA............................................ 31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................................................. 33
   Overview................................................................... 33
   Results of Operations for the Years Ended December 31, 2001, 2000 and 1999. 33
   Disclosure About Critical Accounting Policies.............................. 35
   Liquidity and Capital Resources............................................ 36
   Recently Issued Accounting Pronouncements.................................. 38
   Quantitative and Qualitative Disclosures About Market Risk................. 39
BUSINESS...................................................................... 40
   Overview................................................................... 40
   Strategy and Competitive Strengths......................................... 40
   Markets, Products and Manufacturing Process................................ 41
   Employees.................................................................. 42
   Competition................................................................ 43
   Governmental Regulation; Environmental Matters............................. 43
   Research and Development................................................... 43
   Intellectual Property...................................................... 43
   Customers, Sales and Backlog............................................... 43
   Properties................................................................. 44
   Legal Proceedings.......................................................... 44
ARRANGEMENTS WITH IVEX RELATING TO THE DISTRIBUTION........................... 45
   Distribution Agreement..................................................... 45
   Tax Sharing Agreement...................................................... 47
MANAGEMENT.................................................................... 48
   Directors.................................................................. 48
   Compensation of Directors.................................................. 49
   Committees of the Board of Directors....................................... 49
   Executive Officers......................................................... 50
   Executive Compensation..................................................... 51
   Stock Options.............................................................. 52
   Termination of Employment and Change-in-Control Arrangements............... 52
   Packaging Dynamics 2002 Long-Term Incentive Stock Plan..................... 53

   Limitation of Liability of Directors and Indemnification of Directors and Officers.  53
   Compensation Committee Interlocks and Insider Participation........................  54
OWNERSHIP OF PACKAGING DYNAMICS COMMON STOCK..........................................  56
RELATED PARTY TRANSACTIONS............................................................  58
   Registration Rights Agreement......................................................  58
   Consulting Agreement...............................................................  58
   Promissory Note....................................................................  58
   The Distribution...................................................................  58
   Anticipated Stock Option Grants....................................................  58
   Other..............................................................................  58
DESCRIPTION OF CAPITAL STOCK OF PACKAGING DYNAMICS....................................  59
   Authorized Capital Stock...........................................................  59
   Common Stock.......................................................................  59
   Preferred Stock....................................................................  59
   Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws.  60
   Anti-Takeover Effects of Section 203 of the Delaware General Corporation Law.......  61
   Authorized but Unissued Shares.....................................................  61
   Transfer Agent and Registrar.......................................................  61
   Shares in Book-Entry Form..........................................................  61
   Listing............................................................................  62
   Stockholders' Agreement............................................................  62
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION...........................................  63
INDEX TO FINANCIAL STATEMENTS......................................................... F-1

                               -----------------

   Unless otherwise indicated, all information in this information statement reflects the contribution of all of the membership interests in Packaging Holdings, L.L.C. to Packaging Dynamics Corporation, which will be completed immediately prior to the distribution of the shares of common stock of Packaging Dynamics Corporation held by Ivex Packaging Corporation. See "The Distribution--Background."

                               -----------------

   In this information statement, except where the context requires otherwise, the terms "we," "us" and "our" refer to Packaging Holdings, L.L.C. and its subsidiaries for the periods as of and prior to the contribution of all of the Packaging Holdings limited liability company interests to Packaging Dynamics Corporation and to Packaging Dynamics Corporation and its subsidiaries for the periods thereafter.

                                    SUMMARY

   The following summary highlights some of the information contained in this information statement and may not contain all of the information that is important to you. Because this is a summary, it does not contain all the details concerning the distribution and our business, including information that may be important to you. We urge you to read carefully the entire information statement, including the financial statements and the risks discussed under "Risk Factors."

                                 OUR BUSINESS

Overview

   We are a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets. We generated approximately $235 million in consolidated revenues in 2001. As of March 31, 2002, we had approximately 1,106 employees.

   We were formed as Packaging Holdings, L.L.C., or Packaging Holdings, in November 1998 when we acquired the bag and sandwich wrap converting assets of Bagcraft Corporation of America, or BCA, and the Detroit paper mill assets of IPMC, Inc., a subsidiary of Ivex Packaging Corporation, or Ivex. The acquired BCA business is referred to in this information statement as "Bagcraft." Historically, the Detroit paper mill had been one of Bagcraft's principal paper suppliers. In connection with Packaging Holdings' acquisition of the Detroit paper mill, Ivex received a 12% promissory note due November 21, 2005 payable by Packaging Holdings to a subsidiary of Ivex, referred to as the 12% Promissory Note, which had an accreted value of $18.7 million as of March 31, 2002. Ivex also received an equity stake in Packaging Holdings of approximately 49%. Keystone, Inc. and a co-investor, through their investment vehicle Packaging Investors, and Ivex and Bagcraft executives, through DCBS Investors, invested a total of $15.3 million in Packaging Holdings in exchange for equity stakes in Packaging Holdings of approximately 42.8% and 8.2%, respectively.

   We combined the Bagcraft and Detroit paper mill businesses as part of a strategic plan to create a premier vertically integrated flexible packaging company specializing in providing value-added packaging products for markets with attractive margins and growth rates. As part of this plan, we seek to differentiate ourselves from our competition by offering a broad array of customized products and superior customer service to address the specialized needs of our customers. Since the combination, we believe we have been able to provide customers with enhanced levels of quality, service and product development while achieving improved profitability and productivity.

   The combination of the Bagcraft and Detroit paper mill businesses has also provided a strong platform for enhanced sales and earnings growth, combining internal growth from product extensions and further market penetration with external growth from strategic add-on acquisitions, such as the acquisition of International Converter, Inc., or ICI, discussed below. We believe that we can successfully grow sales and earnings through this growth strategy while utilizing our excess cash flow to reduce debt and interest expense.

   In July 1999, as part of our acquisition strategy, we acquired ICI, a leading converter of aluminum foil and paper-based packaging for food and industrial applications, by acquiring all of the equity of its parent company, Alupac Holding, Inc. ICI strengthened and broadened our existing product offering and market presence, propelling us to a leadership position in the laminated foil market. The ICI acquisition also created additional cost synergies, principally as a result of sourcing ICI's paper demand from our Detroit paper mill, leveraging foil purchases and taking advantage of the combined foil laminating capabilities of Bagcraft and ICI. ICI's broad product line, strong customer base and incremental volume strengthened our competitive position as a responsive, innovative, full service provider of flexible food packaging products.

   In connection with the ICI acquisition, Packaging Investors, Ivex and ICI's management, through CB Investors, contributed an additional $4.5 million of equity capital to Packaging Holdings. As a result of these contributions, Packaging Investors, DCBS Investors, CB Investors and Ivex hold equity stakes in Packaging Holdings of 42.23%, 7.8%, 1.78% and 48.19%, respectively. Ivex's 48.19% equity holding will be distributed to Ivex's stockholders and certain option holders in the distribution.

   Packaging Dynamics Corporation, or Packaging Dynamics, was formed in March 2002 as a holding company to facilitate our becoming a public company through the distribution of Ivex's ownership interests in us to the securityholders of Ivex. Ivex securityholders will receive ownership interests in us in the form of shares of common stock of Packaging Dynamics.

   Our principal executive offices are located at 3900 West 43rd Street, Chicago, Illinois 60632, and our telephone number is (773) 843-8000.

Strategy and Competitive Strengths

   Our strategy is to grow sales and profits in excess of industry rates. We believe that we have a number of key strengths which will enable us to extend our leadership position in the specialty bag and food wrap businesses and to successfully execute our strategy. The specialty bag and food wrap markets have been growing steadily, and we believe they will continue to do so. The key strengths that will support our growth strategy are:

   . Market leadership. Bagcraft and ICI have leading market share positions in packaging products comprising over 60% of their revenue. These leading positions have resulted from our focus on continuous product innovation and our broad product portfolio which comprises the broadest product offering in the industry. Our current market position provides a strong platform for future growth.

   . Product development/innovation. We have significant resources fully dedicated to product development in bags (Chicago, Illinois), foil-paper laminations (Caldwell, Ohio) and paper (Detroit, Michigan). We believe we have a strong reputation in the market for creativity and new product innovation. Our development programs are customer driven and focused on specific customer product requests. Our product development personnel have many years of experience in the field, and we believe we have the broadest product development capability in the industry.

   . Low cost. Our two largest costs are paper and aluminum foil. Our integrated paper mill is capable of supplying 100% of our paper needs; however, it is more cost effective to buy certain grades of paper from third parties and sell our remaining paper in specialized industrial markets. Importantly, as paper markets fluctuate, we have the flexibility to take advantage of the most cost-effective pulp, recovered fiber or paper. Our large aluminum foil requirements allow us to buy relatively large positions, thus securing most of our aluminum foil requirements on advantageous terms.

   . Productivity improvement. We seek to enhance productivity by continually upgrading our converting assets. Productivity has improved in excess of 10% during the last 12 months, and we believe that our productivity will continue to improve significantly in each of the next three years as we bring new state-of-the-art equipment on line.

   We believe we can execute our growth strategy over the next several years by achieving (1) strong internal growth through product line extensions and further penetration into higher growth markets and markets where we have relatively low market share and (2) growth through strategic acquisitions. Given our strong market positions and breadth of operating capabilities, we believe we are uniquely positioned to achieve growth in excess of market rates. In addition, we believe that acquisitions represent a significant growth opportunity. Our markets are highly fragmented with numerous entrepreneurial businesses whose owners are being challenged by the consolidating nature of our industry structure. We believe that opportunities exist to achieve significant synergies through consolidation and intend to pursue value enhancing acquisitions. We believe we have the ability to identify, execute and successfully integrate acquisitions that meet our defined strategic and financial return objectives.

Our Relationship With Ivex

   Ivex owns a 48.19% equity interest in Packaging Holdings. On March 18, 2002, Ivex entered into a merger agreement with Alcoa Inc. Under the agreement, upon satisfaction or waiver of specified conditions, a wholly-owned subsidiary of Alcoa will merge with and into Ivex, and Ivex will become a wholly-owned subsidiary of Alcoa. One of the conditions to the merger is that Ivex distribute to its stockholders and certain option holders its equity interest in us. To effect the distribution, Ivex will contribute its Packaging Holdings interest to Packaging Dynamics and distribute shares of Packaging Dynamics common stock to Ivex stockholders and certain option holders. You will not pay for the shares of our common stock that you will receive in the distribution, but the distribution will be taxable to you. We have entered into an agreement with Ivex providing for the distribution and related matters, including the cancellation of the 12% Promissory Note. If Ivex stockholders do not adopt the merger agreement, the distribution will not occur.

   We have operated our business with the assistance of management and administrative services, such as financial, tax, accounting and legal services, provided by Ivex under a consulting agreement. This consulting arrangement will be terminated concurrently with the distribution. After the distribution, we will operate our business as an independent, public company.

Risk Factors

   Owning shares of our common stock will entail risks. In reviewing this information statement, you should carefully consider the risk factors described under "Risk Factors" beginning on page 12.

                 QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Distributing Company........   Ivex Packaging Corporation, a Delaware
                               corporation

Common Stock Distributed....   48.19% of the outstanding common stock of
                               Packaging Dynamics Corporation, a Delaware corporation.

Why is Ivex distributing its
  holdings of our common
  stock?....................   In an effort to provide the maximum value for
                               Ivex stockholders, Ivex explored a number of strategic alternatives over the course of more than two years. This process concluded on March
                               18, 2002 when Ivex entered into an agreement to be acquired by Alcoa through a merger with a wholly-owned subsidiary of Alcoa. The merger agreement with Alcoa requires that Ivex distribute to its stockholders and certain option holders the 48.19% of Packaging Dynamics common stock that it will own immediately prior to the merger. Ivex's board of directors, in consultation with its financial advisors,
                               Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated and Deutsche Banc Alex. Brown, carefully considered the proposed acquisition structure and reviewed in detail the terms of the proposed merger and distribution. Ivex's board of directors concluded that the proposed structure provides value to Ivex stockholders, both through the cash to be paid to them pursuant to the merger agreement and through their continued investment in Packaging Dynamics.


What will I receive in the
  distribution?
                               In the distribution:

                               . Holders of Ivex common stock will receive one
                                 share of Packaging Dynamics common stock for every five shares of Ivex common stock that they own at the effective time of the Ivex/Alcoa merger. For example, if you own 500 shares of Ivex common stock, you will receive 100 shares of Packaging Dynamics common stock. The Ivex common stock will be acquired by Alcoa in a cash-for-stock merger immediately following the distribution.

                               . At the effective time of the merger, each
                                 holder of an outstanding option issued by Ivex to acquire shares of Ivex common stock, except for options having an exercise price of $23.25 per share, which are referred to as the excluded options, will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to an option, whether vested or unvested.

Will I receive fractional
  shares?...................   No. Fractional shares of Packaging Dynamics
                               common stock will not be distributed. If you would otherwise be entitled to a fractional share, you will receive an additional share of our common stock.

Will the distribution occur
  if the merger does not?...   No.

What do I have to do to
  participate in the
  distribution?.............   Nothing. No stockholder vote or other action on
                               the part of Ivex stockholders or option holders is required for the distribution.

How will Ivex distribute
  Packaging Dynamics common
  stock to me?..............   The distribution agent will deliver your shares
                               of Packaging Dynamics common stock to you as promptly as practicable after the distribution becomes effective. Since the Packaging Dynamics common stock being distributed will be in the form of uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares will be mailed to you. Your book-entry shares will be held with our transfer agent and registrar, EquiServe Trust Company, N.A., which will serve as the official record keeper for our common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of Packaging
                               Dynamics common stock. If at any time you want to receive a physical certificate evidencing your shares of our common stock, you may do so by contacting our transfer agent and registrar.

When will the distribution
  occur?....................   The distribution is expected to occur
                               immediately prior to the effectiveness of the merger. However, the distribution will occur only if the merger occurs. If any of the conditions to consummation of the merger are not satisfied or waived, the distribution will be delayed or may not occur.

What is Packaging Dynamics'
  dividend policy?..........   We currently anticipate that no cash dividends
                               will be paid on Packaging Dynamics common stock in the foreseeable future in order to conserve cash for use in our business. The payment of dividends by us after the distribution will be subject to the discretion of our board of directors.

Who will be the distribution
  agent, transfer agent and
  registrar for the
  Packaging Dynamics
  common stock?.............   EquiServe Trust Company, N.A., which is the
                               registrar and transfer agent for Ivex common
                               stock, will be the distribution agent, transfer
                               agent and registrar for our common stock. You
                               may contact EquiServe at [    ].

How will Packaging Dynamics
  common stock trade?.......   There is no established public trading market
                               for our common stock. We intend to apply for our
                               common stock to be included for quotation on the
                               Nasdaq National Market under the symbol "[    ]"
                               or another symbol determined by our board of directors if this symbol becomes unavailable. We expect trading in our common stock to commence on the effective date of the Ivex/Alcoa merger.

Is the distribution taxable
  for United States federal
  income tax purposes?......   Yes. We expect that each stockholder will
                               recognize capital gain or loss, equal, in each case, to the difference between (1) the sum of
                               (a) the fair market value of the Packaging
                               Dynamics shares received in the distribution and
                               (b) the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in Ivex common stock surrendered in exchange therefor. However, if the receipt of the Packaging Dynamics common stock is treated by the Internal Revenue Service as a separate transaction for United States federal income tax purposes, the distribution would be deemed to be a distribution taxable as a dividend to the extent of Ivex's current or accumulated earnings and profits. Because the tax consequences of the distribution and the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the distribution and the merger.

Will we be related to Ivex
  in any way after the
  distribution?.............   Ivex will not own any Packaging Dynamics common
                               stock after the distribution and, immediately following the distribution, Ivex will become a wholly-owned subsidiary of Alcoa through the pending merger.

                               The following agreements between Ivex and Packaging Dynamics will be effective from and after the distribution date: a distribution agreement, which provides for the distribution and governs various relationships and circumstances that may arise between Ivex and Packaging Dynamics after the distribution; and a tax sharing agreement, which allocates responsibilities and liabilities for pre-distribution tax matters between Ivex and Packaging Dynamics.

Are there any risks entailed
  in owning Packaging
  Dynamics common stock?....   Yes. Stockholders should consider carefully the
                               risk factors discussed in the "Risk Factors" section of this information statement.

Where are the principal
  executive offices of
  Packaging Dynamics?.......   3900 West 43rd Street, Chicago, Illinois 60632


How can I find out more
  information about the
  merger?...................   The proxy statement to which this information
                               statement is attached contains detailed
                               information about the merger.

                            SUMMARY FINANCIAL DATA

   The summary consolidated balance sheet data as of December 31, 2001 and 2000 and the summary consolidated statements of operations data for each of the three years ended December 31, 2001, 2000 and 1999 for Packaging Holdings have been derived from audited consolidated financial statements included elsewhere in this information statement. The summary consolidated balance sheet data as of December 31, 1999 and 1998 and the summary consolidated statement of operations data for the period from November 20 to December 31, 1998 for Packaging Holdings have been derived from audited consolidated financial statements not included in this information statement.

   The summary unaudited combined predecessor companies financial data as of November 19, 1998 and December 31, 1997, for the period from January 1 to November 19, 1998 and for the year ended December 31, 1997 reflect the combined businesses of BCA and IPMC, Inc., or IPMC, and are derived from unaudited financial data prepared by management. In the opinion of management, the summary unaudited combined financial data of the predecessor companies reflect their combined financial position and results of operations, as of those dates and for those periods shown, in accordance with accounting principles generally accepted in the United States of America.

   The summary financial data set forth below do not reflect the many changes that will occur in our operations, capitalization and tax status in connection with and as a result of our new corporate holding company structure and the distribution. The summary financial data are not necessarily indicative of what our results of operations or financial position would have been had we operated as an independent public company during the periods presented, nor is it necessarily indicative of our future results of operations or financial position. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data," "Selected Historical Financial Data" and the audited consolidated financial statements and related notes included elsewhere in this information statement.

                                                          Packaging Holdings, L.L.C.(1)        Predecessor Companies(2)
                                                    -----------------------------------------  ------------------------
                                                                                  November 20
                                                       Year Ended December 31,         to      January 1 to  Year ended
                                                    ----------------------------  December 31, November 19, December 31,
                                                      2001      2000      1999        1998         1998         1997
                                                    --------  --------  --------  ------------ ------------ ------------
                                                                   (in thousands, except per share data)
Statement of operations data:
Net sales.......................................... $234,821  $228,342  $205,224    $ 18,578     $161,675     $185,976
Cost of sales......................................  205,772   200,529   172,778      16,446      139,683      161,172
Operating expenses.................................   14,775    21,853    18,741       1,858       14,406       17,179
Income from operations.............................   14,274     5,960    13,705         274        7,586        7,625
Interest expense...................................  (11,327)  (11,998)   (9,925)       (978)      (3,277)      (5,756)
Gain on sale.......................................       --        --        --         150           --          932
Income (loss) before income tax provision (benefit)    2,947    (6,038)    3,780        (554)       4,309        2,801
Income tax provision (benefit)(3)..................      603      (838)      100          --        2,226        1,303
Net income (loss)..................................    2,344    (5,200)    3,680        (554)       2,083        1,498
Balance sheet data (end of period):
Total assets.......................................  160,010   169,901   176,764     133,946       87,717       86,809
Total liabilities..................................  126,013   137,421   139,084     104,200       74,404       77,291
Long-term debt, including note payable to related
 party.............................................   94,962   100,536   110,746      82,564       47,463       54,944
Members' equity....................................   33,997    32,480    37,680      29,746        7,969        5,693

--------
(1) The financial data of Packaging Holdings include the acquisition of ICI through the acquisition of all of the equity of its parent company, Alupac Holding, Inc., as of July 14, 1999, the date of the acquisition.
(2) For purposes of the predecessor companies presentation, the unaudited financial data of BCA and IPMC for the periods indicated have been combined.
(3) For income tax purposes, Packaging Holdings' federal and state taxable income, other than income generated by ICI, has been reported by its members on their income tax returns as if the company were a partnership. Because ICI remained a taxable C corporation following its acquisition by us in July 1999, ICI's income has been reported on its corporate tax returns and not on the income tax returns of Packaging Holdings' members. Packaging Holdings' predecessor companies, BCA and IPMC, were also taxable entities prior to our acquiring them. As more fully discussed in "Pro Forma Consolidated Financial Data," we will be taxed as a C corporation from and after the distribution.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (Unaudited)

   The unaudited summary pro forma consolidated financial data below give effect to (1) the contribution of the Packaging Holdings limited liability company interests to Packaging Dynamics, (2) the distribution, (3) the cancellation of the 12% Promissory Note, described under "Arrangements with Ivex Relating to the Distribution" and (4) the granting to management of options to purchase Packaging Dynamics common stock, as described under "Management--Stock Options," as if those transactions had occurred at the beginning of the periods presented below for purposes of the statements of operations and as of December 31, 2001 for purposes of the balance sheet data. The unaudited summary pro forma consolidated financial data do not reflect our actual results of operations or financial position had the transactions been consummated on the dates assumed and are not necessarily indicative of future financial performance. This unaudited data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data" and the audited financial statements and the notes thereto included elsewhere in this information statement.

          Pro Forma Consolidated Statements of Operations (Unaudited)

                                         For the Year Ended December 31, 2001
                                      ----------------------------------------
                                      Historical      Adjustments     Pro Forma
                                      ----------      -----------     ----------
                                      (dollars in thousands, except per share data)
 Net sales...........................  $234,821         $   --        $  234,821
 Cost of sales.......................   205,772             --           205,772
                                       --------         ------        ----------
 Gross profit........................    29,049             --            29,049
 Operating expenses..................    14,775            -- (1)(2)      14,775
                                       --------         ------        ----------
 Income from operations..............    14,274             --            14,274
 Interest expense....................   (11,327)         2,045(3)         (9,282)
                                       --------         ------        ----------
 Income before taxes.................     2,947          2,045             4,992
 Income tax provision................       603          1,394(4)          1,997
                                       --------         ------        ----------
 Net income..........................  $  2,344         $  651        $    2,995
                                       ========         ======        ==========
 Net income per share:
    Basic............................                                 $     0.32(5)
                                                                      ==========
    Fully diluted....................                                 $     0.31(5)
                                                                      ==========
 Weighted average shares outstanding:
    Basic............................                                  9,449,719(6)
                                                                      ==========
    Fully diluted....................                                  9,723,916(6)
                                                                      ==========

--------
(1) Historical operating expenses include a charge of $500 related to certain administrative services provided by Ivex under a consulting agreement. This agreement will be canceled in connection with the distribution. Based on current estimates, we do not believe that the incremental cost to replicate the services previously obtained from Ivex coupled with the incremental administrative expense associated with operating as a stand-alone public entity will differ materially from the 2001 historical amount recorded under the consulting agreement. Accordingly, no adjustment is reflected in the pro forma statement of operations data above related to the cancellation of the Ivex consulting agreement.
(2) There is no compensation expense reflected in historical operating expenses related to our Long-Term Incentive Compensation Plan. Based on estimates at December 31, 2001, there is no value attributable to the outstanding incentive units under terms of the plan. Based upon our estimate of the market value of the Packaging Dynamics shares following the announcement of the merger and distribution on March 18, 2002 and the resulting valuation of the incentive units, Packaging Holdings expects to record a compensation charge of approximately $3,500 ($2,126 net of income tax benefit) in fiscal 2002 related to long-term incentive compensation plans.

(3) Reflects the elimination of interest expense related to the cancellation of the 12% Promissory Note in connection with the distribution.
(4) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This difference in the way taxable income is reported is reflected in the recording of a pro forma income tax provision based on an assumed tax rate of 40%.
(5) The Company will adopt SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," during 2002. Among other things, the adoption of these statements will result in a reduction of goodwill amortization expense in future periods. The results of operations data above include $930 of goodwill amortization for the year 2001. Excluding the goodwill amortization of $930 in the above pro-forma statement of operations, the basic and fully diluted earnings per share would have been $0.38 and $0.37, respectively. These statements also require that goodwill and other indefinite lived intangible assets be tested regularly for impairment which could result in an impairment charge in future periods.
(6) Basic weighted average shares outstanding of 9,449,719 is calculated based on the number of shares of common stock expected to be outstanding after the contribution of Packaging Holdings ownership interests to Packaging Dynamics. Diluted weighted average shares outstanding reflects the dilutive effect of 274,197 shares related to the anticipated issuance after the distribution of 844,093 options with a strike price of $3.55 per share, assuming a market value of the underlying shares of $7.75 per share. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. After the distribution, diluted weighted average shares outstanding will be calculated based upon the trading prices of Packaging Dynamics shares during the relevant measurement period.

               Pro Forma Consolidated Balance Sheet (Unaudited)

                                                               December 31, 2001
                                                  -------------------------------------------
                                                                                      Pro
                                                   Historical       Adjustments      Forma
                                                  ----------        -----------    --------
                                                  (dollars in thousands, except per share dat
                     Assets
Current assets
 Cash and cash equivalents.......................  $  1,041          $     --     $  1,041
 Accounts receivable trade.......................    18,859                --       18,859
 Inventories.....................................    30,692                --       30,692
 Other...........................................     3,652                --        3,652
                                                   --------          --------      --------
Total current assets.............................    54,244                --       54,244
                                                   --------          --------      --------
Property, plant and equipment
 Buildings and improvements......................    23,584                --       23,584
 Machinery and equipment.........................    64,484                --       64,484
 Land............................................     1,297                --        1,297
 Projects in progress............................       396                --          396
                                                   --------          --------      --------
                                                     89,761                --       89,761
 Less-Accumulated depreciation and amortization..   (20,930)               --      (20,930)
                                                   --------          --------      --------
                                                     68,831                --       68,831
                                                   --------          --------      --------
Other assets, net................................    36,935                --       36,935
                                                   --------          --------      --------
Total assets.....................................  $160,010          $     --     $160,010
                                                   ========          ========      ========
  Liabilities and Members' Equity/Stockholders'
                      Equity
Current liabilities
 Current maturities of long-term debt............  $  6,420          $     --     $  6,420
 Accounts payable................................    16,424                --       16,424
 Accrued salary and wages........................     1,763             2,126(1)     3,889
 Other accrued liabilities.......................     4,355                --        4,355
                                                   --------          --------      --------
 Total current liabilities.......................    28,962             2,126       31,088
                                                   --------          --------      --------
Long-term debt...................................    76,830                --       76,830
Note payable to related party....................    18,132           (18,132)(2)       --
Deferred income taxes............................     2,089             4,250(3)     6,339
                                                   --------          --------      --------
Total liabilities................................   126,013           (11,756)     114,257
                                                   --------          --------      --------
Commitments and contingencies....................
Members' equity/stockholders' equity
 Members' equity.................................    33,997           (33,997)(4)       --
 Common stock, par value $.01 per share, no
   shares authorized, issued and outstanding;
   40,000,000 shares authorized and 9,449,719
   shares issued and outstanding (pro forma).....        --                95(4)        95
 Preferred stock, par value $.01 per share, no
   shares authorized, issued and outstanding;
   5,000,000 shares authorized, no shares issued
   and outstanding (pro forma)...................        --                --           --
 Paid in capital in excess of par value..........        --            18,132(2)    47,784
                                                                       33,902(4)
                                                                       (4,250)(3)
 Retained earnings...............................        --            (2,126)(1)   (2,126)
                                                   --------          --------      --------
 Total members' equity/stockholders' equity......    33,997            11,756       45,753
                                                   --------          --------      --------
Total liabilities and members'
 equity/stockholders' equity.....................  $160,010          $     --     $160,010
                                                   ========          ========      ========

--------
(1) Reflects a nonrecurring charge directly related to the distribution for the anticipated issuance after the distribution of 844,093 options with a strike price of $3.55 per share. The $2,126 charge is equal to (a) the difference between the assumed fair market value of $7.75 per share of Packaging Dynamics common stock and the $3.55 strike price, multiplied by
    (b) the number of shares of Packaging Dynamics common stock covered by the options issued. The pro forma adjustment to retained earnings reflects this charge net of income tax benefit assuming a tax rate of 40%. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. The actual charge will be determined based upon the trading prices of Packaging Dynamics shares on the date of the distribution.
(2) Reflects the cancellation of the 12% Promissory Note in connection with the distribution.
(3) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This change in status results in the recording of pro forma deferred tax liabilities equal to the difference between tax basis and book basis of non-goodwill assets.
(4) Reflects the contribution of ownership interests of Packaging Holdings to Packaging Dynamics in exchange for shares of common stock of Packaging Dynamics immediately prior to the distribution.

                                 RISK FACTORS

   You should carefully consider each of the following risks and all the other information contained in this information statement.

Our substantial indebtedness may impair our operations and depress our financial results.

   We have a substantial amount of outstanding indebtedness. Our total debt was approximately $81.6 million as of March 31, 2002, after giving effect to the cancellation of the 12% Promissory Note, including approximately $76.5 million outstanding under our senior credit facility. Our substantial indebtedness could have significant consequences for our stockholders. For example, it could

       . increase our vulnerability to general adverse economic and industry conditions;

       . limit our ability to obtain additional financing;

       . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of cash available for other purposes, including capital expenditures and other general corporate purposes;

       . require us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

       . restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

       . limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

       . place us at a possible disadvantage compared to our competitors that have less debt.

Covenants in our senior credit facility could adversely affect our business by limiting our operating and strategic flexibility.

   Our senior credit facility contains restrictive covenants that limit our subsidiaries' ability to, among other things:

       . incur more debt or guarantee indebtedness;

       . create liens;

       . make acquisitions or investments;

       . enter into transactions with affiliates;

       . enter into sale-leaseback transactions; and

       . merge, consolidate or sell assets.

   The senior credit facility also requires PDLLC to maintain a specified consolidated net worth and to maintain financial ratios relating to leverage, fixed charges and interest coverage. These restrictive and financial covenants under the senior credit facility could have an adverse impact on our business by limiting our ability to take advantage of financing, merger and acquisition or other business opportunities.

   If PDLLC were unable to comply with the financial covenants under the senior credit facility, PDLLC would need to renegotiate the terms of the senior credit facility. Renegotiation would likely entail the payment of significant fees to the lenders under the senior credit facility. If PDLLC were unable to renegotiate satisfactorily the terms of the senior credit facility, the lenders could require PDLLC to find replacement financing. Any alternative financing could have interest rates and other terms that are less attractive than those under the senior credit facility.

Packaging Dynamics' ability to meet its payment obligations is dependent on payments from its subsidiaries, which are limited by contractual restrictions.

   We conduct our business through Packaging Holdings and PDLLC and its subsidiaries. As a holding company, Packaging Dynamics has no operations of its own. Initially, the limited liability company interests of Packaging Holdings will be Packaging Dynamics' only asset. Packaging Dynamics may require cash for, among other things, salaries of executive officers, insurance and professional fees. Our senior credit facility, however, prohibits PDLLC from making distributions to Packaging Dynamics. We intend that Packaging Dynamics meet its cash needs by entering into arm's-length contractual arrangements with our operating subsidiaries in a manner permitted by the senior credit facility. If we are unable to make these contractual arrangements, or if they do not generate sufficient cash, we may have to seek waivers under our senior credit facility or amend or refinance the senior credit facility. Any failure to generate sufficient cash would impair our ability to maintain our holding company structure and would have a material adverse effect on the value of Packaging Dynamics common stock.

Our strategy of growth through acquisitions may not be successful, could increase our costs and may dilute our stockholders.

   Our future growth will depend in part on "bolt-on" acquisitions of other businesses and assets that are easily integrated into our operations and that meet our strategic and financial return criteria. However, there can be no assurance that we will be able to locate or acquire suitable acquisition candidates on acceptable terms or, because of limitations imposed by the agreements governing our indebtedness, that we will be able to finance future acquisitions. In pursuing our strategy of growth through acquisitions, we will face risks, including difficulty in assimilating the operations and personnel of the acquired businesses, disruption of our ongoing business, dissipation of our limited management resources, and impairment of relationships with employees and customers of the acquired business as a result of changes in ownership and management. Moreover, the additional indebtedness incurred to make acquisitions could adversely affect our operating results and financial condition, including our liquidity. Any issuance of common stock to effect acquisitions could result in dilution to Packaging Dynamics' stockholders.

A reduction in the percentage of Packaging Dynamics common stock held by our principal stockholders could trigger a default under our senior credit facility.

   Our senior credit facility effectively requires that our owners immediately prior to the distribution retain ownership of at least 51% of Packaging Dynamics common stock. Immediately after the distribution, these owners will hold 51.81% of Packaging Dynamics common stock and will have registration rights that would enable them to cause Packaging Dynamics to register a large number of their shares for sale to the public. These owners could also dispose of shares in private transactions without registration. If they were to sell enough shares, or their percentage ownership were otherwise reduced to below 51%, PDLLC would be in default under its senior credit facility. In the event of a default, all of the debt under the senior credit facility would immediately become due and payable, and we cannot be certain that we would be able to obtain alternative financing on satisfactory terms, if at all.

You may not be able to trade Packaging Dynamics common stock if an active trading market does not develop.

   There has been no trading market for Packaging Dynamics common stock. Accordingly, we cannot predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of Packaging Dynamics common stock will be volatile. Because there has not been a public market for Packaging Dynamics common stock, the market price of Packaging Dynamics common stock cannot be predicted, and you may not be able to resell your shares at or above the initial market price of Packaging Dynamics stock after the distribution. Some of Ivex's stockholders who receive shares of Packaging Dynamics common stock may sell them immediately following the distribution, which could delay the development of an orderly trading market in

Packaging Dynamics common stock. Until an orderly market develops, the prices at which Packaging Dynamics shares trade may fluctuate significantly. In addition, the price of Packaging Dynamics shares may be depressed until investors have an opportunity to fully familiarize themselves with our business and how it relates to and competes within our industry.

The value of Packaging Dynamics common stock may be subject to significant volatility.

   The market price of Packaging Dynamics common stock may be highly volatile because of a number of factors, including the following:

       . actual or anticipated fluctuations in our operating results;

       . the relatively small number of shares of Packaging Dynamics common stock that will be outstanding, the relatively small number of outstanding Packaging Dynamics shares that would be eligible for trading on the Nasdaq National Market and what we anticipate will be low trading volumes in Packaging Dynamics common stock;

       . changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

       . the operating performance and stock price of other companies in our industry;

       . announcements by us or our competitors of new products or significant contracts, acquisitions, joint ventures or capital commitments;

       . changes in interest rates;

       . additions or departures of key personnel; and

       . future sales or issuances of Packaging Dynamics common stock.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the trading price of Packaging Dynamics common stock, regardless of our operating performance.

Substantial sales of Packaging Dynamics common stock may occur after the distribution, which could cause the price of Packaging Dynamics common stock to decline.

   There will be approximately 9.5 million shares of Packaging Dynamics common stock outstanding immediately after the distribution. The approximately 4.6 million shares of Packaging Dynamics common stock distributed in the distribution, except for any shares held by Packaging Dynamics "affiliates," as that term is defined in Rule 405 under the Securities Act, will be eligible for immediate resale in the public market. In spin-off transactions similar to the distribution, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the distribution. The other approximately 4.9 million shares of Packaging Dynamics common stock that will be outstanding immediately after the distribution will be held by Packaging Investors, L.P., DCBS Investors, L.L.C. and CB Investors, L.L.C. These stockholders may, under the terms of a registration rights agreement, cause Packaging Dynamics to register their shares for sale in the public markets. These sales could be large in relation to the normal trading volume of Packaging Dynamics common stock.

   We are unable to predict whether substantial amounts of Packaging Dynamics common stock will be sold in the open market following the distribution or what effect these sales may have on the market price of Packaging Dynamics common stock. Any sales of substantial amounts of Packaging Dynamics common stock in the public market, or the perception that any redistribution has not been completed, could materially adversely affect the market price of Packaging Dynamics common stock. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In addition, the prospect of large sales of Packaging Dynamics common stock by Packaging Investors, DCBS Investors and CB Investors could reduce our ability to raise additional capital by issuing additional shares of Packaging Dynamics common stock.

Certain stockholders that owned a controlling interest in Packaging Dynamics prior to the distribution will be able to elect Packaging Dynamics' directors and determine the outcome of stockholder votes and may not act in your interest.

   Upon completion of the distribution, Packaging Investors, DCBS Investors and CB Investors, which collectively owned a controlling interest in Packaging Dynamics prior to the distribution, will beneficially own 51.81% of Packaging Dynamics common stock and are expected to be party to a stockholders' agreement. Consequently, acting together, these stockholders can determine the outcome of matters submitted for stockholder action, including election of directors and approval of change-in-control transactions. In addition, for so long as Packaging Investors owns at least [ ]% of Packaging Dynamics' common stock, Packaging Dynamics' certificate of incorporation and bylaws will afford Packaging Investors the right to, among other things, expand the size of Packaging Dynamics' board of directors by four members to a total of nine members and select the persons to fill the newly-created vacancies. These stockholders may act in a manner that does not coincide with the interests of other stockholders.

If we cannot raise the necessary capital for, or use Packaging Dynamics stock to finance, acquisitions, expansion plans or other significant corporate opportunities, our growth may be impaired.

   Without additional capital, we may have to curtail acquisition and expansion plans or forego other significant corporate opportunities that may be vital to our long-term success. If our revenues and cash flow do not meet expectations, then we may lose our ability to borrow money or to do so on terms that we consider favorable. Conditions in the capital markets also will affect our ability to borrow, as well as the terms of those borrowings. In addition, our financial performance and the conditions of the capital markets could adversely affect the value of Packaging Dynamics common stock, which could make it a less attractive form of consideration in making acquisitions. All of these factors could also make it difficult or impossible for us to expand in the future.

We are adversely affected by the excess capacity in our industry.

   Excess capacity has contributed to substantial price competition and volatility within our industry. Our profitability historically has been more sensitive to price changes than to changes in volume. Consequently, decreases in the prices of our products or price competition that prevents us from raising prices in line with our costs could have a material adverse effect on us. An unfavorable pricing environment, coupled with our substantial indebtedness, may adversely affect our ability to respond to competition, to adjust to other changes in market conditions or to take advantage of business opportunities.

Our business and financial performance may be harmed by future increases in raw material costs.

   Our operations require a large volume of various raw materials, including paper, foil, ink and adhesive. The cost of these materials has, at times, fluctuated greatly because of factors such as shortages or surpluses created by market or industry conditions. In addition, growth in the U.S. and global economies generally stimulates demand for the raw materials we use and may lead to increases in the prices of these materials. Although we have historically raised the selling prices of our products in response to raw material price increases, sometimes raw material prices have increased so quickly or to such levels that we have been unable to pass the price increases through to our customers on a timely basis, which has adversely affected our operating margins. We may be unable to pass raw material price changes through to our customers on a timely basis and maintain our margins in the face of raw material cost fluctuations in the future.

Energy price increases may reduce our earnings.

   Our manufacturing operations require the use of substantial amounts of electricity and natural gas. These are subject to price fluctuations as the result of changes in overall supply and demand. Increases in energy costs can adversely affect our earnings.

Intense competition in our industry may harm our financial performance and growth prospects.

   There is intense competition in the flexible packaging industry on the basis of price, service, quality and innovation in product design and graphics. The markets for our products are highly fragmented, with numerous producers of flexible packaging goods. Many of our competitors are smaller, more flexible and lower-cost producers than we are. Some of our other competitors are large, well-established companies with financial resources far in excess of those of ours. Limited barriers to entry in the markets we serve and the availability of substitutes for our products limit our ability to increase our product prices. These competitive conditions may impair our potential growth and profitability.

We could be harmed by a decrease in demand for our products in the quick-service restaurant industry.

   Sales to the quick-service restaurant industry accounted for approximately one-third of our revenues in 2001. A downturn in the quick-service restaurant industry or technological changes in that industry could lead to a significant decrease in demand for our products, resulting in a material adverse effect on our business, financial condition and results of operations.

Inability to attract and retain key officers and management personnel could harm our performance and prospects.

   Our future success depends to a significant extent on the continued services of our senior officers and on our ability to attract and retain other qualified management personnel. The loss of the services of our executive officers, or any lack of success in recruiting and retaining qualified management, could have a material adverse effect on our business and results of operations.

After the distribution, we will no longer be able to depend on Ivex for key services.

   Since our inception in 1998, we have operated our business with the assistance of management and administrative services, such as financial, tax, accounting and legal services, provided by Ivex under a consulting agreement. As a result of the distribution and the merger, we will cease to be affiliated with Ivex, and the consulting agreement will be terminated. Although we plan to replicate the services previously obtained from Ivex, if we are unable to do so in a timely, cost-effective manner, our profitability could be impaired.

We are subject to potential liability under environmental laws.

   Our operations are regulated under a number of federal, state and local environmental laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. Compliance with these environmental laws and regulations is a significant consideration for us because we use hazardous materials in our manufacturing processes. In addition, because we are a generator of hazardous wastes, we may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if these sites become contaminated, even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held liable for damages and for the costs of remedial actions. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could negatively affect our operating results.

Anti-takeover provisions affecting us could prevent our stockholders from obtaining a change of control premium for their shares of Packaging Dynamics common stock.

   The certificate of incorporation and bylaws of Packaging Dynamics and Delaware law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control of Packaging Dynamics that a stockholder may consider favorable. The provisions in Packaging Dynamics' certificate of incorporation and bylaws include the following:

       . the board of directors of Packaging Dynamics has the authority to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

       . stockholder action may generally be taken only at a special or regular meeting, and not by written consent; and

       . nominations of candidates to Packaging Dynamics' board of directors are generally subject to advance notice procedures.

   In addition, the certificate of incorporation and bylaws of Packaging Dynamics and the terms of a stockholders' agreement will effectively give Packaging Investors the power, for so long as Packaging Investors owns at least [ ]% of Packaging Dynamics' common stock, to expand the size of the board of directors from five members to nine members and to fill vacancies on the board of directors. These provisions could have the effect of delaying, deferring or preventing a change in control of Packaging Dynamics; discourage bids for Packaging Dynamics common stock at a premium over the market price; or adversely affect the market price of, and the voting and other rights of the holders of, Packaging Dynamics common stock.

   Packaging Dynamics is also subject to Delaware laws that could have similar effects. One of these laws prohibits Packaging Dynamics from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless specified conditions are met.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   This information statement contains forward-looking statements that are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate, and management's beliefs and assumptions. Such statements include, in particular, statements about our plans, strategies, and prospects under the headings "Summary," "Risk Factors," "Capitalization," "Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management," "Ownership of Packaging Dynamics Common Stock," "Related Party Transactions," "Dividend Policy" and "Business." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements.

   These forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen, and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The factors that could affect our results include:

       . changes in consumer demand and prices resulting in a negative impact on revenues and margins;

       . raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies;

       . increased competition in our product lines;

       . changes in capital availability or costs;

       . workforce factors such as strikes or labor interruptions;

       . our ability to develop new products and to identify and execute capital programs and acquisitions;

       . the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations;

       . the general political, economic and competitive conditions in markets where we operate;

       . the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control; and

       . our actual performance;

as well as other matters discussed under the heading "Risk Factors."

   We caution that the factors described above are not exclusive. All of the forward-looking statements made in this information statement are qualified by this cautionary statement, and readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this information statement, whether as a result of new information, future events or otherwise.

                               THE DISTRIBUTION

Background

   Our business is currently owned and operated through Packaging Holdings, a Delaware limited liability company in which Ivex holds a 48.19% ownership interest. On March 18, 2002, the board of directors of Ivex approved a merger agreement under which, upon satisfaction or waiver of specified conditions, a wholly-owned subsidiary of Alcoa will merge with and into Ivex. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution of Ivex's 48.19% ownership interest in Packaging Holdings. To facilitate the distribution and our future existence as an independent, publicly-traded company, Ivex and the other owners of Packaging Holdings agreed to create a new holding company structure by contributing all of their Packaging Holdings limited liability company interests to Packaging Dynamics in exchange for shares of Packaging Dynamics common stock.

   Ivex formed Packaging Dynamics, a Delaware corporation, on March 18, 2002 as a wholly-owned subsidiary of Ivex. The contribution and exchange of the Packaging Holdings interests will take place immediately prior to the distribution and the Ivex/Alcoa merger. Immediately after the contribution and exchange of the Packaging Holdings interests, and immediately prior to the distribution, Packaging Dynamics will own 100% of the limited liability company interests of Packaging Holdings, and Ivex will own 48.19% of the common stock of Packaging Dynamics.

Distribution Overview

   Effective immediately prior to the Ivex/Alcoa merger, Ivex will distribute the shares of Packaging Dynamics common stock it will then own, equivalent to 48.19% of Packaging Dynamics' outstanding common stock, to its existing stockholders and holders of options to acquire Ivex common stock, other than excluded options. The distribution and the merger will each occur only if the other occurs. If Ivex's stockholders do not adopt the merger agreement, or if certain other conditions to the merger are not met, the distribution will not occur. In the distribution, stockholders of Ivex will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock that they own. Option holders of Ivex will also participate in the distribution. Holders of options to purchase Ivex common stock who hold their options on the day of the distribution will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock underlying the Ivex options held, other than the excluded options. Following the merger and the distribution, Packaging Dynamics will be an independent public company, and Ivex will be a wholly-owned subsidiary of Alcoa. We intend to apply for inclusion of Packaging Dynamics common stock for quotation on the Nasdaq National Market.

Reasons for the Distribution

   In an effort to enhance the value of Ivex's common stock, Ivex explored a number of strategic alternatives over the course of two years. This process concluded on March 18, 2002 when Ivex entered into an agreement to be acquired by Alcoa. The merger agreement with Alcoa requires that Ivex distribute to its stockholders, immediately prior to the merger, the 48.19% of Packaging Dynamics common stock that it owns at that time. Ivex's board of directors, in consultation with its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Banc Alex. Brown, carefully considered the proposed acquisition structure and reviewed in detail the terms of the proposed merger and distribution. Ivex's board of directors concluded that the proposed structure provides value to Ivex stockholders both through the cash to be paid to them pursuant to the merger agreement and through their continued investment in Packaging Dynamics.

   Following the merger and the distribution, Packaging Dynamics will be an independent public company, and Ivex will be a wholly-owned subsidiary of Alcoa. For additional information concerning the merger and Ivex's reasons for the merger, see the proxy statement to which this information statement is attached.

Manner of Effecting the Distribution

   Ivex will effect the distribution by distributing the 48.19% of the issued and outstanding shares of Packaging Dynamics common stock that it will own immediately prior to the distribution to holders of record, at the effective time of the merger, of Ivex common stock and options to acquire Ivex common stock. The distribution will be made on the basis of one share of Packaging Dynamics common stock for every five shares of Ivex common stock held and one share of Packaging Dynamics common stock for every five shares of Ivex common stock underlying options to purchase Ivex common stock, except for the excluded options. As further discussed below, fractional shares will not be distributed.

   Fractional shares of Packaging Dynamics common stock will not be issued to Ivex's stockholders or option holders as part of the distribution. In lieu of receiving fractional shares, each holder of Ivex common stock or options who would otherwise be entitled to receive a fractional share of Packaging Dynamics common stock will receive an additional share of Packaging Dynamics common stock. For an explanation of the tax consequences of the distribution, please see "--Material Federal Income Tax Consequences of the Distribution."

   Prior to the distribution, Ivex will deliver all of its outstanding shares of Packaging Dynamics common stock to the distribution agent for distribution. Shares you receive in the distribution will be credited to a book-entry account established for you by, and maintained at, EquiServe Trust Company, N.A., the transfer agent and registrar for Packaging Dynamics common stock, unless you submit a written request for a stock certificate. See "--Shares in Book-Entry Form."

   No owner of Ivex common stock or stock options will be required to pay any cash or other consideration for shares of Packaging Dynamics common stock received in the distribution or to surrender or exchange any shares of Ivex common stock or stock options to receive shares of Packaging Dynamics common stock. The actual total number of shares of Packaging Dynamics common stock to be distributed will depend on the number of shares of Ivex common stock and the number of options exercisable for Ivex common stock outstanding at the effective time of the merger.

   No vote of holders of Ivex common stock is required in connection with the distribution.

Treatment of Stock Options

   In the distribution, holders at the effective time of the merger of outstanding vested or unvested options, other than excluded options, issued by Ivex to purchase Ivex common stock will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to such an option.

   In the merger, each option to acquire Ivex common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by Ivex, and each holder of a cancelled option will be entitled to receive (1) the excess, if any, of $21.50 over the per share exercise price of the cancelled option, times (2) the number of shares covered by the cancelled option.

Results of the Distribution

   After the distribution, we will be an independent, public company. Our management, fundamentals, growth characteristics and strategic priorities will be different from those of Ivex. Ivex will have no direct interest in us after the distribution. See "Arrangements with Ivex Relating to the Distribution."

      The identity of Packaging Dynamics' stockholders immediately after the distribution will be as follows:

              Holders of Ivex common stock and options
                immediately prior to the distribution..... 48.19%
              DCBS Investors, L.L.C.......................  7.80%
              CB Investors, L.L.C.........................  1.78%
              Packaging Investors, L.P.................... 42.23%

See "Ownership of Packaging Dynamics Common Stock."

   Immediately after the distribution, we expect that there will be
approximately [    ] holders of record of Packaging Dynamics common stock and approximately 9,449,719 shares of Packaging Dynamics common stock outstanding. The expected number of record holders of Packaging Dynamics common stock is based on the number of Ivex stockholders and option holders of record as of the close of business on March 13, 2002 and on the distribution ratio of one share of Packaging Dynamics common stock for every five shares of Ivex common stock owned by Ivex stockholders or underlying Ivex stock options (other than the excluded options, but including both vested and unvested options) at that time. Following the distribution, we intend to grant to members of our management options to acquire Packaging Dynamics common stock. See "Management--Stock Options."

   The shares of Packaging Dynamics common stock will:

       . be fully paid and nonassessable;

       . have one vote per share, with no right to cumulate votes; and

       . carry no preemptive rights.

   Packaging Dynamics common stock and Ivex common stock will be different securities and will not trade or be valued alike. See "Description of Capital Stock of Packaging Dynamics."

   We intend to apply for Packaging Dynamics common stock to be included for
quotation on the Nasdaq National Market under the symbol "[    ]."

   The distribution will not, in and of itself, affect the number of outstanding shares of Ivex common stock or the rights associated with those shares.

Shares in Book-Entry Form

   Certificates representing Packaging Dynamics common stock will not be issued unless a request is made in writing. Instead, persons receiving shares of Packaging Dynamics common stock in the distribution will receive uncertificated shares registered in book-entry form through the direct registration system. Book-entry shares of Packaging Dynamics common stock are held with the transfer agent and registrar, EquiServe Trust Company, N.A., which serves as the official record keeper for Packaging Dynamics common stock. Under the direct registration system, instead of receiving stock certificates in the distribution, you will receive an account statement reflecting your ownership interest in shares of Packaging Dynamics common stock. If at any time you want to receive a physical certificate evidencing your shares, you may do so by contacting the transfer agent and registrar.

   For those holders of Ivex common stock who hold their Ivex shares through a broker, bank or other nominee and who will be receiving shares of Packaging Dynamics common stock in the distribution, EquiServe Trust Company, N.A. will credit the shares of Packaging Dynamics common stock to the accounts of those nominees that are registered holders, which, in turn, will credit their customers' accounts with the customers' proportionate number of shares of Packaging Dynamics common stock. We anticipate that brokers, banks and other nominees will generally credit their customers' accounts with Packaging Dynamics common stock on or shortly after the date the distribution becomes effective.

Material Federal Income Tax Consequences of the Distribution

   The following discussion summarizes the material United States federal income tax consequences to Ivex stockholders of the merger and the distribution of Packaging Dynamics common stock immediately prior to and in connection with the exchange of shares of Ivex common stock for cash in the merger. We will refer to the distribution and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

   Ivex stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of Ivex in light of their particular circumstances, such as stockholders who are banks, insurance companies, pension funds, tax-exempt organizations, or dealers in securities or foreign currencies, stockholders who are not United States persons (as defined in the Code), stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold Ivex common stock as part of an integrated investment (including a "straddle") comprised of shares of Ivex common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of Ivex common stock, or a transaction involving the options or warrants to purchase shares of common stock of Ivex or of Packaging Dynamics. The following discussion assumes that each holder of Ivex common stock holds such stock as a capital asset. In addition, the following discussion does not address any tax consequences to holders of Ivex common stock who exercise appraisal rights under applicable law and does not address the tax consequences of the transaction under state, local or foreign tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which Ivex common stock is acquired or Packaging Dynamics common stock is disposed of.

   Accordingly, Ivex stockholders are urged to consult their own tax advisors concerning the specific tax consequences, including the applicable federal, state, local and foreign tax consequences, to them of the transaction in their particular circumstances.

   For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to Ivex and Ivex stockholders in which the distribution will be treated as a distribution in redemption of outstanding common stock of Ivex in connection with the complete termination of Ivex stockholders' interests in Ivex as a result of the merger. Although we believe that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the distribution should qualify as an exchange under Section 302(b) of the Code with the consequences set forth below, either because the integrated combination of the distribution and the merger results in a complete termination of Ivex stockholders' interests in Ivex, or because the distribution, in conjunction with the merger, is not essentially equivalent to a dividend, the issue is not free from doubt.

   Assuming the distribution in conjunction with the merger qualifies as an exchange within the meaning of Section 302(b) of the Code, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction will result in the following federal income tax consequences:

   Each holder of Ivex common stock will generally recognize gain, if any, to the extent of the excess of (1) the sum of the fair market value, on the date of the distribution, of the Packaging Dynamics common stock distributed in the distribution plus the cash proceeds received pursuant to the merger over (2) the holder's adjusted basis immediately prior to the transaction in Ivex common stock surrendered. Such gain generally will be capital gain, and generally will be long-term capital gain if the Ivex common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in Ivex common stock exceeds the sum of the fair market value of the Packaging Dynamics stock and the amount of cash received by the holder in the transaction, and absent some special limitation on loss recognition, the holder will recognize a loss. Such loss generally will be capital loss, and generally will be long-term capital loss if Ivex common stock exchanged in the transaction has been held for more than one year. One reasonable method of determining the fair market value of the Packaging Dynamics common stock received by Ivex stockholders would be to use the weighted average trading price of Packaging Dynamics common stock on the first full day of trading ending after the distribution; however, you should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.

   The tax basis of the Packaging Dynamics common stock received by Ivex stockholders in the distribution will be equal to the fair market value of such stock on the date of the distribution. The holding period of the Packaging Dynamics common stock received in the distribution will commence on the day after the distribution.

   Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate the transaction. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes.

   Such a challenge, if successful, could result in Ivex stockholders being treated as receiving a "dividend" distribution of the Packaging Dynamics common stock received in the distribution and as selling, in a separate transaction, their Ivex common stock to Alcoa immediately after the distribution. Under this result, the amount treated as distributed in the spin-off would be equal to the fair market value on the date of the distribution of the Packaging Dynamics common stock received in the distribution and generally (1) would be treated as a dividend taxable as ordinary income to Ivex stockholders to the extent of Ivex's current or accumulated earnings and profits (including any earnings resulting from the distribution), (2) to the extent such amount exceeded Ivex's earnings and profits, it would be applied to reduce, but not below zero, the adjusted basis of each Ivex stockholder in such stockholder's Ivex stock and
(3) to the extent the amount treated as received by such stockholder in the distribution exceeded the amount described in (1) and (2), would be taxable as capital gain to each Ivex stockholder. Also under this result, Ivex stockholders would have a basis in the Packaging Dynamics common stock distributed to them equal to its fair market value on the date of the distribution, and the holding period of such stock would commence on the day after the distribution. Finally, under this result, Ivex stockholders generally would recognize gain on the sale of their Ivex common stock to Alcoa in the merger in an amount equal to the excess, if any, of the amount of cash received in the merger over their adjusted basis in Ivex common stock immediately prior to the merger, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if the Ivex common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in Ivex common stock, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above, exceeded the amount of cash received from Alcoa in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if the Ivex common stock exchanged in the merger had been held for more than one year.

   You may be subject to "backup withholding" on payments (including the distribution of Packaging Dynamics common stock) received in connection with the transaction unless you (1) provide to the exchange agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing an IRS form W-9 or substitute W-9 and submitting it to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

   The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the transaction to Ivex stockholders. Ivex stockholders are urged to consult their own tax advisors concerning the specific tax consequences to them of the transaction, including tax return reporting requirements, the applicable tax laws and the effect of any proposed changes in the tax laws.

Listing and Trading of Packaging Dynamics Common Stock

   There is no established public trading market for Packaging Dynamics common stock. We intend to apply for Packaging Dynamics common stock to be included
for quotation on the Nasdaq National Market under the symbol "[    ]" or
another symbol determined by the board of directors of Ivex if this symbol becomes unavailable. We expect trading in Packaging Dynamics common stock to commence on the effective date of the Ivex/Alcoa merger.

   Until the distribution is completed and an orderly market in Packaging Dynamics common stock develops, the prices at which trading in Packaging Dynamics common stock occurs may fluctuate significantly and may be lower or higher than the price that would be expected for a fully-distributed issue. The prices at which Packaging Dynamics common stock will trade following the distribution will be determined by the marketplace and may be influenced by many factors, including:

       . the depth and liquidity of the market for Packaging Dynamics common stock;

       . investor perceptions of Packaging Dynamics, its business and the industry in which it operates;

       . Packaging Dynamics' dividend policy;

       . Packaging Dynamics' financial results; and

       . general economic and market conditions.

   There will be approximately 9.5 million shares of Packaging Dynamics common stock outstanding immediately after the distribution. The approximately 4.6 million shares of Packaging Dynamics common stock distributed in the distribution will be eligible for immediate resale in the public market, except for any shares held by affiliates of Packaging Dynamics, as discussed below. In spin-off transactions similar to the distribution, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the distribution. The other approximately
4.9 million shares of Packaging Dynamics common stock that will be outstanding immediately after the distribution will be held by Packaging Investors, DCBS Investors and CB Investors. Under a registration rights agreement, these stockholders can require Packaging Dynamics to file registration statements that permit them to sell their shares in the public market. See "Related Party Transactions--Registration Rights Agreement."

   We are unable to predict whether substantial amounts of Packaging Dynamics common stock will be sold in the open market following the distribution or what effect these sales may have on the market price of Packaging Dynamics common stock. Any sales of substantial amounts of Packaging Dynamics common stock in the public market, or the perception that any redistribution has not been completed, could materially adversely affect the market price of Packaging Dynamics common stock. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In addition, the prospect of large sales of Packaging Dynamics common stock by Packaging Investors, DCBS Investors and CB Investors could reduce our ability to raise additional capital by issuing additional shares of common stock.

   Persons who may be deemed to be "affiliates" of Packaging Dynamics, as that term is defined in Rule 144 under the Securities Act, generally include individuals or entities that control, are controlled by, or are in common control with Packaging Dynamics, including its directors. Persons who are affiliates of Packaging Dynamics will be permitted to sell shares of Packaging Dynamics common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as in accordance with the requirements of Rule 144 under the Securities Act.

                                DIVIDEND POLICY

   We do not anticipate paying any dividends on Packaging Dynamics common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. The declaration and payment of dividends after the distribution, however, will be at the discretion of the board of directors, and will depend upon, among other things

       . our investment policy and opportunities;

       . our results of operations, financial condition, cash requirements and future prospects;

       . contractual, legal and regulatory restrictions on dividend payments;
         and

       . other factors that may be considered relevant by the board of directors, including restrictions on the ability of subsidiaries of Packaging Dynamics to distribute cash to Packaging Dynamics.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2001 on an actual basis as derived from the consolidated historical financial statements included elsewhere in this information statement and on an unaudited pro forma basis giving effect to (1) the contribution of the Packaging Holdings limited liability company interests to Packaging Dynamics, (2) the distribution, (3) the cancellation of the 12% Promissory Note, described under "Arrangements with Ivex Relating to the Distribution" and (4) the granting to management of options to purchase Packaging Dynamics common stock, as described under "Management-Stock Options," as if those transactions had occurred on December 31, 2001. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data" and the audited consolidated financial statements of Packaging Holdings, including the notes to those financial statements, included elsewhere in this information statement. The pro forma information may not necessarily reflect the debt and capitalization of our business in the future or as it would have been had we been an independent public company at December 31, 2001, or had the distribution and note cancellation actually been effected on that date.

                                                                                  December 31, 2001
                                                                     -------------------------------------------
                                                                     Historical        Adjustments    Pro Forma
                                                                     ----------        -----------   -----------
                                                                     (dollars in thousands, except per share dat
                                                                                       (unaudited)   (unaudited)
Cash and cash equivalents...........................................  $  1,041          $     --      $  1,041
                                                                      ========          ========      ========
Current maturities of long-term debt................................  $  6,420          $     --      $  6,420
                                                                      ========          ========      ========
Long-term debt:
   Senior credit facility...........................................  $ 72,430          $     --      $ 72,430
   Note payable to related party....................................    18,132           (18,132)(1)        --
   Other............................................................     4,400                --         4,400
                                                                      --------          --------      --------
   Total long-term debt.............................................    94,962           (18,132)       76,830
                                                                      --------          --------      --------
Members' equity/stockholders' equity:
   Members' equity..................................................  $ 33,997          $(33,997)(2)  $     --
   Common stock, par value $.01 per share, no shares authorized, issued and outstanding; 40,000,000 shares authorized and
     9,449,719 shares issued and outstanding (pro forma)............        --                95 (2)        95
   Preferred stock, par value $.01 per share, no shares authorized, issued and outstanding; 5,000,000 shares authorized, no shares
     issued and outstanding (pro forma).............................        --                --            --
   Paid in capital in excess of par value...........................        --            18,132 (1)    47,784
                                                                                          33,902 (2)
                                                                                          (4,250)(3)
   Retained earnings................................................        --            (2,126)(4)    (2,126)
                                                                      --------          --------      --------
   Total members' equity/stockholders' equity:......................    33,997            11,756        45,753
                                                                      --------          --------      --------
Total capitalization................................................  $135,379          $ (6,376)     $129,003
                                                                      ========          ========      ========

--------
(1) Reflects the cancellation of the 12% Promissory Note in connection with the distribution.
(2) Reflects the contribution of ownership interests of Packaging Holdings to Packaging Dynamics in exchange for shares of common stock of Packaging Dynamics immediately prior to the distribution.
(3) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This change in status results in the recording of deferred tax liabilities equal to the difference between tax basis and book basis of non-goodwill assets.

(4) Reflects a nonrecurring charge directly related to the distribution for the anticipated issuance after the distribution of 844,093 options with a strike price of $3.55 per share. The $2,126 charge is equal to (a) the difference between the assumed fair market value of $7.75 per share of Packaging Dynamics common stock and the $3.55 strike price, multiplied by
    (b) the number of shares of Packaging Dynamics common stock covered by the options issued. The pro forma adjustment to retained earnings reflects this charge net of income tax benefit assuming a tax rate of 40%. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. The actual charge will be determined based upon the trading prices of Packaging Dynamics shares on the date of the distribution.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated financial data below give effect to (1) the contribution of the Packaging Holdings limited liability company interests to Packaging Dynamics, (2) the distribution, (3) the cancellation of the 12% Promissory Note, described under "Arrangements with Ivex Relating to the Distribution" and (4) the granting to management of options to purchase Packaging Dynamics common stock, as described under "Management--Stock Options," as if those transactions had occurred at the beginning of the periods presented below for purposes of the statements of operations and as of December 31, 2001 for purposes of the balance sheet data. The unaudited pro forma consolidated financial data do not reflect our actual results of operations or financial position had the transactions been consummated on the dates assumed and are not necessarily indicative of future financial performance. This unaudited data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Packaging Holdings and the related notes included elsewhere in this information statement.

          Pro Forma Consolidated Statements of Operations (Unaudited)

                                         For the Year Ended December 31, 2001
                                      ----------------------------------------
                                      Historical      Adjustments     Pro Forma
                                      ----------      -----------     ----------
                                      (dollars in thousands, except per share data)
 Net sales...........................  $234,821         $   --        $  234,821
 Cost of sales.......................   205,772             --           205,772
                                       --------         ------        ----------
 Gross profit........................    29,049             --            29,049
 Operating expenses..................    14,775            -- (1)(2)      14,775
                                       --------         ------        ----------
 Income from operations..............    14,274             --            14,274
 Interest expense....................   (11,327)         2,045(3)         (9,282)
                                       --------         ------        ----------
 Income before taxes.................     2,947          2,045             4,992
 Income tax provision................       603          1,394(4)          1,997
                                       --------         ------        ----------
 Net income..........................  $  2,344         $  651        $    2,995
                                       ========         ======        ==========
 Net income per share:
    Basic............................                                 $     0.32(5)
                                                                      ==========
    Fully diluted....................                                 $     0.31(5)
                                                                      ==========
 Weighted average shares outstanding:
    Basic............................                                  9,449,719(6)
                                                                      ==========
    Fully diluted....................                                  9,723,916(6)
                                                                      ==========

--------
(1) Historical operating expenses includes a charge of $500 related to certain administrative services provided by Ivex under a consulting agreement. This agreement will be canceled in connection with the distribution. Based on current estimates, we do not believe that the incremental cost to replicate the services previously obtained from Ivex coupled with the incremental administrative expense associated with operating as a stand-alone public entity will differ materially from the 2001 historical amount recorded under the consulting agreement. Accordingly, no adjustment is reflected in the pro forma statement of operations data above related to the cancellation of the Ivex consulting agreement.
(2) There is no compensation expense reflected in historical operating expenses related to our Long-Term Incentive Compensation Plan. Based on estimates at December 31, 2001, there is no value attributable to the outstanding incentive units under terms of the plan. Based upon our estimate of the market value of the Packaging Dynamics shares following the announcement of the merger and distribution on March 18, 2002 and the resulting valuation of the incentive units, Packaging Holdings expects to record a compensation charge of approximately $3,500 ($2,126 net of income tax benefit) in fiscal 2002 related to long-term incentive compensation plans.
(3) Reflects the elimination of interest expense related to the cancellation of the 12% Promissory Note in connection with the distribution.
(4) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This difference in the way taxable income is reported is reflected in the recording of a pro forma income tax provision based on an assumed tax rate of 40%.
(5) The Company will adopt SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," during 2002. Among other things, the adoption of these statements will result in a reduction of goodwill amortization expense in future periods. The results of operation data above includes $930 of goodwill amortization for the year 2001. Excluding the goodwill amortization of $930 in the above pro-forma statement of operations, the basic and fully diluted earnings per share would have been $0.38 and $0.37, respectively. These statements also require that goodwill and other indefinite lived intangible assets are tested regularly for an impairment which could result in impairment charge in future periods.
(6) Basic weighted average shares outstanding of 9,449,719 is calculated based on the number of shares of common stock expected to be outstanding after the contribution of Packaging Holdings ownership interests to Packaging Dynamics. Diluted weighted average shares outstanding reflects the dilutive effect of 274,197 shares related to the anticipated issuance after the distribution of 844,093 options with a strike price of $3.55 per share, assuming a market value of the underlying shares of $7.75 per share. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. After the distribution, diluted weighted average shares outstanding will be calculated based upon the trading prices of Packaging Dynamics shares during the relevent measurement period.

               Pro Forma Consolidated Balance Sheet (Unaudited)

                                                December 31, 2001
                                   -------------------------------------------
                                    Historical       Adjustments    Pro Forma
                                   ----------        -----------   ---------
                                   (dollars in thousands, except per share dat
              Assets
Current assets
 Cash and cash equivalents........  $  1,041          $     --     $  1,041
 Accounts receivable trade........    18,859                --       18,859
 Inventories......................    30,692                --       30,692
 Other............................     3,652                --        3,652
                                    --------          --------     --------
Total current assets..............    54,244                --       54,244
                                    --------          --------     --------
Property, plant and equipment
 Buildings and improvements.......    23,584                --       23,584
 Machinery and equipment..........    64,484                --       64,484
 Land.............................     1,297                --        1,297
 Projects in progress.............       396                --          396
                                    --------          --------     --------
                                      89,761                --       89,761
 Less--Accumulated depreciation
   and amortization...............   (20,930)               --      (20,930)
                                    --------          --------     --------
                                      68,831                --       68,831
                                    --------          --------     --------
Other assets, net.................    36,935                --       36,935
                                    --------          --------     --------
Total assets......................  $160,010          $     --     $160,010
                                    ========          ========     ========
     Liabilities and Members'
    Equity/Stockholders' Equity
Current liabilities
 Current maturities of long-term
   debt...........................  $  6,420          $     --     $  6,420
 Accounts payable.................    16,424                --       16,424
 Accrued salary and wages.........     1,763             2,126 (1)    3,889
 Other accrued liabilities........     4,355                --        4,355
                                    --------          --------     --------
 Total current liabilities........    28,962             2,126       31,088
                                    --------          --------     --------
Long-term debt....................    76,830                         76,830
Note payable to related party.....    18,132           (18,132)(2)       --
Deferred income taxes.............     2,089             4,250 (3)    6,339
                                    --------          --------     --------
Total liabilities.................   126,013           (11,756)     114,257
                                    --------          --------     --------
Commitments and contingencies
Members' equity/stockholders'
 equity
 Members' equity..................    33,997           (33,997)(4)       --
 Common stock, par value $.01 per
   share, no shares authorized,
   issued and outstanding;
   40,000,000 shares authorized
   and 9,449,719 shares issued and
   outstanding (pro forma)........        --                95 (4)       95
 Preferred stock, par value $.01
   per share, no shares
   authorized, issued and
   outstanding; 5,000,000 shares
   authorized, no shares issued
   and outstanding (pro forma)....        --                --           --
 Paid in capital in excess of par         --            18,132 (2)   47,784
   value..........................                      33,902 (4)
                                                        (4,250)(3)
 Retained earnings................        --            (2,126)(1)   (2,126)
                                    --------          --------     --------
 Total members'
   equity/stockholders' equity....    33,997            11,756       45,753
                                    --------          --------     --------
Total liabilities and members'
 equity/stockholders' equity......  $160,010          $     --     $160,010
                                    ========          ========     ========

--------
(1) Reflects a nonrecurring charge directly related to the distribution for the anticipated issuance after the distribution of 844,093 options with a strike price of $3.55 per share. The $2,126 charge is equal to (a) the difference between the assumed fair market value of $7.75 per share of Packaging Dynamics common stock and the $3.55 strike price, multiplied by
    (b) the number of shares of Packaging Dynamics common stock covered by the options issued. The pro forma adjustment to retained earnings reflects this charge net of income tax benefit assuming a tax rate of 40%. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. The actual charge will be determined based upon the trading prices of Packaging Dynamics shares on the date of the distribution.
(2) Reflects the cancellation of the 12% Promissory Note in connection with the distribution.
(3) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of
    Packaging Dynamics, a C corporation, will be reported on Packaging
              Dynamics' tax return. This change in status results in the recording of pro forma deferred tax liabilities equal to the difference between tax basis and book basis of non-goodwill assets.
(4) Reflects the contribution of ownership interests of Packaging Holdings to Packaging Dynamics in exchange for shares of common stock of Packaging Dynamics immediately prior to the distribution.

                      SELECTED HISTORICAL FINANCIAL DATA

   The selected consolidated balance sheet data as of December 31, 2001 and 2000 and the selected consolidated statements of operations data for each of the three years ended December 31, 2001, 2000 and 1999 for Packaging Holdings have been derived from audited consolidated financial statements included elsewhere in this information statement. The selected consolidated balance sheet data as of December 31, 1999 and 1998 and the selected consolidated statement of operations data for the period from November 20 to December 31, 1998 for Packaging Holdings have been derived from audited consolidated financial statements not included in this information statement.

   The selected unaudited combined predecessor companies financial data as of November 19, 1998 and December 31, 1997, for the period from January 1 to November 19, 1998 and for the year ended December 31, 1997 reflect the combined businesses of BCA and IPMC and are derived from unaudited financial data prepared by management. In the opinion of management, the selected unaudited combined financial data of the predecessor companies reflect their combined financial position and results of operations, as of those dates and for those periods shown, in accordance with accounting principles generally accepted in the United States of America.

   The selected historical financial data set forth below do not reflect the many changes that will occur in our operations, capitalization and tax status in connection with and as a result of our new corporate holding company structure and the distribution. The selected historical financial data are not necessarily indicative of what our results of operations or financial position would have been had we operated as an independent public company during the periods presented, nor is it necessarily indicative of our future results of operations or financial position. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data" and the audited consolidated financial statements and related notes included elsewhere in this information statement.

                                                                  Packaging Holdings, L.L.C.(1)        Predecessor Companies (2)
                                                            -----------------------------------------  ------------------------
                                                                                          November 20   January 1
                                                               Year Ended December 31,         to           to       Year ended
                                                            ----------------------------  December 31, November 19, December 31,
                                                              2001      2000      1999        1998         1998         1997
                                                            --------  --------  --------  ------------ ------------ ------------
                                                                           (in thousands, except per share data)
Statement of operations data:
Net sales.................................................. $234,821  $228,342  $205,224    $ 18,578     $161,675     $185,976
Cost of sales..............................................  205,772   200,529   172,778      16,446      139,683      161,172
Operating expenses.........................................   14,775    21,853    18,741       1,858       14,406       17,179
Income from operations.....................................   14,274     5,960    13,705         274        7,586        7,625
Interest expense...........................................  (11,327)  (11,998)   (9,925)       (978)      (3,277)      (5,756)
Gain on sale...............................................       --        --        --         150           --          932
Income (loss) before income tax provision (benefit)........    2,947    (6,038)    3,780        (554)       4,309        2,801
Income tax provision (benefit)(3)..........................      603      (838)      100          --        2,226        1,303
Net income (loss)..........................................    2,344    (5,200)    3,680        (554)       2,083        1,498
Balance sheet data (end of period):
Total assets...............................................  160,010   169,901   176,764     133,946       87,717       86,809
Total liabilities..........................................  126,013   137,421   139,084     104,200       74,404       77,291
Long-term debt, including note payable to related party....   94,962   100,536   110,746      82,564       47,463       54,944
Members' equity............................................   33,997    32,480    37,680      29,746        7,969        5,693

--------
(1) The financial data of Packaging Holdings include the acquisition of ICI through the acquisition of all of the equity of its parent company, Alupac Holding, Inc., as of July 14, 1999, the date of the acquisition.
(2) For purposes of the predecessor companies presentation, the unaudited financial data of BCA and IPMC for the periods indicated have been combined.

(3) For income tax purposes, Packaging Holdings' federal and state taxable income, other than income generated by ICI, has been reported by its members on their income tax returns as if the company were a partnership. Because ICI remained a taxable C corporation following its acquisition by us in July 1999, ICI's income has been reported on its corporate tax returns and not on the income tax returns of Packaging Holdings' members. Packaging Holdings' predecessor companies, BCA and IPMC, were also taxable entities prior to our acquiring them. As more fully discussed in "Pro Forma Consolidated Financial Data," we will be taxed as a C corporation from and after the distribution.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and accompanying notes thereto, and the other financial information included elsewhere in this information statement. This discussion contains forward-looking statements. Please see "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for a discussion of the uncertainties, risks and assumptions associated with these statements. In the discussion that follows, dollar amounts other than per share data are stated in thousands.

Overview

   We are a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

   We were formed as Packaging Holdings, a limited liability company, in November 1998 when we acquired the bag and sandwich wrap converting assets of BCA and Ivex's Detroit paper mill assets. In July 1999, we purchased ICI, a leading converter of aluminum foil and paper-based packaging for food and industrial applications, by acquiring all of the equity of its parent company, Alupac Holding, Inc.

Results of Operations for the Years Ended December 31, 2001, 2000 and 1999

   Net Sales. Net sales increased by 2.8% during the year ended December 31, 2001 over net sales during the corresponding period in 2000. The increase resulted from increased sales of converted products. The increased sales of converted products were associated with new consumer product introductions and increased sales volume of food service products, including foil based sandwich wrap. The increased sales of converted products were partially offset by decreased sales of specialty paper.

   Net sales increased by 11.3% during the year ended December 31, 2000 over net sales during the corresponding period in 1999. The increase primarily resulted from incremental sales associated with the acquisition of ICI on July 14, 1999. Incremental sales of ICI during 2000 compared to 1999 were approximately $27,000. Excluding the incremental sales from the ICI acquisition, net sales decreased slightly as a result of the loss of a major fast food customer's paper-based sandwich wrap business early in 2000 partially offset by the acquisition of another major fast food customer's foil-based sandwich wrap business in 2000. In addition, net sales in 2000 were negatively affected by the business disruption that resulted from the bankruptcy of Ameriserve Food Distribution Company, Inc., or Ameriserve, which at that time was a significant customer. Other aspects of the impact on us of the Ameriserve bankruptcy are described below under "--Operating Expenses."

   Gross Profit. Gross profit increased 4.4% during 2001 compared to 2000 primarily as a result of increased sales volume. Gross profit margin was 12.4% during 2001 compared to 12.2% during 2000. The increased gross profit margin is primarily attributable to lower labor, energy and overhead costs as a percentage of sales. The decrease in labor costs was associated primarily with a management restructuring during 2000.

   Gross profit decreased 14.3% during 2000 compared to 1999 primarily due to increased raw material and energy costs, partially offset by incremental gross profit from ICI of approximately $1,600. Gross profit margin decreased to 12.2% during 2000 compared to 15.8% during 1999. The decreased gross profit margin resulted primarily from the increased raw material costs and increased competitive pricing in the marketplace.

   Operating Expenses. Selling and administrative expenses decreased $369, or 2.6%, during 2001 compared to 2000. As a percentage of net sales, selling and administrative expenses decreased to 5.8% during 2001 compared to 6.1% during 2000. The decrease resulted from decreased salary expense primarily associated with a management restructuring during 2000 and management synergies, such as reduced head count, associated with the 1999 ICI acquisition.

   Selling and administrative expenses decreased $691, or 4.7%, during 2000 compared to 1999. As a percentage of net sales, selling and administrative expenses decreased to 6.1% during 2000 compared to 7.2% during 1999. The decrease resulted primarily from the management restructuring during 2000 partially offset by incremental selling and administrative expenses associated with a full year of ICI operations. ICI's selling and administrative expenses were $1,300 higher during 2000 compared to 1999.

   Amortization of intangibles decreased $2,174, or 69.2%, during 2001 compared to the same period in 2000 and decreased $117 or 3.6% during 2000 compared to the same period in 1999. The decrease in both years primarily resulted from the expiration of a non-compete agreement near the end of 2000. The non-compete agreement resulted in amortization expense of $2,500 per year from our inception on November 20, 1998 through November 19, 2000.

   Restructuring Charge. During 2000, we implemented a restructuring plan, which resulted in a reduction in work force resulting in severance and other costs of $1,250, referred to as the 2000 Restructuring Charge. During 2000 and 2001, we paid $440 and $683 as a result of the restructuring plan. At December 31, 2001, the remaining reserve balance related to costs to be paid under the restructuring plan was $127.

   During 1999, Ameriserve represented approximately 16% of gross sales. Ameriserve began to experience cash flow problems during late 1999 and filed for bankruptcy in January 2000. We recorded bad debt provision of $750 and $3,420 during 1999 and 2000, respectively, for all of the Ameriserve receivables that became uncollectible in connection with the bankruptcy. During 2001, we also settled certain preferential payment claims for $135.

   Income from Operations. Income from operations and operating margin were $14,274 and 6.1%, respectively, during 2001, compared to $5,960 and 2.6%, respectively, during 2000. Excluding the 2000 Restructuring Charge and the Ameriserve bad debt provision discussed above, income from operations and operating margin were $14,409 and 6.1%, respectively during 2001, compared to $10,630 and 4.7%, respectively, during 2000. The increase in operating income and margin in 2001 compared to 2000 was primarily the result of increased sales volume and lower cost structure, including reduced head count and lower energy costs.

   Income from operations and operating margin were $5,960 and 2.6%, respectively, during 2000, compared to $13,705 and 6.7%, respectively, during 1999. Excluding the 2000 Restructuring Charge and the Ameriserve bad debt provision discussed above, income from operations and operating margin were $10,630 and 4.7%, respectively, during 2000, compared to $14,455 and 7.0%, respectively, during 1999. The decrease in operating income and margin in 2000 compared to 1999 was primarily the result of increased raw material and energy costs.

   Interest Expense. Interest expense during 2001 was $11,327 compared to $11,998 and $9,925 during 2000 and 1999, respectively. The decrease in interest expense in 2001 compared to 2000 resulted primarily from decreased average outstanding indebtedness and reduced interest rates. The average interest rates on borrowings on our senior credit facility were approximately 0.39% less during 2001 compared to 2000. The decrease in 2001 was partially offset by increased paid-in-kind interest accruing on the 12% Promissory Note payable to Ivex. Paid-in-kind interest expense on the 12% Promissory Note was $2,045 and $1,810 during 2001 and 2000, respectively. The increase in interest expense during 2000 compared to 1999 was primarily the result of increased average outstanding indebtedness (primarily associated with incremental debt from the ICI acquisition) and increased interest rates. The average interest rates on borrowings on our senior credit facility were approximately 0.52% higher during 2000 compared to 1999. In addition, the 2000 increase was attributable to increased paid-in-kind interest accruing on the 12% Promissory Note. Paid-in-kind interest expense on the 12% Promissory Note was $1,810 and $1,612 during 2000 and 1999, respectively.

   Income Taxes. Our federal and state taxable income has been reported by our members on their income tax returns as if we were a partnership. ICI has remained a taxable C corporation since its acquisition by us. As a result, we provide for federal and state income taxes on the income of the ICI subsidiary. The significant income tax benefit recorded in 2000 primarily reflects the tax benefit associated with losses at ICI.

   Net Income. Net income increased to $2,344 in 2001 compared to net loss of $5,200 in 2000 and net income of $3,680 in 1999. The net income in 2001 compared to a loss in 2000 was primarily the result of the 2000 Restructuring Charge and Ameriserve bad debt provision recorded during 2000. Excluding the effect of these items in 2000, the increase in net income was primarily due to the improved income from operations and reduced interest expense. The net loss in 2000 compared to net income during 1999 was primarily attributable to the 2000 Restructuring Charge and Ameriserve bad debt provision. Excluding the effect of these items in 2000, the decrease in net income was primarily due to the increased raw material and energy costs and increased interest expense.

   EBITDA and Adjusted EBITDA. We have presented EBITDA information solely as supplemental disclosure because we believe that it is generally accepted as providing useful information regarding a company's ability to service or incur debt. We have furnished Adjusted EBITDA to provide additional information regarding supplemental items that we believe are of interest to investors.

   EBITDA consists of earnings from operations plus depreciation and amortization. EBITDA should not be construed as an alternative to earnings from operations as determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, as a measure of liquidity or as an alternative to cash flows from operating activities as determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all companies that report EBITDA information calculate EBITDA in the same manner as we do.

   Adjusted EBITDA is EBITDA plus the supplemental adjustments summarized in the table below. Adjusted EBITDA is not a calculation prepared in accordance with generally accepted accounting principles. It should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. EBITDA and Adjusted EBITDA for the years ended December 31, 2001, 2000 and 1999 are computed as follows:

                                     2001    2000    1999
                                    ------- ------- -------
Income from operations, as reported $14,274 $ 5,960 $13,705
Depreciation and amortization......   8,304  10,395   9,003
                                    ------- ------- -------
EBITDA.............................  22,578  16,355  22,708
Restructuring charge...............      --   1,250      --
Ameriserve bad debt provision......     135   3,420     750
                                    ------- ------- -------
Adjusted EBITDA.................... $22,713 $21,025 $23,458
                                    ======= ======= =======

   In 2001, Adjusted EBITDA and margin increased to $22,713 and 9.7%, respectively, compared to $21,025 and 9.2%, respectively, in 2000 and $23,458 and 11.4%, respectively, in 1999. The increase in Adjusted EBITDA and margin in 2001 compared to 2000 primarily resulted from increased sales volume and improved cost structure. The decrease in Adjusted EBITDA and margin in 2000 compared to 1999 primarily resulted from increased raw material and energy costs.

Disclosure About Critical Accounting Policies

   On December 12, 2001, the SEC issued FR-60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies." We have been advised that FR-60 is an intermediate step to alert companies to the need for greater investor awareness of the sensitivity of financial statements to the methods, assumptions, and estimates underlying their preparation including the judgments and uncertainties affecting the application of those policies, and the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

   Our accounting policies are disclosed in Note 2 to our consolidated financial statements, "Summary of Significant Accounting Policies." The more critical of our policies include revenue recognition and the use of estimates in valuing inventories and accounts receivable which are described below.

   Revenue Recognition. We recognize revenue primarily at the time title transfers to the customer (generally upon shipment of products). Our revenue recognition policies are in accordance with Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." Shipping and handling costs are included as a component of cost of goods sold.

   Inventories. We state inventories at the lower of cost or market using the first-in, first-out, or FIFO, method to determine the cost of raw materials and finished goods. This cost includes raw materials, direct labor and manufacturing overhead. Valuing inventories at the lower of cost or market requires the use of estimates and judgment. Our policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements, and to write down any excess quantities to estimated net realizable value. Inherent in the estimates of net manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

   Accounts Receivable. Accounts receivable from sales to customers are unsecured, and we value accounts receivable net of allowances for doubtful accounts. These allowances are based on estimates of the portion of the receivables that will not be collected in the future. However, the ultimate collectibility of a receivable is significantly dependent upon the financial condition of the individual customer, which can change rapidly and without advance warning.

   Long-Lived Assets. Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

Liquidity and Capital Resources

   At December 31, 2001, we had cash and cash equivalents of $1,041, and $23,300 was available under the revolving portion of the senior credit facility. Our working capital at December 31, 2001 was $25,282.

   Our primary short-term and long-term operating cash requirements are for debt service, working capital and capital expenditures. We expect to rely on cash generated from operations supplemented by revolving borrowings under the senior credit facility to fund our principal short-term and long-term cash requirements.

   The senior credit facility provides for Term A Loans and Term B Loans totaling $89,250 and a $25,000 revolving credit facility, up to $5,000 of which may be in the form of letters of credit. The Term A Loan had a balance of $18,375 at December 31, 2001 and is required to be repaid in quarterly payments totaling $5,000 in 2002, $6,000 in 2003, and $7,375 in 2004. The Term B Loan
had a balance of $58,075 at December 31, 2001 and is required to be repaid in quarterly payments totaling $720 in 2002, $720 in 2003, $28,400 in 2004 and $28,235 in 2005. The interest rate of the senior credit facility can be, at our election, based upon LIBOR or the Adjusted Base Rate (each as defined in the credit agreement) and is subject to performance pricing adjustments. The Term A Loan and loans under the revolving credit facility bear interest at rates up to LIBOR plus 3.5% or the Adjusted Base Rate plus 2.25%. As of December 31, 2001, the rate was LIBOR plus 3.25%. The Term B Loan bears interest at rates up to LIBOR plus 4.25% or the Adjusted Base Rate plus 3.25%. As of December 31, 2001, the rate for the Term B Loan was LIBOR plus 4%. Borrowings are collateralized by substantially all of the assets of our operating subsidiaries. The revolving credit facility and Term A Loan will terminate on November 20, 2004 and the Term B Loan will terminate on November 20, 2005. Under the senior credit facility, PDLLC, our principal operating subsidiary, is required to maintain minimum levels of tangible net worth and liquidity levels, limit future capital expenditures, and restrict additional loans, dividend payments, and payments to related parties, among other things. We believe that we are currently in compliance with the terms and conditions of the senior credit facility in all material respects.

   Packaging Holdings issued the 12% Promissory Note in the amount of $12,500 to Ivex on November 20, 1998 in connection with the acquisition of Ivex's paper mill operations located in Detroit, Michigan. Interest on this note is currently paid in kind at a rate of 12% on a semi-annual basis, and the note had an accreted value of approximately $18.1 million at December 31, 2001. The 12% Promissory Note is unsecured, subordinated to the senior credit facility and matures on November 21, 2005. This note will be cancelled in connection with the distribution.

   On July 14, 1999, Packaging Holdings issued a $3,000 note to the sellers in connection with the acquisition of ICI. Interest on this note is 7.5% payable semi-annually commencing on December 31, 1999. This note is unsecured and subordinated to the senior credit facility. The note matures on July 14, 2004 and may be accelerated under specified circumstances, including a change in control or an acceleration under the senior credit facility.

   The senior credit facility and the ICI note include terms that limit changes in our ownership structure. Modifications to the ownership structure outside the limits prescribed by such agreements could place us in default under these debt instruments. We do not believe that the distribution and common stock exchange as described in the merger agreement by and between Ivex and Alcoa will result in a change in control as defined in the senior credit facility or the ICI note.

   We have outstanding obligations under debt agreements with the U.S. Department of Housing and Urban Development, or HUD, in the form of promissory notes payable to the City of Baxter Springs. These notes bear interest at rates varying from 4.57% to 6.57%, as determined by HUD, and interest is payable on a semi-annual basis. These notes are payable in annual installments of $700 through August 2004. Borrowings are collateralized by a first lien on the land and building at our Baxter Springs, Kansas production facility and by a second lien on specified machinery and equipment. Under specified circumstances, repayment of the borrowings is subordinated to the repayment of obligations under the senior credit facility.

   To reduce the impact of changes in interest rates on our variable rate debt, we have entered into interest rate derivative instruments, which are discussed in "--Quantitative and Qualitative Disclosures About Market Risk."

   We made capital expenditures of $5,135, $2,268 and $3,770 in 2001, 2000 and 1999, respectively. The increase in capital expenditures in 2001 is primarily the result of capital improvements made to the cogeneration facility and roof at our Detroit paper mill. In 2002, capital expenditures are expected to approximate $5,000.

   During 2001, we made payments related to our restructuring reserves totaling $440. The remaining balance sheet reserve at December 31, 2001 related to the restructuring charges was $127, representing future severance payments.

   On January 22, 2002, the SEC issued FR-61, "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations." While the SEC intends to consider rulemaking regarding the topics addressed in this statement and other topics covered by management's discussion and analysis, the purpose of this statement is to suggest steps that issuers should consider in meeting their current disclosure obligations with respect to the topics described. Generally, FR-61 addresses disclosure relating to (1) liquidity and capital resources, including "off balance sheet" arrangements,
(2) certain trading activities that
include non-exchange traded contracts accounted for at fair value and (3) effects of transactions with related and certain other parties. The following three paragraphs contain our significant disclosures relating to the topics of FR-61.

   The senior credit facility requires PDLLC to maintain specified financial ratios and levels of tangible net worth. PDLLC was in compliance with those covenants as of December 31, 2001, the latest measurement date. The occurrence of any default of these covenants could result in acceleration of our obligations under the senior credit facility ($78,150 as of December 31, 2001) and foreclosure on the collateral securing those obligations.

   Disclosures about contractual obligations and commercial commitments are included in various parts of this information statement, including Note 5 to the consolidated financial statements, "Long-Term Debt," and Note 11 to the consolidated financial statements, "Commitments and Contingencies." Our significant contractual obligations as of December 31, 2001 were as follows:

                                            Long-Term   Operating
                                               Debt       Lease
                                            Maturities Commitments  Total
                                            ---------- ----------- --------
    2002...................................  $  6,420    $1,344    $  7,764
    2003...................................     7,420       842       8,262
    2004...................................    39,475       708      40,183
    2005...................................    48,067       357      48,424
    2006...................................        --       254         254
                                             --------    ------    --------
    Total..................................  $101,382    $3,505    $104,887
                                             ========    ======    ========

   The 12% Promissory Note is payable to Ivex, which holds an ownership interest in Packaging Holdings prior to the distribution. The 12% Promissory Note will be cancelled in connection with the distribution. Pursuant to a consulting agreement, we pay Ivex a fixed annual consulting fee for services rendered to us by Ivex. During 2001, 2000 and 1999, we recorded consulting fee expense of $500, $750 and $625, respectively, related to this agreement. The consulting agreement will be terminated in connection with the distribution.

Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. These statements eliminate the pooling-of-interest method of accounting for business combinations and require goodwill and intangible assets with indefinite lives to no longer be amortized but to instead be tested for impairment at least annually. Other intangible assets with determinable lives will continue to be amortized over their useful lives. We began to apply the new rules on accounting for goodwill and other intangible assets effective January 1, 2002. Subject to final analysis, we expect the application of the non-amortization provisions of SFAS No. 142 to result in a reduction of amortization expense of $930 in 2002. We also expect to complete the first of the required impairment tests of goodwill and indefinite-lived intangible assets during the first half of 2002.

   According to SFAS No. 142, impairment of goodwill is measured according to a two-step approach. In the first step, the fair value of a reporting unit, as defined by the statement, is compared to the carrying amount of the reporting unit, including goodwill. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit less the fair values of all the other tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

   According to SFAS No. 142, impairment of indefinite-lived intangible assets are measured according to a one-step approach. This approach requires that indefinite-lived intangible assets are tested for impairment at least annually. This impairment test compares the estimated fair value of the intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess.

   Impairment losses recognized as a result of the initial application of this statement will be reported as resulting from a change in accounting principle. We are in the process of measuring fair values of our SFAS No. 142 reporting units to determine the amount of impairment losses, if any, using a valuation date of January 1, 2002. We are unable at this time to estimate the effect of these tests on our earnings or financial position.

   In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We do not expect SFAS No. 143 to have a material effect on our consolidated financial position or cash flows.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 generally establishes a standard framework for measuring impairment of long-lived assets and expands discontinued operations income statement presentation to include a component of the entity (rather than a segment of the business). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. We do not expect SFAS No. 144 to have a material effect on our consolidated financial position or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

   We use interest rate swaps and collars to modify our exposure to interest rate movements and to reduce borrowing costs. We have designated these instruments as cash flow hedges and consider these instruments effective at offsetting our risk to variable interest rates on debt. Our exposure to interest rate risk consists of floating rate debt instruments that are benchmarked to LIBOR. As of December 31, 2001, we had interest rate swap agreements with a group of banks having notional amounts totaling $60,000 and various maturity dates through December 10, 2003. These agreements effectively fix our LIBOR rate for $60,000 of our senior credit facility indebtedness at rates from 3.83% to 4.27%. A 10% unfavorable movement in LIBOR would not expose us to material losses of earnings or cash flows.

   Income or expense related to settlements under these agreements is recorded as adjustments to interest expense in our financial statements. The fair market value of our derivative instruments outlined above approximates a loss of $554 as of December 31, 2001 and is based upon the amount at which it could be settled with a third party, although we have no current intention to trade any of these instruments and plan to hold them as hedges for the senior credit facility. The fair market value of our derivative instruments, net of tax, was recorded in other comprehensive income (loss) during 2001.

                                   BUSINESS

Overview

   We are a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

   We were formed as Packaging Holdings, a limited liability company, in November 1998 when we acquired the Bagcraft assets and Ivex's Detroit paper mill assets. Historically, the Detroit paper mill had been one of Bagcraft's principal paper suppliers.

   We combined the Bagcraft assets and Detroit paper mill businesses as part of a strategic plan to create a premier vertically integrated flexible packaging company specializing in providing value-added packaging products for markets with attractive margins and growth rates. As part of this plan, we seek to differentiate ourselves from our competition by offering a broad array of customized products and superior customer service to address the specialized needs of our customers. Since the combination, we believe we have been able to provide customers with enhanced levels of quality, service and product development while achieving improved profitability and productivity.

   The combination of the Bagcraft assets and Detroit paper mill businesses has also provided a strong platform for enhanced sales and earnings growth, combining internal growth from product extensions and further market penetration with external growth from strategic add-on acquisitions, such as the acquisition of ICI discussed below. We believe that we can successfully grow sales and earnings through this growth strategy while utilizing our excess cash flow to reduce debt and interest expense.

   In connection with Packaging Holdings' formation, Ivex received an equity stake in Packaging Holdings of approximately 49% and also received the 12% Promissory Note, which had an accreted value of approximately $18.7 million as of March 31, 2002. Keystone, Inc. and a co-investor, through their investment vehicle Packaging Investors, and Ivex and Bagcraft executives, through DCBS Investors, invested a total of $15.3 million in Packaging Holdings in exchange for equity stakes in Packaging Holdings of 42.8% and 8.2%, respectively.

   In July 1999, as part of our acquisition strategy, we acquired ICI, a leading converter of aluminum foil and paper-based packaging for food and industrial applications, by acquiring all of the equity of its parent company, Alupac Holding, Inc. ICI strengthened and broadened our existing product offering and market presence, propelling us to a leadership position in the laminated foil market. The ICI acquisition also created additional cost synergies, principally as a result of sourcing ICI's paper demand from our Detroit paper mill, leveraging foil purchases and taking advantage of the combined foil laminating capabilities of Bagcraft and ICI. ICI's broad product line, strong customer base and incremental volume strengthened our competitive position as a responsive, innovative, full service provider of flexible food packaging products.

   In connection with the ICI acquisition, Packaging Investors, Ivex and ICI's management, through CB Investors, contributed an additional $4.5 million of equity capital to Packaging Holdings. As a result of these contributions, Packaging Investors, DCBS Investors, CB Investors and Ivex now hold equity stakes in Packaging Holdings of 42.23%, 7.8%, 1.78% and 48.19%, respectively. Ivex's 48.19% equity holding will be distributed to Ivex's stockholders and certain option holders in the distribution. See "The Distribution."

Strategy and Competitive Strengths

   Our strategy is to grow sales and profits in excess of industry rates. We believe that we have a number of key strengths which will enable us to extend our leadership position in the specialty bag and food wrap businesses and to successfully execute our strategy. The specialty bag and food wrap markets have been growing steadily, and we believe they will continue to do so. The key strengths that will support our growth are:

       . Market leadership. Bagcraft and ICI have leading market share positions in packaging products comprising over 60% of their revenue. These leading positions have resulted from our focus on continuous product innovation and our broad product portfolio which comprises the broadest product offering in the industry. Our current market position provides a strong platform for future growth.

       . Product development/innovation. We have significant resources fully dedicated to product development in bags (Chicago, Illinois), foil-paper laminations (Caldwell, Ohio) and paper (Detroit, Michigan). We believe we have a strong reputation in the market for creativity and new product innovation. Our development programs are customer driven and focused on specific customer product requests. Our product development personnel have many years of experience in the field, and we believe we have the broadest product development capability in the industry.

       . Low cost. Our two largest costs are paper and aluminum foil. Our integrated paper mill is capable of supplying 100% of our paper needs; however, it is more cost effective to buy certain grades of paper from third parties and sell our remaining paper in specialized industrial markets. Importantly, as paper markets fluctuate, we have the flexibility to take advantage of the most cost-effective pulp, recovered fiber, or paper. Our large aluminum foil requirements allow us to buy relatively large positions, thus securing most of our aluminum foil requirements on advantageous terms.

       . Productivity improvement. We seek to enhance productivity by continually upgrading our converting assets. Productivity has improved in excess of 10% during the last 12 months, and we believe that our productivity will continue to improve significantly in each of the next three years as we bring new state-of-the-art equipment on line.

   We believe we can execute our growth strategy over the next several years by achieving (1) strong internal growth through product line extensions and further penetration into higher growth markets and markets where we have relatively low market share and (2) growth through strategic acquisitions. Given our strong market positions and breadth of operating capabilities, we believe we are uniquely positioned to achieve growth in excess of market rates. In addition, we believe that acquisitions represent a significant growth opportunity. Our markets are highly fragmented with numerous entrepreneurial businesses whose owners are being challenged by the consolidating nature of our industry structure. We believe that opportunities exist to achieve significant synergies through consolidation and intend to pursue value enhancing acquisitions. We believe we have the ability to identify, execute and successfully integrate acquisitions that meet our defined strategic and financial return objectives.

Markets, Products and Manufacturing Process

  Overview

   We are a full-service specialty bag and food wrap company. We are a converter of paper, film and foil for use in a variety of food packaging and industrial applications. Our end products include printed bags, fast food foil and paper sandwich wrap sheets, bag stock, can liner, label stock and insulation facing. We are a leading supplier of sheet, wrap and bag products in the food service, food processing, bakery, supermarket, deli and concessions markets and we provide extensive conversion expertise in the lamination of aluminum foil and paper, as well as in flexographic and gravure printing, water and solvent based inks, slitting, sheeting and die cutting. We believe that we enjoy a leading market share in our core product lines.

   We are integrated for a portion of our raw material needs through our paper mill. Our paper mill is a leading producer of both virgin and recycled lightweight grades of paper for applications such as waxing and foil lamination for the flexible packaging industry with an emphasis on food packaging and other bleached specialty applications. The paper mill sells approximately 40% of its production to merchant customers, within markets that are generally small and specialized but serve as a profitable niche focus for us.

  Products and Markets

   We manufacture one of the most diversified lines of flexible packaging in the U.S. packaging industry, with over 300 different types of bags and sheet serving the food service and consumer packaging markets. We also produce can liner, label stock and insulation facing in order to serve certain industrial markets. Approximately 60% of our paper mill's capacity is used to supply our converting locations. The paper mill manufactures numerous grades of lightweight paper produced from either virgin or recycled fiber, giving the paper mill the capability of serving various customer needs.

   The food service markets are comprised of quick-service restaurants ("QSRs"), full service restaurants and convenience stores. The consumer packaging markets are comprised of distributors, supermarkets, retail packaging companies, concession companies and microwave popcorn manufacturers. We presently supply products to more than 1,000 customers in these markets, many of which are among the most well recognized names in the processed food and food service industries. Our products are sold through distributors, as well as directly to end users.

   We have developed a number of proprietary innovations. Such innovations include the Dubl-Wax bag, which was the first specialty-waxed bag serving the retail bakery industry. Consistent with our commitment to new product development, we are pursuing the addition of a number of smaller, but highly profitable product lines that would expand our value added conversion capabilities. These products include "to go" packaging, coffee bags, coated foil, wax laminations and lidding products.

  Manufacturing

   We operate four converting facilities and one paper mill facility.

   The manufacturing of our products involves conversion of raw materials, consisting of various types of paper, foil, inks, coatings and adhesives, into a variety of food packaging and industrial applications and, at our paper mill, the conversion of pulp and recycled fiber into specialty paper.

   We believe that our in-line printing and fabrication process enables us to produce food packaging bags and sheets more efficiently than those of our competitors who utilize multiple steps to manufacture a comparable product. The following are the in-line production process steps required to produce our products (not all products require each of the processes listed): printing, lamination, wax application and coating, die cutout, bag formation, slitting and sheeting and cutting. Our industrial manufacturing process consists of four distinct stages: laminating and coating, printing (flexographic and gravure), slitting and sheeting and cutting. We can laminate aluminum foil and paper substrates in a broad range of special widths ranging from 15 inches to 64 inches.

   Our paper mill produces a wide range of specialty, machine glazed papers and has the ability to process recycled fiber, which is extremely cost effective. Currently, recycled fiber that complies with U.S. Food and Drug Administration regulations constitutes approximately 30% of the raw material used in the paper mill's operations. The paper mill currently produces its products on three paper machines, operates 24 hours per day, seven days per week and is served by rail. The current annual production capacity of the paper mill's three paper machines is approximately 52,500 tons. The mill produced approximately 50,000 tons of paper in 2001.

   Pulp, recycled fiber, aluminum foil and paper have historically represented the largest portion of our cost of goods sold.

Employees

   As of March 31, 2002, we employed approximately 1,106 people, 525 of whom are covered by collective bargaining agreements. Of our 525 unionized employees as of March 31, 2002, 57 employees based in Belpre, Ohio are represented by the United Steelworkers of America under a contract that expires in May 2002; 349 employees based in Chicago, Illinois are represented by the International Brotherhood of Teamsters Local 743 under a contract scheduled to expire in December 2002; and 119 employees based in Detroit, Michigan are represented by the United Papermakers International Union under a contract expiring in May 2004. There have been no significant interruptions or curtailments of our operations due to labor disputes since our inception, and we believe that relations with our employees are good; however, as these labor contracts expire, there can be no assurances that there will be no strikes, work stoppages or other labor disputes as we negotiate such contracts.

Competition

   We operate in markets that are highly competitive and face substantial competition throughout all of our product lines from numerous companies. Many of these competitors are significantly smaller than we are and have lower fixed costs and greater operating flexibility. In addition to price competition, competition with respect to many of our products is based on quality, supplier response time, service and timely and complete order fulfillment.

Governmental Regulation; Environmental Matters

   Since many of our packaging products are used in the food industry, we are subject to the manufacturing standards of the U.S. Food and Drug Administration. Historically, compliance with the standards of the food industry has not had a material effect on our earnings, capital expenditures or competitive position. There can be no assurance, however, that compliance with those standards will not have a material adverse effect on our future operating results or financial condition.

   Our manufacturing operations are subject to federal, state and local regulations governing the environment and the discharge of materials into air, land and water, as well as the handling and disposal of solid and hazardous wastes. We believe that we are in substantial compliance with applicable environmental regulations and do not believe that costs of compliance will have a material adverse effect on our earnings, capital expenditures or competitive position. Capital expenditures for environmental control facilities for known items during the remainder of 2002 and in 2003 should not have a material adverse effect on our operating results or financial condition. There can be no assurance, however, that these known items or others will not require additional expenditures beyond those that are anticipated and that additional expenditures, if any, would not have a material adverse effect on our operating results or financial condition.

Research and Development

   We have significant resources fully dedicated to product development in bags (Chicago, Illinois), foil-paper laminations (Caldwell, Ohio) and paper (Detroit, Michigan). We believe we have a strong reputation in the market for creativity and new product innovation. Our development programs are customer driven and focused on specific customer product requests. Our product development personnel have many years of experience in the field, and we believe we have the broadest product development capability in the industry.

Intellectual Property

   We own a number of U.S. patents and trademarks that collectively are important to our business, but no single one of which is material to us. We believe that our intellectual property rights and licensing rights are adequate for our business.

Customers, Sales and Backlog

   We have relationships with numerous customers in each of our product categories. No material portion of our business is dependent on a single customer or very few customers. Although we do not currently have a single customer that accounts for 10% or more of our sales, the loss of one or more of our largest customers, while not anticipated, could have a material adverse effect on our financial condition or results of operations. In general, we believe that the backlog of orders is not material to an understanding of our business.

Properties

   Our principal properties consist of our manufacturing locations. Shown below are the locations of the principal properties which we own or lease. We believe our facilities are suitable and adequate for the purposes for which they are used and are adequately maintained.

  Owned Facilities

Location                         Square Feet            Principal Use
--------                         -----------            -------------
Chicago, Illinois                  148,000   Office, Manufacturing and Warehouse
Baxter Springs, Kansas             265,000   Office, Manufacturing and Warehouse
Caldwell, Ohio                     117,000   Office, Manufacturing and Warehouse
Belpre, Ohio                        81,000   Office, Manufacturing and Warehouse
Detroit, Michigan                  255,000   Office, Manufacturing and Warehouse

  Leased Facilities

           Location                         Square Feet Principal Use
           --------                         ----------- -------------
           Chicago, Illinois                  65,000      Warehouse
           Chicago, Illinois                  48,000      Warehouse

   The lease on our 65,000 square foot warehouse location expires in 2026, subject to termination at our election in 2006, and from time to time thereafter, upon specified notice. The lease on our 48,000 square foot location expires in 2002. We believe that replacement warehouse space will be readily available, if needed, upon the expiration of the 48,000 square foot lease in 2002.

Legal Proceedings

   We are currently a party to various legal proceedings in various federal and state jurisdictions arising out of the operations of our business. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, we believe that our ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to our financial condition or results of operations.

                            ARRANGEMENTS WITH IVEX
                         RELATING TO THE DISTRIBUTION

   Packaging Dynamics has entered into a distribution agreement with Ivex governing the terms of the distribution. Packaging Dynamics has also entered into a tax sharing agreement with Ivex, providing for the allocation of tax liabilities and obligations attributable to periods prior to the distribution. Separately, Packaging Investors, DCBS Investors and CB Investors entered into a letter agreement with Ivex providing, among other things, for the contribution of all of the limited liability company interests of Packaging Holdings to Packaging Dynamics Corporation as a new holding company and for the cancellation by Ivex of the 12% Promissory Note, which Packaging Holdings issued to Ivex on November 20, 1998 at the time of its formation.

Distribution Agreement

   The distribution agreement sets forth the agreements between Packaging Dynamics and Ivex with respect to the principal corporate transactions required to effect the contribution by Ivex of its ownership interest in Packaging Holdings to Packaging Dynamics in exchange for shares of Packaging Dynamics common stock, the distribution of those shares to Ivex stockholders and certain option holders, the cancellation of the 12% Promissory Note and other arrangements governing the continuing relationship between Packaging Dynamics and Ivex after the distribution.

  Transfers and Assumption of Liabilities

   The distribution agreement provides that, immediately prior to the Ivex/Alcoa merger, Ivex will transfer to Packaging Dynamics all of its ownership interest in Packaging Holdings and that, pursuant to the letter agreement described below, the other equity owners of Packaging Holdings will also contribute their ownership interests to Packaging Dynamics. The agreement provides further that we will be responsible for all liabilities related to the Packaging Holdings business.

  The Distribution

   The distribution agreement provides that the distribution of shares of Packaging Dynamics common stock held by Ivex shall, subject to the terms and conditions contained in the agreement, become effective immediately before the merger. Ivex's obligation to consummate the distribution is subject to the satisfaction or waiver of the following conditions:

       . a Form 10 registration statement relating to Packaging Dynamics common stock shall have become effective under the Securities Exchange Act of 1934 and shall have been mailed to all record holders of Ivex common stock and stock options (other than excluded options) on the record date determined by Ivex for purposes of identifying those stockholders and option holders of record entitled to receive the registration statement;

       . the shares of Packaging Dynamics common stock to be delivered in the distribution shall have been approved for listing on The New York Stock Exchange or The Nasdaq Stock Market, as the case may be, subject to official notice of issuance;

       . the transfers to Packaging Dynamics of the interests of Packaging
         Holdings and Packaging Dynamics' assumption of liabilities relating to the Packaging Holdings business, as described above, shall have been effected;

       . the tax sharing agreement and the letter agreement among the owners of Packaging Holdings shall have been duly executed and delivered by the parties to those agreements; and

       . the conditions in the merger agreement to consummation of the merger, other than completion of the distribution, shall have been satisfied or waived.

   The distribution agreement provides that, immediately prior to the distribution, at which time Packaging Dynamics will still be a wholly-owned subsidiary of Ivex, Ivex will deliver to Packaging Dynamics for cancellation the stock certificates representing all of the then-outstanding shares of common stock of Packaging Dynamics. At the same time, Packaging Dynamics will issue and deliver to each of Ivex, DCBS Investors, CB Investors and Packaging Investors the number of shares of its common stock that each such party is entitled to receive in connection with the contribution to Packaging Dynamics of the ownership interests in Packaging Holdings described above under "--Transfers and Assumption of Liabilities." Ivex will then instruct the distribution agent to distribute, as soon as practicable after the effectiveness of the distribution, to each Ivex stockholder or option holder of record as of the distribution date, one share of Packaging Dynamics common stock for every five shares of Ivex common stock or shares covered by an option (other than the excluded options) held by such stockholder or option holder. The distribution will be effective immediately prior to the effective time of the Ivex/Alcoa merger.

  Cancellation of Indebtedness

   Ivex has agreed to cancel, effective upon the distribution, the 12% Promissory Note. The 12% Promissory Note had an accreted value of approximately $18.7 million as of March 31, 2002.

  Indemnification

   Under the distribution agreement, Packaging Dynamics has agreed to indemnify, defend and hold harmless Ivex and its affiliates, including Alcoa, and their respective officers, directors and employees, from and against any and all damages, loss, liability and expense they may incur or suffer, arising out of:

       . all liabilities (other than tax liabilities, which are governed by the tax sharing agreement) relating to our business, whether arising before or after the distribution;

       . the breach by Packaging Dynamics, subject to any cure periods, qualifications as to materiality and other applicable limitations, of any of its obligations under the distribution agreement or any other agreement entered into to effect the transactions contemplated by the distribution agreement; and

       . any untrue statement or allegedly untrue statement of a material fact contained in this information statement or the related Form 10 registration statement, each as amended or supplemented, or caused by any omission or alleged omission to state herein or therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the damages, loss, liability and expense are caused by an untrue statement or omission based on information furnished to Packaging Dynamics by Alcoa or any of its affiliates (other than Ivex) specifically for use herein or therein, as the case may be.

   Similarly, Ivex has agreed to indemnify Packaging Dynamics and its affiliates and the officers, directors and employees of Packaging Dynamics and its affiliates, from and against any and all damages, loss, liability and expense Packaging Dynamics and its affiliates and their respective officers, directors and employees may incur or suffer, arising out of:

       . all liabilities (other than tax liabilities, which are governed by the tax sharing agreement) relating to Ivex's business, whether arising before or after the distribution;

       . the breach by Ivex, subject to any cure periods, qualifications as to materiality and other applicable limitations, of any of its obligations under the distribution agreement or any other agreement entered into to effect the transactions contemplated by the distribution agreement; and

       . any untrue statement or allegedly untrue statement of a material fact contained in this information statement or the related Form 10 registration statement, each as amended or supplemented, or caused by any omission or alleged omission to state herein or therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent that the damages, loss, liability and expense are caused by an untrue statement or omission based on information furnished to Packaging Dynamics by Alcoa or any of its affiliates (other than Ivex) specifically for use herein or therein, as the case may be.

  Expenses

   The distribution agreement provides that Ivex will pay all costs and expenses incurred by us or Ivex in connection with the consummation of the distribution.

  Access to Information

   From and after the date of the distribution, Packaging Dynamics and Ivex have also agreed to provide access to Packaging Dynamics' corporate information for a reasonable period insofar as access is reasonably required, including for purposes such as audit and regulatory compliance and to cooperate in connection with any litigation or investigation to which Packaging Dynamics or Ivex or their respective subsidiaries and successors become subject arising out of their respective businesses.

  Amendments and Waivers; Further Assurances

   The distribution agreement may be amended, subject to the written consent of Alcoa, only by a written instrument signed by Ivex and Packaging Dynamics. A provision of the distribution agreement may be waived only by an instrument signed by the party to be charged with the waiver. Packaging Dynamics and Ivex have agreed to:

   . enter into and execute any additional agreements and documents reasonably necessary to effect the distribution and the transactions contemplated by the distribution agreement and related agreements; and

   . use their respective reasonable best efforts to take all actions and do all things, including obtaining consents and approvals and making filings, reasonably necessary under applicable laws and agreements or otherwise to consummate and make effective the transactions contemplated by the distribution agreement and related agreements.

Tax Sharing Agreement

   Packaging Dynamics is expected to enter into a tax sharing agreement with Ivex that will generally set forth each party's rights and obligations regarding payments and refunds, if any, with respect to taxes for periods before and after the distribution and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

   Under the tax sharing agreement, Ivex will prepare and file all federal, state, and local income tax returns for the taxable year that includes the distribution date. These returns will include income, gains, losses and other tax items of Packaging Dynamics only through the distribution date. Packaging Dynamics will prepare and file its separate income tax returns for all periods after the distribution date. Ivex will be liable for the income taxes of Packaging Dynamics through the distribution date, and for income taxes imposed with respect to Ivex's share of the income of Packaging Holdings through the distribution date. Packaging Dynamics will have the right to be involved in any audit of Ivex's income tax returns, to the extent such an audit would affect Packaging Dynamics' income tax liability for any period. Packaging Dynamics will be entitled to tax refunds, and has indemnification obligations to Ivex, with respect to its own tax liability. Similarly, Ivex will be entitled to tax refunds, and Ivex will have indemnification obligations to Packaging Dynamics, with respect to its tax liability.

                                  MANAGEMENT

Directors

   The certificate of incorporation and bylaws of Packaging Dynamics provide that our board of directors will consist of three to fifteen members, each serving a one year term. The exact number of directors will be set from time to time by resolution of the board of directors. Initially, following the distribution, the board of directors will consist of five members. The following table provides information on the current members of the Packaging Dynamics board of directors and the individuals who are expected to be the members of the Packaging Dynamics board of directors immediately after the distribution.

Name                             Age Information
----                             --- -----------
George V. Bayly................. 59  Mr. Bayly has served as a director of Packaging Dynamics since March 2002 and as a member of the Packaging
                                     Holdings management committee since January 2001. Mr.
                                     Bayly has served as Chairman of the Board, Director,
                                     President and Chief Executive Officer of Ivex since January
                                     1991. Mr. Bayly is also a director of General Binding
                                     Corporation.

Phillip D. Harris............... 58  Mr. Harris has served as a director of Packaging Dynamics since March 2002. He has been the President and Chief
                                     Executive Officer of Packaging Dynamics since March
                                     2002 and has held those offices with Packaging Holdings
                                     since January 2001. Prior to his employment with us, Mr.
                                     Harris was Vice President of Operations for Fort James
                                     Corporation, a consumer tissue products manufacturer,
                                     from 1993 to 2001.

Anthony P. Scotto............... 54  Mr. Scotto has served as a director of Packaging Dynamics since March 2002. He also has served as a member of the
                                     Packaging Holdings management committee since
                                     November 1998 and as a director of Ivex since August
                                     1995. Since September of 1999, Mr. Scotto has been a
                                     Managing Director of the investment partnership Oak Hill
                                     Securities Fund, L.P. and the Oak Hill Securities Fund II,
                                     L.P. Prior to September of 1999, Mr. Scotto was a
                                     Managing Director of the investment consulting firm Oak
                                     Hill Partners, Inc. and its predecessor.

Frank V. Tannura................ 45  Mr. Tannura has served as a director of Packaging
                                     Dynamics since March 2002 and as a member of the
                                     Packaging Holdings management committee since
                                     November 1998. Mr. Tannura has served as a Director of
                                     Ivex since August 1995, as Executive Vice President and
                                     Chief Financial Officer of Ivex since February 1999 and as
                                     Vice President and Chief Financial Officer of Ivex since
                                     October 1989.

Name                             Age Information
----                             --- -----------

William J. White................ 64  It is anticipated that Mr. White will become a director of
                                     Packaging Dynamics upon the consummation of the
                                     distribution. He has been a director of Ivex since December
                                     1997 and a professor at Northwestern University since
                                     January 1998. Mr. White served as Chairman of the Board
                                     and Chief Executive Officer of Bell & Howell Company
                                     from February 1993 to December 1997 and of Bell &
                                     Howell Operating Company from February 1990 to
                                     December 1997. He is also a director of Bell & Howell
                                     Company, Readers Digest Association, Inc. and the
                                     Chicago Stock Exchange.

Compensation of Directors

   Non-management members of the board of directors will receive an annual retainer of $20,000. We also intend to purchase a directors' and officers' liability insurance policy. See "Liability and Indemnification of Directors and Officers."

   In addition, we anticipate that the Packaging Dynamics 2002 Long-Term Incentive Stock Plan (the "2002 LTISP") will provide that non-management directors may be granted non-qualified stock options to acquire shares of Packaging Dynamics common stock, restricted stock, restricted stock units and other equity-based awards. For a more complete description of the anticipated 2002 LTISP, see "Executive Compensation--Packaging Dynamics 2002 Long-Term Incentive Stock Plan."

Committees of the Board of Directors

   The board of directors will establish and designate an audit committee and a compensation committee upon completion of the distribution. A director who is also an employee or officer of ours will not be permitted to serve on either committee. A description of these standing committees and the identity of their members follows.

  Audit Committee

   The audit committee will initially consist of Messrs. Bayly, Scotto and White. Mr. Bayly will serve as chairman. The audit committee will be responsible for matters relating to accounting policies and practices, financial reporting, and internal controls. It will recommend to the full board of directors the appointment of a firm of independent accountants to examine our financial statements and reviews with representatives of the independent accountants the scope of the examination of our financial statements, results of audits, audit costs, and recommendations with respect to internal controls and financial matters. It will also review non-audit services rendered by our independent accountants and meet periodically with or receive reports from our principal corporate officers.

  Compensation Committee

   The compensation committee will initially consist of Messrs. White and Scotto. Mr. White will serve as chairman. The principal responsibilities of the compensation committee will be

       . to review and approve the compensation, including salary, bonus, stock options or other appropriate incentive plans, and perquisites, if any, of the President and Chief Executive Officer and our other executive officers, including the named executive officers;

       . to monitor Packaging Dynamics' management resources, organizational structure, succession planning and the selection process and performance of key executives;

       . to administer and implement Packaging Dynamics' stock option or other stock-based and equity-based benefit plans, such as the anticipated Packaging Dynamics 2002 Long-Term Incentive Stock Plan, including the review and approval of all grants under the plans;

       . to fulfill the purposes of the plans, including, without limitation, through the grants of options and other benefits under the plans;

       . to recommend to the board of directors any revisions or additions to the plans; and

       . to review and report to the board of directors, when so requested, on any management resources, compensation, succession planning or other similar matters.

Additionally, the committee will make recommendations to the board of directors regarding compensation and benefits for directors.

Executive Officers

   The following table sets forth information about Packaging Dynamics' non-director executive officers, who serve at the pleasure of the board of directors.

Name                 Age Information
----                 --- -----------
Randy L. Van Antwerp 50  Mr. Van Antwerp has served as Vice President and General
                         Manager of the Bagcraft division since January 2002 and as
                         Vice President of Sales and Marketing of the Bagcraft
                         division since January 2001. Prior to joining Packaging
                         Holdings in 2001, Mr. Van Antwerp served as General
                         Manager of Georgia-Pacific Corporation's Dixie Food
                         Wrap business.

Michael F. Arduino.. 51  Mr. Arduino has served as Packaging Dynamics' Vice
                         President--Finance since March 2002, as Vice President--
                         Finance of Packaging Holdings since November 1998 and
                         as Vice President and Chief Financial Officer of BCA since
                         1993.

Jeremy S. Lawrence.. 51  Mr. Lawrence has served as Vice President and General
                         Manager of ICI since October 2001. He joined Packaging
                         Holdings in August 2000 as Vice President of Human
                         Resources. Mr. Lawrence served as Vice President--
                         Human Resources for Ivex Packaging Corporation from
                         1991 to July 2000.

Edward Turner....... 56  Mr. Turner has served as Vice President and General
                         Manager of IPMC, our paper mill division, since March
                         1999. Previously, he was employed for 25 years by Union
                         Camp Corporation, most recently as Facility Manager of
                         Union Camp's bleached paper and board products
                         manufacturing plant in Franklin, Virginia.

Executive Compensation

   The following table presents information concerning compensation earned in fiscal year 2001 by persons holding the office of President and Chief Executive Officer of Packaging Holdings and by Packaging Holdings' four other most highly compensated executive officers, referred to collectively as the "named executive officers."

                          Summary Compensation Table

                                                  Annual                     Long-Term
                                            Compensation(4)(5)          Compensation(6)(7)
                                            ------------------ -------------------------------------
                                                                                        All Other
                                             Salary    Bonus   Securities Underlying Compensation(8)
Name and Principal Position            Year   ($)       ($)       Options/SARs(#)          ($)
---------------------------            ----  -------   ------  --------------------- ---------------
Phillip D. Harris(1).................. 2001 278,461       --            --                5,000
 President and Chief Executive Officer
Michael F. Arduino.................... 2001 161,860       --            --                5,250
 Vice President--Finance
Randy L. Van Antwerp(1)............... 2001 141,481       --            --
 Vice President and
   General Manager--Bagcraft
Jeremy S. Lawrence(2)................. 2001 185,000       --            --                8,000
 Vice President and
   General Manager--ICI
Edward Turner......................... 2001 179,292    5,812            --                6,584
 Vice President and
   General Manager--IPMC
Thomas S. Ellsworth(3)................ 2001  25,833   11,250            --                  708
 Former President and
   Chief Executive Officer

--------
(1) Mr. Harris and Mr. Van Antwerp commenced employment with us on January 29, 2001.
(2) Mr. Lawrence commenced employment with us on January 1, 2002. During 2001, Mr. Lawrence was an employee of Ivex who worked for us. Mr. Lawrence's salary and benefits were paid by Ivex under a consulting arrangement between Ivex and us. The reported information for Mr. Lawrence does not include his Ivex stock option grants nor certain other benefits which were provided by Ivex which would not have been available to Mr. Lawrence as a full-time employee of Packaging Holdings.
(3) Mr. Ellsworth is an employee of Ivex who served as the President and Chief Executive Officer of Packaging Holdings during a portion of 2001. Mr. Ellsworth's salary, bonus and other compensation were paid by Ivex during this period pursuant to a consulting agreement between Ivex and Packaging Holdings. Mr. Ellsworth's service with Packaging Holdings ended on January 30, 2001. The reported amounts include Mr. Ellsworth's salary, bonus and other compensation from Ivex during the month of January 2001. The reported information for Mr. Ellsworth does not include his Ivex stock option grants nor certain other benefits which were provided by Ivex which would not have been available to Mr. Ellsworth as a full-time employee of Packaging Holdings.
(4) Includes amounts deferred pursuant to Packaging Holdings' 401(k) Retirement Plan and Trust.
(5) The column designated by the SEC for the reporting of "Other Annual Compensation" has been deleted because no such compensation in 2001 reached a level that required such disclosure.
(6) The column designated by the SEC pursuant to the applicable regulations for the reporting of "restricted stock awards" has been deleted because no restricted stock was awarded to any of the named executive officers.
(7) The column designated as "LTIP Payouts" by the SEC has been deleted because no such payouts were made by us to any of the named executive officers.
(8) The 2001 All Other Compensation column includes (a) our matching contributions under Packaging Holdings' 401(k) Plan during fiscal 2001 as follows: $5,000 to Mr. Harris; $5,250 to Mr. Arduino; and $6,584 to Mr. Turner; (b) Ivex's contributions during 2001 on behalf of Mr. Lawrence of $8,000 under Ivex's Retirement Plan and Trust; and (c) Ivex's contributions during 2001 on behalf of Mr. Ellsworth of $708 under the Ivex Packaging Corporation Retirement Plan. Mr. Lawrence's and Mr. Ellsworth's 2001 All Other Compensation do not include certain non-recurring benefits provided to Mr. Lawrence and Mr. Ellsworth as employees of Ivex which were not provided by Packaging Holdings.

             Long-Term Incentive Plans--Awards in Last Fiscal Year

                                                        Estimated Future Pay-outs Under
                       Number of                          Non-Stock Price-Based Plans
                     Shares, Units    Performance or    -------------------------------
                       or Other     Other Period Until  Threshold      Target  Maximum
        Name         Rights (#)(1) Maturation or Payout ($ or #)      ($ or #) ($ or #)
        ----         ------------- -------------------- ---------     -------- --------
Phillip D. Harris...    500,000     December 31, 2003      --            --       --
Michael F. Arduino..    200,000     December 31, 2003      --            --       --
Randy L. Van Antwerp    200,000     December 31, 2003      --            --       --
Jeremy S. Lawrence..    200,000     December 31, 2003      --            --       --
Edward Turner.......    100,000     December 31, 2003      --            --       --

--------
(1) Under the 2001 Packaging Holdings, L.L.C. 2001 Long-Term Incentive Compensation Plan (the "2001 LTIP"), the participants have been awarded "Incentive Units" representing the opportunity to earn during the 3-year period ending on December 31, 2003 (the "Performance Period") a cash amount equal to the excess of (x) the fair market value of the cash, securities or other consideration received by Packaging Holdings or any member thereof upon the closing date of a Change of Control (as defined in the 2001 LTIP) over (y) the "Award Base" for each such Incentive Unit, valued at $1 per Incentive Unit, subject to adjustment. The Incentive Units vest one-third per year over the 3-year Performance Period. Forty percent (40%) of the Incentive Units were deemed earned on the effective date of the 2001 LTIP and the remainder will be earned only upon the achievement by Packaging Holdings of certain EBITDA targets for each year during the 3-year Performance Period. All earned and unvested Incentive Units will vest upon a Change of Control of Packaging Holdings. As described below, we intend to terminate this plan and to grant stock options under our 2002 LTISP to management in consideration of their waiver of the cash payments under this plan.

Stock Options

   We have not granted any stock options or stock appreciation rights, but we intend to grant stock options under our 2002 LTISP to management for incentive purposes and in consideration of their waiver of cash payments under the 2001 LTIP described above. We anticipate that option grants, covering an aggregate of approximately 844,093 shares of Packaging Dynamics common stock, will be made after the distribution, including grants to Messrs. Harris, Arduino, Van Antwerp, Lawrence, Turner and Tannura in the following respective approximate amounts: Mr. Harris, 140,682 shares; Mr. Arduino, 56,273 shares; Mr. Van Antwerp, 56,273 shares; Mr. Lawrence, 56,273 shares; Mr. Turner, 28,136 shares; and Mr. Tannura, 28,981 shares. The options will have an exercise price that is below the fair market value of Packaging Dynamics common stock on the grant date and, although fully vested, will not be exercisable for three years after the grant date.

Termination of Employment and Change-in-Control Arrangements

   We have entered into a severance and change in control agreement with Mr. Harris, dated January 29, 2001, pursuant to which, if Mr. Harris' employment is terminated without "cause" or for "good reason," he will be entitled to receive a lump sum payment on the date of termination equal to the sum of his annual base salary and target bonus (which, under the 2002 Incentive Compensation Plan for Packaging Dynamics Executives, would be equal to 50% of his base salary as of December 31, 2002, provided certain EBITDA targets are met), each as in effect immediately prior to the date of his termination (or, if higher, immediately prior to the first occurrence or circumstance constituting "good reason"). Mr. Harris will also receive continuation of medical and dental benefits until the first anniversary of his termination or until covered by insurance with another employer, if sooner. If such termination occurs on or after (or within close proximity of) a "change in control," Mr. Harris is also entitled to accelerated vesting under our 2001 LTIP and outplacement services for up to one year in an amount not to exceed $25,000. In addition, Mr. Harris will receive gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code.

   We have entered into a severance agreement with Mr. Lawrence dated August 1, 2000, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to his base salary then in effect and continued participation in all of our employee benefit plans for a period of one year.

   We have entered into a severance agreement with Mr. Van Antwerp dated November 20, 2000, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to one-half of his base salary then in effect and continued participation in all of our employee benefit plans until the first anniversary of his termination or until covered by insurance with another employer, if sooner.

   In connection with our acquisition of BCA, Bagcraft Acquisition, L.L.C. has entered into a severance agreement with Mr. Arduino dated November 18, 1998, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to one-half of his base salary then in effect and continued participation in all of our employee benefit plans for a period of one year.

   We have entered into a severance agreement with Mr. Turner, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to one-half of his base salary then in effect and continued participation in all of our employee benefit plans until the first anniversary of his termination or until covered by insurance with another employer, if sooner.

Packaging Dynamics 2002 Long-Term Incentive Stock Plan

   Prior to the distribution, Packaging Dynamics intends to adopt and anticipates that it will receive shareholder approval of a 2002 Long Term Incentive Stock Plan, that will be effective as of the effective date of the distribution. We anticipate that the plan will have the following characteristics:

       . The purpose of the 2002 LTISP will be to provide incentives and rewards to, and to encourage ownership of our common stock by, our employees and directors. Awards may be granted under the plan to our employees, including our named executive officers, directors (including directors who are not employees), and consultants, as selected by the committee. We intend to make 1,400,000 shares of our common stock available for grant of awards under the plan and awards for no more than 200,000 shares may be granted to any executive in any one calendar year, in each case subject to adjustment upon the occurrence of certain corporate events.

       . We anticipate that the plan will provide for the grant of stock options, including incentive stock options and nonqualified stock options, restricted stock, restricted stock units, and other equity based awards. If an award granted under the plan expires or is terminated for any reason, the shares of common stock underlying the award will again be available for purposes of the plan.

       . The plan will be administered by a committee consisting of not fewer than two members of our board of directors. The committee will be constituted to satisfy the provisions of Rule 16b-3 promulgated under
         Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, and the plan will be interpreted in a manner consistent with the requirements of those rules and regulations.

       . The committee will determine the persons to whom awards will be granted, the type of award to be granted, the number of shares subject to awards, the exercise price, if any, and the other terms and conditions of the awards, including terms governing vesting, exercisability, term of the award and the treatment of the award upon termination of employment. The committee will interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

       . We expect that our board of directors may amend or terminate the plan, except that an amendment will be subject to shareholder approval if required by applicable law.

Limitation of Liability of Directors and Indemnification of Directors and Officers

   Under Packaging Dynamics' certificate of incorporation, the liability of Packaging Dynamics' directors for monetary damages has been eliminated to the fullest extent permitted under the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize further eliminating or limiting the liability of directors, the liability of Packaging Dynamics' directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. These provisions in Packaging Dynamics' certificate of incorporation may limit the remedies available to a stockholder in the event of breaches of any director's duties. As of the date of this information statement, the Delaware General Corporation Law permits limitations of liability for a director's breach of fiduciary duty other than liability (1) for any breach of the director's duty of loyalty to Packaging Dynamics or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

   Packaging Dynamics' certificate of incorporation requires Packaging Dynamics to indemnify, to the fullest extent permitted by law, any person who is or was made or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by Packaging Dynamics or in Packaging Dynamics' right, because the person is or was a director or officer of Packaging Dynamics or is or was a director or officer of Packaging Dynamics serving in any capacity for another entity at the request of Packaging Dynamics against liability incurred in such action, suit or proceeding.

   Packaging Dynamics' certificate of incorporation requires Packaging Dynamics to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to limitations under Delaware law.

   The indemnification provisions contained in our certificate of incorporation are not exclusive of any other rights to which a person may be entitled under any statute, the certificate of incorporation, our bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

   Pursuant to the distribution agreement between Ivex and Packaging Dynamics, Ivex has agreed to indemnify, defend and hold harmless Packaging Dynamics and its affiliates and their respective officers, directors and employees from and against any and all damages, loss, liability and expense arising out of liabilities relating to the business of Ivex or to specified matters in connection with the distribution. See "Arrangements With Ivex Relating to the Distribution--Distribution Agreement--Indemnification." Each of Packaging Investors, DCBS Investors and CB Investors will indemnify directors and officers of Packaging Dynamics with respect to written information provided for use in connection with a registration statement or prospectus in which it is participating pursuant to the registration rights agreement described under "Related Party Transactions--Registration Rights Agreement."

   We intend to purchase and maintain insurance on behalf of our officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether we would have the power to indemnify or advance expenses to these persons against these liabilities under our bylaws or the Delaware General Corporation Law.

Compensation Committee Interlocks and Insider Participation

   During fiscal 2001, the management committee of Packaging Holdings reviewed and approved the compensation and benefits of our executive officers. The management committee consisted of Messrs. Bayly and Scotto, neither of whom was an officer or employee or former officer of Packaging Holdings or any of its subsidiaries, and Mr. Tannura, who was a non-executive officer of Packaging Holdings. No executive officer of Packaging Holdings served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the management committee of Packaging Holdings.

   Based on the distribution ratio of one share of Packaging Dynamics common stock for every five shares of Ivex common stock owned or subject to outstanding options (other than excluded options), Messrs. Bayly, Tannura and Scotto would be expected to receive 183,189, 107,274 and 12,636 shares, respectively, of Packaging Dynamics common stock in the distribution. These amounts are based on ownership, as of April 1, 2002, of Ivex common stock and options to purchase Ivex common stock (other than excluded options) as follows:

                                                 Shares Underlying
                                 Shares of Ivex Options to Purchase
                                  Common Stock   Ivex Common Stock
                                 -------------- -------------------
             George V. Bayly....    498,089           417,856
             Frank V. Tannura...    356,785           179,584
             Anthony P. Scotto..     55,178             8,000

   Following the distribution, Mr. Tannura is expected to receive a grant under the 2002 LTISP of options to acquire shares of Packaging Dynamics common stock in connection with his waiver of benefits under the 2001 LTIP. See "Management--Stock Options" and "Management--Executive Compensation."

                 OWNERSHIP OF PACKAGING DYNAMICS COMMON STOCK

   All of Packaging Dynamics' common stock is currently held by Ivex. The following table sets forth the projected beneficial ownership of Packaging Dynamics common stock, immediately prior to the distribution and immediately after the distribution by (1) each of Packaging Dynamics' directors, (2) each of the named executive officers, (3) all of Packaging Dynamics' executive officers and directors as a group, and (4) each person who is projected to beneficially own more than 5% of Packaging Dynamics common stock. The projections of shares beneficially owned after the distribution are based on the anticipated issuance of one share of Packaging Dynamics common stock for every five shares of Ivex common stock beneficially owned by, or underlying stock options (other than excluded options) held by, the indicated parties as of the effective time of the Ivex/Alcoa merger.

                                                 Shares Beneficially Owned(1)    Percentage of Class
                                                 ---------------------------- ------------------------
                                                 Immediately    Immediately   Immediately  Immediately
                                                   Prior to        After        Prior to      After
     Beneficial Owner                            Distribution Distribution(2) Distribution Distribution
     ----------------                            ------------ --------------- ------------ ------------
Ivex Packaging Corporation(3)...................  4,553,820             --       48.19%          --
Packaging Investors, L.P.(4)(5).................  3,990,616      3,990,616       42.23%       42.23%
DCBS Investors, L.L.C.(4)(6)....................    737,078        737,078        7.80%        7.80%
T. Rowe Price Associates, Inc.(7)...............         --        532,020          --         5.63%
Phillip D. Harris(8)............................    106,382        106,382        1.13%        1.13%
Michael F. Arduino(8)...........................     41,033         41,033           *            *
Randy L. Van Antwerp............................         --             --          --           --
Jeremy S. Lawrence(8)...........................     30,395         30,395           *            *
George V. Bayly.................................         --        183,189          --         1.94%
Frank V. Tannura(8).............................    101,519        208,793        1.07%        2.21%
Anthony P. Scotto...............................         --         12,636          --            *
Edward Turner...................................         --             --          --           --
William J. White................................         --          2,600          --            *
Directors and executive officers as a group
  (9 individuals)(8)............................    279,329        585,028        2.96%        6.19%

--------
* Represents less than 1% of the outstanding shares of Packaging Dynamics common stock.
(1) To our knowledge, each stockholder has sole voting and investment power as to the shares shown unless otherwise noted.
(2) Based on holdings of Ivex common stock as of April 1, 2002 and the issuance of Packaging Dynamics common stock in the distribution. Beneficial ownership immediately after the distribution does not reflect stock options expected to be granted under the 2002 LTISP to participants in the 2001 LTIP in connection with the termination of the 2001 LTIP following the distribution. See "Management--Stock Options."
(3) The address of Ivex is 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069.
(4) Packaging Investors, DCBS Investors and CB Investors are expected to be party to a stockholders' agreement containing obligations relating to, among other things, the nomination and election of members of the board of directors of Packaging Dynamics and the transfer of shares of Packaging Dynamics common stock. See "Description of Capital Stock of Packaging Dynamics--Stockholders' Agreement." CB Investors is projected to beneficially own 168,205 shares of Packaging Dynamics common stock, or 1.78% of the outstanding shares of Packaging Dynamics common stock, immediately prior to and immediately after the distribution. The address of CB Investors is c/o IPC, Inc., 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069.
(5) The address of Packaging Investors is [              ]. Packaging Investors
    is controlled by Keystone, Inc. and a co-investor. Keystone, Inc. is projected to become the beneficial owner of 250,210 shares of Packaging Dynamics common stock as a result of the distribution, based on its beneficial ownership of 1,251,050 shares of Ivex common stock (including 266,944 shares beneficially owned by Robert M. Bass, who owns all of the outstanding voting stock of Keystone, Inc.) as reported in a Schedule 13D filed on

   June 25, 1998. The 250,210 shares of Packaging Dynamics common stock would represent approximately 2.65% of the Packaging Dynamics common stock outstanding immediately after the distribution. The address of Keystone, Inc. is 3100 Texas Commerce Tower, 201 Main Street, Fort Worth, Texas 76102.
(6) The address of DCBS Investors is c/o IPC, Inc., 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069.
(7) Shares beneficially owned are based upon a calculation derived from a
    Schedule 13G/A relating to Ivex common stock filed on February 16, 2002. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(8) Shares beneficially owned include shares owned by DCBS Investors as follows: Mr. Harris, 106,382 shares; Mr. Arduino, 41,033 shares; Mr. Lawrence, 30,395 shares; and Mr. Tannura, 101,519 shares, reflecting ownership interests in DCBS Investors of 14.43%, 5.57%, 4.12% and 13.77% held by Messrs. Harris, Arduino, Lawrence and Tannura, respectively.

                          RELATED PARTY TRANSACTIONS

Registration Rights Agreement

   In connection with their receipt of Packaging Dynamics common stock immediately prior to the distribution, DCBS Investors, of which Messrs. Harris, Arduino, Lawrence and Tannura beneficially own 14.43%, 5.57%, 4.12% and 13.77%, respectively, of the ownership interests, CB Investors and Packaging Investors will enter into a registration rights agreement with Packaging Dynamics. Pursuant to this agreement, DCBS Investors, CB Investors and Packaging Investors will have the right to require Packaging Dynamics to register their shares of Packaging Dynamics common stock for sale in the public markets.

   These stockholders will also have piggyback registration rights to include their shares in any registration statement Packaging Dynamics files on its own behalf (other than for employee benefit plans and business acquisitions or corporate restructurings) or on behalf of other stockholders.

   In addition, these stockholders will have the right to request Packaging Dynamics to register their shares of Packaging Dynamics common stock on a short-form S-3 registration statement on up to three occasions.

Consulting Agreement

   Ivex and PDLLC are parties to an Amended and Restated Consulting Agreement, dated as of June 30, 1999, under which Ivex has provided administrative, legal, tax and other services to Packaging Dynamics. This agreement will be terminated upon Ivex's acquisition by Alcoa. We paid Ivex $500,000 in 2001 and $125,000 in the first quarter of 2002 for its services under this Agreement.

Promissory Note

   Packaging Holdings issued the 12% Promissory Note to Ivex on November 20, 1998. The note had an accreted value of approximately $18.7 million as of March 31, 2002. See "Business--Overview." The note will be cancelled at the time of the distribution. See "Arrangements with Ivex Relating to the Distribution--Distribution Agreement--Cancellation of Indebtedness."

The Distribution

   Based on the distribution ratio of one share of Packaging Dynamics common stock for every five shares of Ivex common stock owned or subject to options (other than excluded options), Mr. White would be expected to receive 2,600 shares of Packaging Dynamics common stock in the distribution. This amount is based on ownership, as of April 1, 2002, of 3,000 shares of Ivex common stock and options (other than excluded options) to purchase 10,000 shares of Ivex common stock.

   Immediately prior to the distribution, Packaging Investors, DCBS Investors and CB Investors will receive from Packaging Dynamics 42.23%, 7.80% and 1.78%, respectively, of Packaging Dynamics' common stock in exchange for the contribution to Packaging Dynamics of their respective limited liability company interests in Packaging Holdings.

Anticipated Stock Option Grants

   Following the distribution, Messrs. Harris, Arduino, Van Antwerp, Lawrence and Turner are expected to receive grants under the 2002 LTISP of options to acquire shares of Packaging Dynamics common stock in connection with their waiver of benefits under the 2001 LTIP. See "Management--Stock Options" and "Management--Executive Compensation."

Other

   See "Management--Compensation Committee Interlocks and Insider
Participation" for information about other related party transactions.

              DESCRIPTION OF CAPITAL STOCK OF PACKAGING DYNAMICS

   The following description summarizes information about Packaging Dynamics' capital stock. You can obtain more information about Packaging Dynamics' capital stock by consulting Packaging Dynamics' certificate of incorporation and bylaws, as well as the Delaware General Corporation Law.

Authorized Capital Stock

   Immediately after the distribution, Packaging Dynamics' authorized capital stock will consist of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Immediately after the distribution, approximately 9,449,719 shares of Packaging Dynamics' common stock will be outstanding based on the shares of Ivex common stock and Ivex stock options outstanding on December 31, 2001. All of the shares to be distributed to Ivex stockholders in the distribution will be fully paid and non-assessable. Packaging Dynamics intends to reserve 1,400,000 shares of its common stock for issuance under the 2002 LTISP. No shares of preferred stock will be issued or outstanding immediately after the distribution.

Common Stock

   Each share of common stock entitles its holder of record to one vote on all matters voted on by stockholders. Packaging Dynamics' certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of Packaging Dynamics' shares of common stock voting for the election of directors will be able to elect all of the directors, if they choose to do so, subject to any rights of the holders of any preferred stock to elect directors. Subject to any preferential or other rights of any outstanding series of Packaging Dynamics preferred stock that may be established by the board of directors, the holders of Packaging Dynamics common stock will be entitled to such dividends as Packaging Dynamics' board of directors may declare from time to time from legally available funds and, upon Packaging Dynamics' dissolution, will be entitled to receive pro rata all of the assets of Packaging Dynamics available for distribution to stockholders.

   The holders of Packaging Dynamics common stock will have no preemptive rights, conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Packaging Dynamics may designate and issue in the future.

Preferred Stock

   Packaging Dynamics' certificate of incorporation authorizes the board of directors, without action by Packaging Dynamics stockholders, to provide for the issuance of shares of preferred stock in one or more classes or series, and to fix for each such class or series the voting powers, designations, preferences, limitations, and restrictions. The rights of any class or series of preferred stock may be greater than the rights attached to Packaging Dynamics common stock. It is not possible to state the actual effect of the issuance of any class or series of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

       . restricting dividends on the common stock;

       . diluting the voting power of the common stock;

       . impairing the liquidation rights of the common stock; and

       . delaying or preventing a change of control of Packaging Dynamics.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

   Some provisions of Packaging Dynamics' certificate of incorporation and bylaws, including the following, could have the effect of making it more difficult for a third party, or discouraging a third party from attempting, to acquire control of Packaging Dynamics without the approval of the board of directors of Packaging Dynamics:

  Stockholder Action

   Packaging Dynamics' certificate of incorporation provides that any action required or permitted to be taken by Packaging Dynamics stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent, subject to the exception noted below under "--Board of Directors." These provisions would have the effect of delaying approval of a stockholder proposal until the next annual meeting or until a special meeting could be convened.

  Advance Notice Procedures

   Packaging Dynamics' bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing, subject to the exception noted below under "--Board of Directors." To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Packaging Dynamics not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Packaging Dynamics' bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Board of Directors

   Under the certificate of incorporation and bylaws of Packaging Dynamics, the number of directors is fixed by resolution of the board of directors from time to time. Packaging Dynamics' bylaws provide generally that vacancies on the board of directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, and not by stockholders. Any director elected to fill a vacancy will have the same remaining term as his or her predecessor. Accordingly, with the exception noted below, the board of directors could temporarily prevent any stockholder from enlarging the board of directors and filling the new directorships with that stockholder's own nominees.

   The certificate of incorporation and bylaws of Packaging Dynamics contain provisions granting Packaging Investors special rights in connection with election of persons to the board of directors. As long as Packaging Investors
continues to own at least   .  % of Packaging Dynamics' common stock, Packaging
Investors may call a special meeting of stockholders to increase the size of the board of directors (up to nine total directors), to fill vacancies created thereby and to fill any other vacancy on the board of directors. No notice is required for nominations of directors by Packaging Dynamics to fill vacancies on the board of directors due to an increase in the size of the board of directors. In addition, action proposed by Packaging Investors to increase the size of the board of directors and elect directors to fill vacancies may be taken by written consent of the holders of a majority of the voting power of the then outstanding Packaging Dynamics common stock. Packaging Investors, DCBS Investors and CB Investors have entered into a stockholders' agreement that, together with the provisions of Packaging Dynamics' certificate of incorporation and bylaws, effectively gives Packaging Investors the ability unilaterally to expand the board of directors to nine members from its current membership of five and to fill the four vacancies on the board of directors created by the expansion.

Anti-Takeover Effects of Section 203 of the Delaware General Corporation Law

   Packaging Dynamics is subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless:

   . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

   . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

   . at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Except as specified in Section 203, an interested stockholder is generally defined as:

   . any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within the three-year period immediately prior to the relevant date; and

   . the affiliates and associates of any such person.

   Section 203 may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. Packaging Dynamics has not elected to be exempt from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage persons interested in acquiring Packaging Dynamics to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in Packaging Dynamics' management. It is possible that such provisions could make it more difficult to accomplish transactions which Packaging Dynamics stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

   Packaging Dynamics' authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Packaging Dynamics by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

   EquiServe Trust Company, N.A. is the transfer agent and registrar for Packaging Dynamics common stock.

Shares in Book-Entry Form

   Certificates representing Packaging Dynamics common stock will not be issued unless requested in writing as described below. Holders of record of Packaging Dynamics common stock will have credited to a book-entry account established and maintained for them by the transfer agent and registrar the number of shares of

Packaging Dynamics common stock owned of record by them. Each holder of record will receive an ownership statement from the registrar reflecting the opening balance in the holder's account promptly following the distribution and, thereafter, promptly following each transfer to or from the account. Stockholders may request the issuance of a certificate representing shares of Packaging Dynamics common stock owned of record by them by writing to the transfer agent and registrar.

Listing

   We intend to apply for Packaging Dynamics common stock to be included for quotation on the Nasdaq National Market.

Stockholders' Agreement

   Packaging Investors, DCBS Investors and CB Investors are expected to enter into a stockholders' agreement, effective upon the contribution of their ownership interests in Packaging Holdings to Packaging Dynamics in exchange for shares of Packaging Dynamics common stock, providing among other things that

   . until the date when Packaging Investors ceases to own at least [ ]% of Packaging Dynamics' common stock, Packaging Investors, DCBS Investors and CB Investors will vote any shares of Packaging Dynamics common stock then owned by them to nominate and elect one director of Packaging Dynamics who is a designee of Packaging Investors (or, in the event the board of directors is expanded to nine members, five directors who are designees of Packaging Investors); and

   . until the date when DCBS Investors and CB Investors cease to own at least
     [ ]% of Packaging Dynamics' common stock, Packaging Investors, DCBS Investors and CB Investors will vote any shares of Packaging Dynamics common stock then owned by them to nominate and elect one director of Packaging Dynamics who is a managing member of DCBS Investors.

                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

   We have filed a registration statement on Form 10 with the Securities and Exchange Commission with respect to our common stock. The registration statement and the exhibits to it contain some information not appearing in this information statement. This information statement provides a summary of some of the agreements and contracts appearing as exhibits to the registration statement. You are encouraged to see the exhibits to the registration statement for a more complete description of the contracts and agreements summarized in this information statement.

   You may access and read the registration statement and all of the exhibits to it through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800 SEC-0330 for further information on the public reference room.

   After the distribution, we will be subject to proxy solicitation requirements under federal securities laws and will be required to file annual, quarterly and special reports and other information with the SEC. Once filed, you can access this information from the SEC in the manner set forth in the preceding paragraph.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  Page
                                                                  ----
Packaging Holdings, L.L.C.
   Report of Independent Accountants.............................  F-2
   Consolidated Balance Sheets as of December 31, 2001 and 2000..  F-3
   Consolidated Statements of Operations for the Years Ended
     December 31, 2001, 2000 and 1999............................  F-4
   Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001, 2000 and 1999............................  F-5
   Consolidated Statements of Members' Equity and Other
     Comprehensive Income (Loss) for the Years Ended December
     31, 2001, 2000 and 1999.....................................  F-6
   Notes to Consolidated Financial Statements....................  F-7
   Schedule I - Condensed Financial Information.................. F-17
   Schedule II - Valuation and Qualifying Accounts and Reserves.. F-20
Alupac Holding, Inc. and Subsidiary
   Report of Independent Accountants............................. F-21
   Consolidated Statement of Operations for the period from
     January 1, 1999 to July 14, 1999............................ F-22
   Consolidated Statement of Cash Flows for the period from
     January 1, 1999 to July 14, 1999............................ F-23
   Notes to Consolidated Financial Statements.................... F-24

                       Report of Independent Accountants

To the Members of
Packaging Holdings, L.L.C.

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Packaging Holdings, L.L.C. and its Subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001.

PricewaterhouseCoopers LLP
Chicago, Illinois
January 25, 2002, except for Note 12, as to which the date is March 18, 2002

                          PACKAGING HOLDINGS, L.L.C.

                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                             December 31, December 31,
                                                                 2001         2000
                                                             ------------ ------------
                          ASSETS
Current Assets
   Cash and cash equivalents................................   $  1,041     $    460
   Accounts receivable trade (net of allowance for doubtful
     accounts of $373 and $610).............................     18,859       19,208
   Inventories..............................................     30,692       38,342
   Other....................................................      3,652        2,462
                                                               --------     --------
       Total current assets.................................     54,244       60,472
                                                               --------     --------
Property, Plant and Equipment
   Buildings and improvements...............................     23,584       21,673
   Machinery and equipment..................................     64,484       61,289
   Land.....................................................      1,297        1,297
   Projects in progress.....................................        396          443
                                                               --------     --------
                                                                 89,761       84,702
   Less-Accumulated depreciation and amortization...........    (20,930)     (13,594)
                                                               --------     --------
                                                                 68,831       71,108
                                                               --------     --------
Other Assets, net...........................................     36,935       38,321
                                                               --------     --------
Total Assets................................................   $160,010     $169,901
                                                               ========     ========
              LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
   Current maturities of long-term debt.....................   $  6,420     $  6,420
   Accounts payable.........................................     16,424       22,744
   Accrued salary and wages.................................      1,763        1,453
   Other accrued liabilities................................      4,355        4,383
                                                               --------     --------
       Total current liabilities............................     28,962       35,000
                                                               --------     --------
Long-term Debt..............................................     76,830       84,450
Note Payable to Related Party...............................     18,132       16,086
Deferred Income Taxes.......................................      2,089        1,885
                                                               --------     --------
Total Liabilities...........................................    126,013      137,421
Commitments and Contingencies (Note 9)......................
                                                               --------     --------
Members' Equity.............................................     33,997       32,480
                                                               --------     --------
Total Liabilities and Members' Equity.......................   $160,010     $169,901
                                                               ========     ========

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands, except per share data)

                                             Year Ended December 31,
                                          ----------------------------
                                            2001      2000      1999
                                          --------  --------  --------
        Net sales........................ $234,821  $228,342  $205,224
        Cost of sales....................  205,772   200,529   172,778
                                          --------  --------  --------
        Gross profit.....................   29,049    27,813    32,446
                                          --------  --------  --------
        Operating expenses:
           Selling.......................    6,525     6,646     7,191
           General and administrative....    7,149     7,397     7,543
           Amortization of intangibles...      966     3,140     3,257
           Ameriserve bad debt provision.      135     3,420       750
           Restructuring expenses........       --     1,250        --
                                          --------  --------  --------
        Total operating expenses.........   14,775    21,853    18,741
                                          --------  --------  --------
        Income from operations...........   14,274     5,960    13,705
        Interest expense.................  (11,327)  (11,998)   (9,925)
                                          --------  --------  --------
        Income (loss) before taxes.......    2,947    (6,038)    3,780
        Income tax provision (benefit)...      603      (838)      100
                                          --------  --------  --------
        Net income (loss)................ $  2,344  $ (5,200) $  3,680
                                          ========  ========  ========


        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                        Year Ended December 31,
                                                                   --------------------------------
                                                                      2001       2000       1999
                                                                   ----------  --------  ----------
Cash Flows from Operating Activities:
   Net income (loss).............................................. $    2,344  $ (5,200) $    3,680
   Adjustments to reconcile net income (loss) to net cash from operating activities:
       Depreciation...............................................      7,338     7,255       5,746
       Amortization of intangibles assets.........................        966     3,140       3,257
       Amortization of deferred finance costs.....................        993       639         522
       Loss on disposal of equipment..............................         23        --          --
       Provision for doubtful accounts............................       (237)    3,999         771
       Deferred income taxes......................................        204      (599)       (141)
       Non-cash interest to related party.........................      2,045     1,810       1,612
       Changes in operating assets and liabilities (excluding
         acquisition business):
       Accounts receivable........................................        586    (4,078)        277
       Inventories................................................      7,650    (2,723)     (5,722)
       Other assets...............................................     (1,190)      339         436
       Accounts payable and accrued liabilities...................     (6,807)    8,146      (2,853)
                                                                   ----------  --------  ----------
          Net cash from operating activities......................     13,915    12,728       7,585
                                                                   ----------  --------  ----------
Cash Flows from Investing Activities:
   Acquisition, net of cash acquired..............................         --        --     (28,872)
   Proceeds from sale of assets...................................         51         9          79
   Additions to property, plant and equipment.....................     (5,135)   (2,268)     (3,770)
                                                                   ----------  --------  ----------
          Net cash used in investing activities...................     (5,084)   (2,259)    (32,563)
                                                                   ----------  --------  ----------
Cash Flows from Financing Activities:
   Contributions from members.....................................         --        --       4,500
   Payments of financing costs....................................       (357)     (459)     (1,441)
   Proceeds from loan obligations.................................         --        --      28,250
   Principal payments for loan obligations........................     (6,420)   (5,420)     (6,985)
   Proceeds under revolving line of credit........................     53,800    44,500      53,900
   Repayments under revolving line of credit......................    (55,000)  (50,100)    (52,300)
   Advances to members............................................       (273)       --         (25)
   Distributions to members.......................................         --        --        (221)
                                                                   ----------  --------  ----------
          Net cash (used in) from financing activities............     (8,250)  (11,479)     25,678
                                                                   ----------  --------  ----------
Net increase (decrease) in cash and cash equivalents..............        581    (1,010)        700
Cash and cash equivalents at beginning of year....................        460     1,470         770
                                                                   ----------  --------  ----------
Cash and cash equivalents at end of year.......................... $    1,041  $    460  $    1,470
                                                                   ==========  ========  ==========
Supplemental cash flow disclosures:
Cash paid (received) during the year for:
   Interest....................................................... $    8,395  $ 10,572  $    6,773
   Income taxes...................................................         75       (86)        220
Supplemental non-cash disclosures:
   Acquisition debt issued........................................         --        --       3,000

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)
                            (dollars in thousands)

                                                                            Accumulated
                                           Contributions Advances              Other
                                               from         to    Retained Comprehensive Members' Comprehensive
                                              Members    Members  Earnings     Loss       Equity  Income (Loss)
                                           ------------- -------- -------- ------------- -------- -------------
Balance at December 31, 1998..............    $30,300     $  --   $  (554)    $    --    $29,746
   Net income.............................                          3,680                  3,680     $ 3,680
   Contributions by members...............      4,500                                      4,500
   Distribution to members................       (221)                                      (221)
   Due from members.......................                  (25)                             (25)
                                                                                                     -------
   Other comprehensive income.............                                                           $ 3,680
                                              -------     -----   -------     -------    -------     =======
Balance at December 31, 1999..............     34,579       (25)    3,126          --     37,680
   Net loss...............................                         (5,200)                (5,200)    $(5,200)
                                                                                                     -------
   Other comprehensive loss...............                                                           $(5,200)
                                              -------     -----   -------     -------    -------     =======
Balance at December 31, 2000..............     34,579       (25)   (2,074)         --     32,480
   Net income.............................                          2,344                  2,344     $ 2,344
   Due from members.......................                 (273)                            (273)
   Other comprehensive income (loss):
       Cumulative effect of change in
         accounting principle for
         derivatives and hedging
         activities.......................                                        363        363         363
       Reclassification of derivative
         losses to earnings...............                                        416        416         416
       Change in fair value of
         derivative instruments...........                                     (1,333)    (1,333)     (1,333)
                                                                                                     -------
   Other comprehensive income.............                                                           $ 1,790
                                              -------     -----   -------     -------    -------     =======
Balance at December 31, 2001..............    $34,579     $(298)  $   270     $  (554)   $33,997
                                              =======     =====   =======     =======    =======


        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)

NOTE 1--ORGANIZATION AND DESCRIPTION OF BUSINESS

   Packaging Holdings, L.L.C. (the "Company" or "Packaging Holdings") is a limited liability company organized under the laws of the State of Delaware. The Company is the sole member of Packaging Dynamics, L.L.C. ("PDLLC") which is the parent company of several operating subsidiaries. References to the Company or Packaging Holdings herein reflect the consolidated results of Packaging Holdings, L.L.C.

   Packaging Dynamics Corporation ("Packaging Dynamics") is a Delaware corporation established as a holding company to own all of the limited liability company interests in Packaging Holdings in connection with the distribution of certain ownership interests in the business of Packaging Holdings. See Note 12--Subsequent Event.

   The Company is an integrated flexible packaging converter supplying products to the food service, consumer products, bakery and supermarket industries. The Company operates within and sells to customers throughout the U.S., predominantly in one industry segment-flexible packaging bags and wrappers for the fast food, paper and specialty paper bag markets. The Company is comprised of one operating segment based on management decisions as to resource allocation.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

   The consolidated financial statements include the accounts of Packaging Holdings, L.L.C. and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

   The Company considers any highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents.

Revenue Recognition

   The Company recognizes revenue primarily at the time title transfers to the customer (generally upon shipment of products). Shipping and handling costs are included as a component of cost of goods sold.

Inventories

   Inventories are stated at the lower of cost or market as determined by the first-in, first-out (FIFO) method. Such cost includes raw materials, direct labor and manufacturing overhead. Inventories at December 31, 2001 and 2000 consist of the following:

                                                  December 31,
                                                 ---------------
                                                  2001    2000
                                                 ------- -------
                Raw materials................... $11,211 $19,482
                Work-in-process.................   1,385   1,546
                Finished goods..................  18,096  17,314
                                                 ------- -------
                                                 $30,692 $38,342
                                                 ======= =======

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


Property, Plant and Equipment

   The Company capitalizes expenditures for major renewals and betterments at cost and charges to operating expenses the cost of current maintenance and repairs. Provisions for depreciation have been computed principally on the straight-line method over the estimated useful lives (generally 31 years for buildings, 15 to 31 years for improvements and 7 to 12 years for machinery and equipment).

   The cost and accumulated depreciation relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. The resulting gain or loss is included in the current operating results.

Intangible and Other Assets

   Goodwill is amortized using the straight-line method over 40 years. Non-compete agreements are amortized over the term of the agreement (average 2 years). Deferred financing costs are being amortized as a component of interest expense over the term of the related loan facility (average 6 years).

   Amortization expense for the years ended December 31, 2001, 2000 and 1999 was as follows:

                                              2001  2000   1999
                                              ---- ------ ------
                Goodwill..................... $930 $  928 $  757
                Non-compete agreements.......   36  2,212  2,500
                                              ---- ------ ------
                                              $966 $3,140 $3,257
                                              ==== ====== ======

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. These statements eliminate the pooling-of-interests method of accounting for business combinations and require goodwill and intangible assets with indefinite lives to no longer be amortized but to instead be tested for impairment at least annually. Other intangible assets with determinable lives will continue to be amortized over their estimated useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets effective January 1, 2002. Subject to final analysis, the Company expects the application of the non-amortization provisions of SFAS No. 142 to result in a reduction of amortization expense of $930 in 2002. The Company also expects to complete the transitional impairment tests of goodwill and indefinite-lived intangible assets during the first half of 2002.

   According to SFAS No. 142, impairment of goodwill is measured according to a two-step approach. In the first step, the fair value of a reporting unit, as defined by the statement, is compared to the carrying amount of the reporting unit, including goodwill. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit less the fair values of all the other tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   According to SFAS No. 142, impairment of indefinite-lived intangible assets are measured according to a one-step approach. This approach requires that indefinite-lived intangible assets are tested for impairment at least annually. This impairment test compares the estimated fair value of the intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess.

   Impairment losses recognized as a result of the initial application of this statement will be reported as resulting from a change in accounting principle. The Company is in the process of measuring fair values of its SFAS No. 142 reporting units to determine the amount of impairment losses, if any, using a valuation date of January 1, 2002. The Company is unable at this time to estimate the effect of these tests if any on its earnings or financial position.

Long-Lived Assets

   Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. No such impairment has occurred in 2001, 2000 or 1999.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 generally establishes a standard framework from which to measure impairment of long-lived assets and expands discontinued operations income statement presentation to include a component of the entity (rather than a segment of the business). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material effect on its consolidated financial position or cash flows.

   In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its consolidated financial position or cash flows.

Derivatives and Other Comprehensive Income (Loss)

   On January 1, 2001, the Company adopted SFAS No. 133 which requires all derivative instruments to be recognized as assets or liabilities at fair value, with the related gain or loss reflected within members' equity through accumulated other comprehensive income (loss) or within operations depending upon the nature of the derivative instrument.

   The Company maintains interest rate swap agreements that are designated as cash flow hedges to manage the market risk from changes in interest rates on a portion of its variable rate term loans. Such derivative financial instruments are recorded at fair value of approximately $554 at December 31, 2001 in accrued liabilities within the accompanying consolidated balance sheet. Changes in fair value, based upon the amount at which the swap could be settled with a third party, are recorded in other comprehensive income (loss). The differentials to

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)

be received or paid under the interest rate swap agreements are recognized in income over the life of the contract as adjustments to interest expense. The adoption of SFAS No. 133 resulted in recording the cumulative effect of the change in accounting principle for derivative and hedging activity of $363 in other comprehensive income.

Concentration of Credit Risk

   The Company performs ongoing credit evaluations of its customers and does not generally require collateral. The Company maintains allowances for potential credit losses based upon expected collectibility of all accounts receivable.

   In 1999, Ameriserve Food Distribution Company, Inc. ("Ameriserve") accounted for approximately 15.7% of the Company's gross sales. Ameriserve began to experience cash flow problems during late 1999 and filed for bankruptcy in January 2000. The Company recorded bad debt provision of $750 and $3,420 during 1999 and 2000, respectively, for all of the Ameriserve receivables that became uncollectible in connection with the bankruptcy. During 2001, the Company also paid certain preferential payment claims for $135 related to Ameriserve.

Fair Value of Financial Instruments

   The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and variable rate debt approximates their estimated fair value based on market prices for the same or similar type of financial instruments. The fair market value of the Company's interest rate swaps were a loss of $554 at December 31, 2001.

Members' Equity

   The Company is a limited liability corporation under the laws of the State of Delaware and its members have ownership interests in the Company similar to a partnership. The income or loss of the Company is distributed to its members based on such members ownership interest and the members of the Company have no personal liability for the obligations or debts of the Company.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year's presentation.
NOTE 3--ACQUISITIONS

   On July 14, 1999, a subsidiary of the Company acquired the stock of Alupac Holding, Inc. ("Alupac") for a purchase price of $31,872 (including the repayment of certain indebtedness and payment of costs related to the acquisition). Alupac operated through its wholly-owned subsidiary, International Converter, Inc. ("ICI"). Borrowings under the Company's amended and restated credit facility along with $4,500 of additional equity from existing and new members were used to finance the acquisition of Alupac. Additionally, the Company issued a 7.5% Subordinated Note of $3,000 ("the ICI Note") to the seller in connection with the acquisition.

   These acquisitions have been accounted for using the purchase method. Tangible assets acquired and liabilities assumed have been recorded at estimated fair value, with the excess cost over net assets acquired recorded as goodwill aggregating $11,374.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   The Company's financial statements include the results of operations and cash flows of Alupac from the purchase date. Adjusting for the full year effect of the acquisition, unaudited pro forma net sales would have been higher by approximately $34,500 and unaudited pro forma net income would have been lower by approximately $1,200 compared to the Company's reported net sales and net income in 1999. The unaudited pro forma results of operations were prepared as if the acquisition had occurred as of the beginning of 1999, after giving effect for certain adjustments. The unaudited results were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of the beginning of the year or of results which may occur in the future.

NOTE 4--OTHER ASSETS

   Other assets at December 31, 2001 and 2000 consist of the following:

                                             2001     2000
                                            -------  -------
                   Goodwill................ $37,102  $37,102
                   Covenant not to compete.   5,216    5,000
                   Deferred financing costs   4,515    4,158
                                            -------  -------
                                             46,833   46,260
                   Accumulated amortization  (9,898)  (7,939)
                                            -------  -------
                                            $36,935  $38,321
                                            =======  =======

NOTE 5--LONG-TERM DEBT

   Long-term debt at December 31, 2001 and 2000 consists of the following:

                                                   2001     2000
                                                  -------  -------
             Senior Credit Facility:
                Term loan A...................... $18,375  $23,375
                Term loan B......................  58,075   58,795
                Revolving credit loan............   1,700    2,900
             Seller note payable.................   3,000    3,000
             Baxter Springs facility HUD loan....   2,100    2,800
                                                  -------  -------
                Subtotal.........................  83,250   90,870
             Current maturities of long term debt  (6,420)  (6,420)
                                                  -------  -------
             Long-term debt...................... $76,830  $84,450
                                                  =======  =======

Senior Credit Facility

   During 1998, PDLLC entered into a credit agreement (the "Senior Credit Facility") with BankAmerica, N.A. that provided two term loans and a revolving credit loan totaling $71,100, including a $22,500 revolving credit facility. The term loans require quarterly principal payments beginning March 31, 1999 and ending November 20, 2004 for Term Loan A and November 20, 2005 for Term Loan B. These payments ranged from $125 to $5,000.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   Effective July 15, 1999, in connection with the acquisition of ICI, PDLLC executed an amendment and restatement of the Senior Credit Facility that provided for two term loans totaling $89,250 and a revolver with maximum borrowings of $45,000. Effective August 18, 2000, the terms of the Senior Credit Facility and existing covenants were amended. The terms were amended to change the scheduled amounts of quarterly payments and interest rates. The term loans require quarterly principal payments beginning September 30, 2000 and ending November 20, 2004 for Term Loan A and November 20, 2005 for Term Loan B and range from $180 to $7,100. In May 2001, the Senior Credit Facility was further amended to reduce the maximum borrowings under the revolver to $25,000 and to modify existing covenants. Borrowings under the revolver were $1,700 and $2,900 at December 31, 2001 and 2000 (approximately $23,300 was available at December 31, 2001).

   The interest rate is at the election of PDLLC based upon LIBOR or Base Rate plus an applicable percentage. The applicable percentage is determined on a quarterly basis based upon the PDLLC's leverage ratio. At December 31, 2001, the applicable percentages for Term Loan A were 3.25% (LIBOR) and 2.25% (Base
Rate) and for Term Loan B, the rates were 4% (LIBOR) and 3% (Base Rate). At December 31, 2001, the interest rates on outstanding borrowings were 5.51% for Term Loan A and 5.90% for Term Loan B. At December 31, 2000, the interest rates on outstanding borrowings were 10.21% for Term Loan A and 10.91% for Term Loan B.

   Borrowings under the Senior Credit Facility are collateralized by substantially all of the real and personal property of the Company and its wholly-owned subsidiaries. The Senior Credit Facility contains various restrictive covenants that, among other restrictions, require the Company to maintain minimum levels of tangible net worth and liquidity levels, limit future capital expenditures, and restricts additional loans, dividend payments, and payments to related parties. In addition, the loan and security agreement prohibits changes in the nature of business conducted and ownership of the Company. Limitations on dividends, advances and loans between PDLLC and the Company, as defined in the Senior Credit Facility, restrict substantially all of PDLLC's net assets.

   As of December 31, 2001, the Company had interest rate swap agreements with a group of banks having notional amounts totaling $60,000 and various maturity dates through December 10, 2003. These agreements effectively fix the Company's LIBOR rate for $60,000 of the Company's indebtedness at rates from 3.83% to 4.27%. As of December 31, 2000, the Company had interest rate swap agreements with a group of banks having notional amounts totaling $40,000 and various maturity dates through December 10, 2001. These agreements effectively fix the Company's LIBOR rate for $40,000 of the Company's indebtedness at rates from 4.99% to 5.01%.

Seller Note Payable

   On July 14, 1999, the Company issued a $3,000 note subordinated to the Senior Credit Facility to the seller in connection with the purchase of ICI. Interest on this note is at 7.5% payable semi-annually commencing on December 31, 1999. This unsecured note matures on July 14, 2004 and may be accelerated under certain circumstances, including a change of control and an acceleration of the senior credit facility.

Baxter Springs Facility Loans

   The Company has certain obligations under debt agreements with the U.S. Department of Housing and Urban Development (HUD) in the form of promissory notes payable to the City of Baxter Springs. The notes bear interest at various rates varying from 4.57% to 6.57%, as determined by HUD and interest is payable on a semi-annual basis. These notes are payable in annual installments of $700 through August 2004.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   Borrowings are collateralized by a first lien on the land and building at the Baxter Springs, Kansas production facility and by a second lien on certain machinery and equipment. Under certain circumstances, repayment of the borrowings is subordinated to the repayment of obligations under the Senior Credit Facility.

Change in Control Provisions

   The senior credit facility and the ICI note include terms that limit changes in the Company's ownership structure. Modifications to the ownership structure outside the limits prescribed by such agreements could place the Company in default under these debt instruments. The Company does not believe that the distribution and common stock exchange as described in the merger agreement by and between Ivex and Alcoa will result in a change in control as defined in the senior credit facility or the ICI note.

Maturities

   Maturities of long-term debt and note payable to related party (See Note 6--Related Party Transactions) outstanding at December 31, 2001 are:

                       Year ending December 31:
                          2002................. $  6,420
                          2003.................    7,420
                          2004.................   39,475
                          2005.................   48,067
                                                --------
                                                $101,382
                                                ========

NOTE 6--RELATED PARTY TRANSACTIONS

   The Company issued a $12,500 note subordinated to the Senior Credit Facility on November 20, 1998 to IPMC, Inc., an indirect wholly-owned subsidiary of Ivex Packaging Corporation ("Ivex"), in connection with the acquisition of the assets of Ivex's paper mill operations located in Detroit, Michigan. Interest on this note is currently paid-in-kind at a rate of 12% on a semi-annual basis. The note is unsecured and matures on November 21, 2005.

   Pursuant to a consulting agreement, the Company paid Ivex an annual consulting fee for management and administrative services rendered to the Company by Ivex including financial, tax, accounting and legal services. During 2001, 2000 and 1999, the Company recorded consulting fee expense of $500, $750 and $625, respectively, related to this agreement.

NOTE 7--INCOME TAXES

   The Company's federal and state taxable income is reported by the Company's members on their income tax returns as if the Company was a partnership.

   ICI has remained a taxable C corporation since its acquisition by the Company. As a result, the Company provides for federal and state income taxes on the income of the ICI subsidiary. Furthermore, the Company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities of ICI.

   The components of the income tax provision shown in the consolidated statements of operations are as follows:

                                             Year Ended December 31,
                                             ----------------------
                                              2001      2000   1999
                                              -----    -----  -----
             Income tax provision (benefit):
                Current..................... $ 399     $(239) $ 241
                Deferred....................   204      (599)  (141)
                                              -----    -----  -----
                                             $603      $(838) $ 100
                                              =====    =====  =====

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   The provision recognized for income taxes differs from the amount determined by applying the U.S. federal income tax rate of 35% due to the following:

                                                                          Year Ended December 31,
                                                                         ------------------------
                                                                          2001    2000     1999
                                                                         ------  -------  -------
Income (loss) before income taxes....................................... $2,947  $(6,038) $ 3,780
                                                                         ======  =======  =======
Computed expected provision (benefit) at the statutory rate............. $1,031  $(2,113) $ 1,323
Adjustments to the computed expected provision (benefit) resulting from:
   Income reported directly to Company members..........................   (630)   1,322   (1,224)
   Amortization of goodwill.............................................    119      106       46
   State income taxes, net..............................................     69     (136)      17
   Other, net...........................................................     14      (17)     (62)
                                                                         ------  -------  -------
                                                                         $  603  $  (838) $   100
                                                                         ======  =======  =======

   Deferred tax liabilities (assets) are comprised of the following:

                                                       December 31,
                                                      --------------
                                                       2001    2000
                                                      ------  ------
          Depreciation............................... $2,467  $2,670
          Allowance for doubtful accounts............    (59)   (381)
          Restructuring reserves.....................    (51)   (173)
          Intangible assets..........................   (155)   (177)
          Other......................................   (113)    (54)
                                                      ------  ------
          Total net deferred tax liabilities (assets) $2,089  $1,885
                                                      ======  ======

   At December 31, 2000, ICI had net operating loss carryforwards for income tax purposes of approximately $131, which were fully used in 2001.

NOTE 8--EMPLOYEE BENEFIT PLANS

   The Company maintains a defined contribution 401(k) plan which covers certain employees. Company contributions to the Plan are generally based on a percentage of the covered employee's annual compensation and the extent of participation in the Plan. The total expense charged to operations relating to this plan was $892 and $1,080 for the years ended December 31, 2001 and 2000.

   The Company has an unfunded Long-term Incentive Compensation Plan for certain key executives. Under the terms of this plan, 3,000,000 incentive units, subject to adjustment, and representing 8.2% of the fully diluted outstanding limited liability shares, have been granted. The plan is designed to reward these individuals on the increased equity value of the Company, and provides that 40% of the incentive units were earned on the effective date and the remaining 60% can be earned based upon the Company's attainment of certain annual earnings targets. Participants in the plan vest on a pro-rata basis over three years from the plan's origination date. In the event the Company completes a transaction which causes a substantial change in ownership control, the plan provides for an accelerated vesting schedule. At December 31, 2001, 2000 and 1999 the Company has not recorded any compensation expense related to this plan. See "Note 12--Subsequent Events."

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


NOTE 9--COMMITMENTS AND CONTINGENCIES

Legal Matters

   The Company is currently a party to various legal proceedings in various federal and state jurisdictions arising out of the operations of its business. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, the Company believes that its ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, would not have a material effect on the Company's financial condition, results of operations or liquidity.

   The Company's manufacturing operations are subject to federal, state and local regulations governing the environment and the discharge of materials into air, land and water, as well as the handling and disposal of solid and hazardous wastes. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable. From time to time, the Company is involved in regulatory proceedings and inquiries relating to compliance with environmental laws, permits and other environmental matters. The Company believes that it is in substantial compliance with applicable environmental regulations and does not believe that costs of compliance will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

Lease Commitments

   The Company occupies certain facilities under lease arrangements and leases certain machinery, automobiles, and equipment. Rental expense amounted to $1,555 and $1,662 for the years ended December 31, 2001 and 2000.

   Future minimum rental commitments for operating leases with noncancelable terms in excess of one year are as follows:

                        Year ending December 31:
                        2002.................... $1,344
                        2003....................    842
                        2004....................    708
                        2005....................    357
                        2006....................    254

NOTE 10--RESTRUCTURING CHARGE

   In January 2000, the Company commenced a restructuring plan, which resulted in a reduction in work force of 32 people. The restructuring charge includes severance and other benefits related to this reduction in force of $1,250. At December 31, 2001 and 2000, there is $127 and $567, respectively, of severance and other benefits costs remaining to be paid in future periods.

   The restructuring charge activity is as follows:

                                                       Year Ended
                                                      December 31,
                                                     -------------
                                                     2001    2000
                                                     -----  ------
            Balance at the beginning of the year.... $ 567  $   --
            Charges taken...........................    --   1,250
            Payments of severance and other benefits  (440)   (683)
                                                     -----  ------
            Balance at the end of the year.......... $ 127  $  567
                                                     =====  ======

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)

NOTE 11--UNAUDITED QUARTERLY RESULTS

   Summarized unaudited quarterly data for the years ended December 31, 2001 and 2000 are as follows:

Quarter Ended                 March 31, 2001  June 30, 2001   September 30, 2001 December 31, 2001
-------------                 -------------- ---------------- ------------------ -----------------
Net sales....................    $57,020         $59,712           $62,394            $55,695
Gross profit.................      6,621           6,948             8,131              7,349
Income from operations.......      2,975           3,521             4,415              3,363
Net income...................         21             640             1,521                162

Quarter Ended                 March 31, 2000 June 30, 2000(1) September 30, 2000 December 31, 2000
-------------                 -------------- ---------------- ------------------ -----------------
Net sales....................    $57,742         $56,982           $57,242            $56,376
Gross profit.................      7,498           7,265             6,486              6,564
Income (loss) from operations      2,863          (1,788)            2,337              2,548
Net loss.....................       (162)         (4,412)             (502)              (124)

--------
(1) Includes restructuring charge of $1,250 (see Note 10--Restructuring Charge) and Ameriserve bad debt provision of $3,420.

NOTE 12--SUBSEQUENT EVENTS

   Distribution--On March 18, 2002, the board of directors of Ivex approved a merger agreement providing for the merger with Ivex of a wholly-owned subsidiary of Alcoa, Inc. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution to Ivex stockholders and option holders of Ivex's 48.19% ownership interest in Packaging Holdings. To facilitate the distribution, Ivex has formed Packaging Dynamics to be the holding company for all of the ownership interests in Packaging Holdings. In preparation for the distribution, Ivex and the other members of Packaging Holdings will exchange their ownership interests in Packaging Holdings for common stock of Packaging Dynamics. Ivex will distribute its shares of Packaging Dynamics to its stockholders and certain of its option holders immediately prior to the merger.

   Also in connection with the merger and distribution, the Company will change its corporate structure from that of a limited liability company to a C-corporation in connection with the distribution; the $12,500 12% subordinated note payable to Ivex including accreted interest totaling approximately $18,700 will be forgiven; and, the consulting agreement with Ivex will be canceled.

   The distribution and the merger will each occur only if the other occurs. If Ivex stockholders do not adopt the merger agreement, or if other conditions to the merger are not met, the distribution will not occur. The distribution will occur on the effective date of the merger.

   Stock Options--We have not granted any stock options or stock appreciation rights, but we intend to grant stock options under our anticipated 2002 Long-Term Incentive Stock Plan to management for incentive purposes and in consideration of their waiver of cash payments under the 2001 LTIP described above. We anticipate that these option grants, covering an aggregate of approximately 844,093 shares of our common stock, will be made to executive officers and directors of Packaging Dynamics. The options will have an exercise price that is below the fair market value of Packaging Dynamics common stock on the grant date and, although fully vested, will not be exercisable for three years after the grant date. The announcement of the merger and distribution on March 18, 2002 resulted in an increase in the value of the Company and in turn in the valuation of the incentive units under the 2001 LTIP. The Company expects to record a compensation charge of approximately $3,500 ($2,126 net of income tax benefit) in fiscal 2002 related to these management incentive plans.

                          PACKAGING HOLDINGS, L.L.C.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                                BALANCE SHEETS
                            (dollars in thousands)

                                                    December 31,
                                                   ---------------
                                                    2001    2000
                                                   ------- -------
             ASSETS
             Investment in affiliates............. $ 2,726 $ 2,726
             Due from PDLLC.......................  46,593  47,103
                                                   ------- -------
             Total Assets......................... $49,319 $49,829
                                                   ======= =======
             LIABILITIES AND MEMBERS' EQUITY
             Current Liabilities
                Accrued interest.................. $   112 $   112
                                                   ------- -------
                    Total current liabilities.....     112     112
                                                   ------- -------
             Long-term Debt
                Note payable--Alupac 7.5%.........   3,000   3,000
                Note payable--Ivex 12.0%..........  18,132  16,086
                                                   ------- -------
             Total Liabilities....................  21,244  19,198
                                                   ------- -------
             Members' Equity......................  28,075  30,631
                                                   ------- -------
             Total Liabilities and Members' Equity $49,319 $49,829
                                                   ======= =======


           See Notes to Consolidated Financial Statements in Item 8.

                          PACKAGING HOLDINGS, L.L.C.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                           STATEMENTS OF OPERATIONS
                            (dollars in thousands)

                                  For the Years Ended December 31,
                                  -------------------------------
                                    2001         2000      1999
                                   -------      -------   -------
                 Interest expense $(2,270)     $(2,035)  $(1,715)
                 Other expense...     (13)          (9)       --
                                   -------      -------   -------
                 Net loss........ $(2,283)     $(2,044)  $(1,715)
                                   =======      =======   =======



           See Notes to Consolidated Financial Statements in Item 8.

                          PACKAGING HOLDINGS, L.L.C.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                           STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                            For the Years Ended December 31,
                                                                            -------------------------------
                                                                              2001         2000      1999
                                                                             -------      -------   -------
Cash flows used by operating activities:
   Net loss................................................................ $(2,283)     $(2,044)  $(1,715)
Adjustments to reconcile net loss to net cash used by operating activities:
   Non-cash interest.......................................................   2,046        1,810     1,612
                                                                             -------      -------   -------
       Net cash used by operating activities...............................    (237)        (234)     (103)
Cash flows from financing activities:
   Transfer from (to) PDLLC................................................     510          227    (4,500)
   Due from members........................................................    (273)          --      (246)
   Contributions from members..............................................      --           --     4,500
   Other...................................................................      --            7       349
                                                                             -------      -------   -------
   Net cash provided by financing activities...............................     237          234       103
                                                                             -------      -------   -------
Net change in cash and cash equivalents:
   Cash and cash equivalents at beginning of year..........................      --           --        --
                                                                             -------      -------   -------
   Cash and cash equivalents at end of year................................ $    --      $    --   $    --
                                                                             =======      =======   =======
Supplemental cash flow disclosures Cash paid during the year for:
       Interest............................................................ $   224      $   225   $   104


           See Notes to Consolidated Financial Statements in Item 8.

                          PACKAGING HOLDINGS, L.L.C.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                            (dollars in thousands)

                                                      Beginning                      Ending
Description                                            Balance  Additions Write-offs Balance
-----------                                           --------- --------- ---------- -------
Accounts receivable--allowance for doubtful accounts:
   1999..............................................  $  608    $1,008    $  (237)  $1,379
   2000..............................................   1,379     3,488     (4,257)     610
   2001..............................................     610      (175)       (62)     373

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Alupac Holding, Inc.

   In our opinion, the accompanying consolidated statements of operations and of cash flows present fairly, in all material respects, the results of operations and cash flows of Alupac Holding, Inc. and subsidiary (the "Company") for the period January 1, 1999 to July 14, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income, assessing the accounting principles used and significant estimates made by management, and evaluating the overall income statement presentation. We believe that our audit of the statements of operations and cash flows provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Chicago, Illinois
April 5, 2002

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF OPERATIONS
                            (dollars in thousands)

                                                    For the period
                                                 from January 1, 1999
                                                   to July 14, 1999
                                                 --------------------
          Net sales.............................       $34,482
          Cost of sales.........................        30,362
                                                       -------
          Gross profit..........................         4,120
                                                       -------
          Operating expenses:
             Selling............................           614
             General and administrative.........         3,421
             Amortization of intangibles........            43
                                                       -------
                 Total operating expenses.......         4,078
                                                       -------
          Income from operations................            42
          Interest expense......................          (356)
                                                       -------
          Loss before income taxes..............          (314)
          Income tax benefit....................          (143)
                                                       -------
          Net loss..............................       $  (171)
                                                       =======
          Retained earnings, beginning of period       $ 7,987
          Net income............................          (171)
                                                       -------
          Retained earnings, end of period......       $ 7,816
                                                       =======


        The accompanying notes are an integral part of this statement.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                            (dollars in thousands)

                                                                                                   For the period
                                                                                                from January 1, 1999
                                                                                                  to July 14, 1999
                                                                                                --------------------
Cash Flows from Operating Activities:
   Net loss....................................................................................       $  (171)
   Adjustments to reconcile net loss to net cash from operating activities:
       Depreciation............................................................................           742
       Amortization of intangibles assets......................................................            43
       Provision for doubtful accounts.........................................................            42
       Deferred income tax provision...........................................................            24
       Changes in operating assets and liabilities (excluding acquisition and divestitures of businesses):
          Accounts receivable..................................................................          (583)
          Inventories..........................................................................          (714)
          Other assets.........................................................................           (76)
          Accounts payable.....................................................................         2,740
                                                                                                      -------
       Net cash from operating activities......................................................         2,047
Cash Flows from Investing Activities:
   Additions to property, plant and equipment..................................................           (37)
                                                                                                      -------
       Net cash used by investing activities...................................................           (37)
                                                                                                      -------
Cash Flows from Financing Activities:
   Principle payments for loan obligations.....................................................          (575)
   Net repayments under revolving line of credit...............................................        (1,435)
                                                                                                      -------
       Net cash used by financing activities...................................................        (2,010)
                                                                                                      -------
Net change in cash and cash equivalents........................................................            --
Cash and cash equivalents at beginning of period...............................................             1
                                                                                                      -------
Cash and cash equivalents at end of period.....................................................       $     1
                                                                                                      =======
Supplemental cash flow disclosures
   Cash paid during the period for:
       Interest................................................................................       $   484
       Income taxes............................................................................           803

        The accompanying notes are an integral part of this statement.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)

NOTE 1--ORGANIZATION AND DESCRIPTION OF BUSINESS

   The accompanying consolidated financial statements for the period from January 1, 1999 to July 14, 1999 include Alupac Holding, Inc. ("Alupac" or the "Company") and its wholly-owned subsidiary, International Converter, Inc. ("ICI"). During this period the Company manufactured aluminum foil products for industrial, commercial, and food service packaging, insulation and interior plastic laminates which are primarily marketed throughout the United States. During this period the company was comprised of one operating segment.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Principles of Consolidation--The consolidated financial statements include the accounts of Alupac and ICI. All significant intercompany transactions and accounts have been eliminated.

   Concentration of Credit Risk and Major Customers--The Company derived approximately 25.2% of its revenues in the period from January 1, 1999 to July 14, 1999 from two customers. Credit risk associated with the Company's trade receivables is limited due to the wide geographic and industry dispersion of the Company's customers. During this period, the Company performed ongoing credit evaluations of its customers' financial conditions and maintains reserves for potential bad debt losses and the Company established an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company recorded a provision for doubtful accounts during the period of $42. There were no recoveries of prior allowance amounts during the period.

   Inventory was valued at the lower of cost, as determined using the weighted average cost or the first-in, first-out (FIFO) method, or market.

   Depreciation of Property, Plant and Equipment was computed using the straight-line method for all depreciable assets over their estimated useful lives of 5 to 31.5 years. Depreciation expense was $742 for the period from January 1, 1999 to July 14, 1999. Expenditures for maintenance and repairs were charged to operations as incurred, major improvements are capitalized. The cost and accumulated depreciation relating to assets retired or otherwise disposed of were eliminated from the respective accounts at the time of disposition. The resulting gain or loss was included in the current operating results.

   Health Insurance--During this period, the Company was self-insured for the medical claims of its employees up to a maximum of $28 per employee and $434 in total for the Company and the Company maintained insurance coverage to cover any claims in excess of the limitations.

   Intangible Assets represented excess purchase price over the fair value of the assets acquired in connection with the acquisition of the Norandal USA, Inc. laminating operations that was amortized on a straight-line basis over 10 years.

   Income Taxes--Deferred income taxes were provided for all temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes (see
Note 6).

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                 (dollars in thousands, except per share data)


   Revenue Recognition--During the period, revenue from product sales was recognized at the time products were shipped to the customer.

   Long-Lived Assets--Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. No such impairment has occurred in the period from January 1, 1999 to July 14, 1999.

NOTE 3--DEBT

   During the period, the Company's bank loan agreement provided for the following: (1) a maximum $12,000 revolving credit facility, subject to reduction based on accounts receivable and inventory balances, available through December 20, 1999; and (2) term loans due in monthly installments to December 20, 1999. This bank loan was refinanced in connection with Packaging Holdings L.L.C.'s acquisition of Alupac.

   Amounts borrowed under the loan agreement accrued interest based on a factor of LIBOR or the bank's reference rate and maintenance of specified ratios. At July 14, 1999, the effective interest rates for Company's revolving credit facility and term debt were 7.75% and 7.19%, respectively.

   Essentially all assets of the Company served as collateral for amounts borrowed under the bank loan agreement. The bank loan agreement required the Company to maintain minimum levels of stockholder's equity and certain defined financial ratios; contains restrictions on, among other things, additional debt; limits the payment of annual cash dividends to $150; and contains various reporting requirements.

   The State of Ohio term loan was due in monthly installments of $8 (including interest and service fee) with the final payment due September 1, 2003. The note bears interest at 3%, payable monthly, and is collateralized by selected equipment.

   The interest free Noble County Chamber of Commerce term loan was due in monthly installments of $4, with the final payment due September 10, 2001.

   All of the company's outstanding borrowings were paid in full in conjunction with the July 14, 1999 sale of the company. See Note 10--Subsequent Event.

NOTE 4--RELATED PARTY TRANSACTIONS

   During the period, the Company had a consulting agreement, expiring November 30, 1999, with an affiliate of one of Alupac's stockholders whereby such affiliate provides consulting and advisory services to the Company for a fee of $15 per month (expense for the period from January 1, 1999 to July 14, 1999 was $60). This agreement is no longer in effect.

NOTE 5--BENEFIT PLANS

   During the period, under the terms of the Company's union contract at the Belpre, Ohio facility, the Company was required to contribute to the UIU Pension Trust, a multiemployer defined benefit pension plan trust, a monthly amount equal to 3.5% of total gross monthly wages earned by employees covered by the collective bargaining agreement. Expense associated with this plan was $39 during the period from January 1, 1999 to July 14, 1999.

   During the period, the Company had a profit sharing plan covering all full-time employees with the exception of certain key officers and managers. Plan participants received an amount as defined by the profit sharing plan. Profit sharing expense was $194 during the period from January 1, 1999 to July 14, 1999.

   In addition, during the period, the Company had a 401(k) savings plan covering all non-union employees. Eligible employees contributed a portion of their salary, and such contributions were matched by the Company up to 5% of the employee's salary. Savings plan expense was $117 during the period from January 1, 1999 to July 14, 1999.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                 (dollars in thousands, except per share data)


NOTE 6--FEDERAL INCOME TAXES

   For Federal income tax purposes ICI filed a consolidated income tax return with Alupac. The components of income tax benefit shown in the consolidated statements of operations were as follows:

                                              For the period from
                                        January 1, 1999 to July 14, 1999
                                        --------------------------------
        Income tax provision (benefit):
           Current.....................              $(167)
           Deferred....................                 24
                                                     -----
               Total...................              $(143)
                                                     =====

   The provision recognized for income taxes differs from the amount determined by applying the U.S. federal income tax rate of 35% due to the following:

                                                                   For the period from
                                                             January 1, 1999 to July 14, 1999
                                                             --------------------------------
Loss before income taxes....................................              $(314)
                                                                          =====
Computed expected benefit at the statutory rate.............              $ 110
Adjustments to the computed expected benefit resulting from:
   State income taxes, net..................................                 19
   Other....................................................                 14
                                                                          -----
                                                                          $ 143
                                                                          =====

NOTE 7--LEASE COMMITMENTS

   Rental expense for the period from January 1, 1999 to July 14, 1999 relating to operating leases amounted to $139.

NOTE 8--STOCKHOLDERS' EQUITY

   In April 1989, 200,000 shares of Series A convertible preferred stock were issued for $2.50 per share. In November 1993, 303,333 shares of Series C 5% cumulative, convertible preferred stock, were issued for $6.59 per share. The Series A and Series C convertible preferred stock were voting stock and were convertible at any time, at the option of the holder, into shares of common stock on a one-for-one basis. The Series A and C convertible preferred stock had a preference in liquidation of $2.50 and $6.59 per share, respectively, and at the option of the holder, could be redeemed at face value upon the occurrence of specified events, including upon payment in full of the Company's outstanding bank debt. In addition, the terms of the preferred stock agreements placed restrictions on dividends to common and preferred stockholders and require the majority vote of the preferred stockholders for certain transactions to be entered into by the Company. This Series A and Series C preferred stock is no longer outstanding.

   The Company had the right of first refusal to purchase any shares of stock to be sold by its stockholders.

   The Company had 91,000 shares of common stock that have been reserved by the Board of Directors for future issuance to management and Directors of the Company at the discretion of the Board of Directors.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                 (dollars in thousands, except per share data)


   In November 1993, the Company issued 10-year warrants, expiring in November 2003, to purchase 60,667 shares of common stock at $6.59 per share, subject to certain anti-dilution provisions. No consideration was paid for these warrants. On May 4, 1994, the Company issued warrants, expiring in November 2003, to purchase 42,467 shares of common stock at $6.59 per share for $20, subject to certain anti-dilution provisions. On April 12, 1995, the Company issued warrants expiring November 2003, to purchase 6,000 shares of common stock at $6.59 per share for no consideration, subject to certain anti-dilution provisions. All warrants were exercised in connection with the sale of Alupac. See Note 10--Subsequent Event.

NOTE 9--BONUS SHARE PLAN

   Effective May 1, 1995 the Company adopted a bonus share plan whereby "phantom" common shares (share units) may be awarded to key employees as determined by the Company's Board of Directors. A total of 100,000 share units may be awarded under the plan. Under the terms of the plan, recipients of the share units were entitled to the equivalent of the fair market value of one share of common stock for each share unit only upon a change in control of the Company (as defined in the plan) and only if the recipient is employed by the Company on the date of change in control. General and administrative expense of $949 was recorded in the income statements for the period from January 1, 1999 to July 14, 1999 for the 51,000 share units outstanding as of those dates. This plan was terminated and is no longer in effect.

NOTE 10--SUBSEQUENT EVENT

   On July 14, 1999, Alupac Holding, Inc. was acquired by a wholly-owned subsidiary of Packaging Holdings, L.L.C. for a purchase price of $31,872 (including repayment of certain indebtedness and payment of costs related to the acquisition). All shares of common and preferred stock of Alupac and all "phantom" common shares were cancelled in connection with the sale. In consideration for advisory services related to selling the Company, the Company paid an affiliate of one of Alupac's shareholders a fee of $100 upon closing of the sale.

[FORM OF PROXY CARD]                                          PRELIMINARY COPIES


                           IVEX PACKAGING CORPORATION
                         100 Tri-State Drive, Suite 200
                          Lincolnshire, Illinois 60069

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF IVEX PACKAGING CORPORATION FOR THE
             SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [o], 2002

     The undersigned stockholder(s) of Ivex Packaging Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and proxy statement, each dated [o], 2002, and hereby appoint(s) Frank V. Tannura and G. Douglas Patterson, and each of them individually, with full power to each of substitution, the proxy of the undersigned to vote all shares of common stock of Ivex Packaging Corporation which the undersigned is entitled, in any capacity, to vote at the special meeting of stockholders to be held on [o], 2002 at [o], local time, at the [venue] located at [address], and any or adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, as follows:

     This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing herein and at the discretion of the proxy holders as to any matters that may properly come before the special meeting of stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PROPOSALS STATED AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

     Please complete, sign and return this proxy to register your voting instructions for all shares owned by you.

            (Continued, and to be signed and dated, on reverse side.)

(Continued from other side.)

      [X] Please mark your vote, in black or blue ink, as in this example.

              THE BOARD OF DIRECTORS OF IVEX PACKAGING CORPORATION
                        RECOMMENDS A VOTE FOR PROPOSAL 1.

1. To adopt the Agreement and Plan of Merger, dated as of March 18, 2002, by and among Alcoa Inc., AI Merger Sub Inc. and Ivex Packaging Corporation, as described in the accompanying proxy statement.

     [ ]  FOR             [ ]  AGAINST             [ ]  ABSTAIN

     Please sign and date this proxy and return it in the enclosed return envelope, whether or not you expect to attend the special meeting of stockholders. You may also vote in person if you do attend.

                   ------------------------------------------

     The undersigned hereby confer(s) upon the proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the special meeting of stockholders or any adjournment(s) or postponement(s) thereof, including, without limitation, a proposal to adjourn such meeting.

NOTE: Please sign exactly as the name appears hereon. If shares are held by joint tenants or as community property, both holders should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporate officers or others signing in a representative capacity should indicate the capacity in which they are signing. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



                   _________________________________________
                                    Signature


                   _________________________________________
                                    Signature


Dated:_________________________, 2002



   (Please sign, date and return this proxy promptly in the enclosed envelope, which is postage prepaid if mailed in the United States.)

                                       2